Exhibit 10.1
$1,200,000,000
AMENDED AND RESTATED SENIOR WORKING CAPITAL REVOLVING CREDIT AND LETTER OF CREDIT REIMBURSEMENT AGREEMENT
Dated as of September 4, 2015,
AS AMENDED BY
Third Omnibus Amendment, dated as of May 23, 2018;
Fourth Omnibus Amendment, dated as of September 17, 2018; and
Fifth Omnibus Amendment, Consent and Waiver, dated as of May 29, 2019 among
SABINE PASS LIQUEFACTION, LLC
as Borrower,
THE BANK OF NOVA SCOTIA
as Senior Issuing Bank and Senior Facility Agent,
ABN AMRO CAPITAL USA LLC,
HSBC BANK USA, NATIONAL ASSOCIATION and
ING CAPITAL LLC
as Senior Issuing Banks,
SOCIÉTÉ GÉNÉRALE
as Swing Line Lender,
SOCIÉTÉ GÉNÉRALE
as Common Security Trustee,
and
THE SENIOR LENDERS NAMED HEREIN
as Senior Lenders,
and for the benefit of
HSBC BANK USA, NATIONAL ASSOCIATION,
ING CAPITAL LLC, MORGAN STANLEY BANK, N.A., and
SUMITOMO MITSUI BANKING CORPORATION
as Joint Lead Arrangers, Joint Lead Bookrunners, and Co-Documentation Agents
ABN AMRO CAPITAL USA LLC, THE BANK OF NOVA SCOTIA, THE BANK OF TOKYO-MITSUBISHI UFJ, LTD. and SOCIÉTÉ GÉNÉRALE
as Joint Lead Arrangers, Joint Lead Bookrunners, and Co-Syndication Agents
INDUSTRIAL AND COMMERCIAL BANK OF CHINA LIMITED,
NEW YORK BRANCH
and
LLOYDS BANK PLC
as Mandated Lead Arrangers and
LANDESBANK BADEN-WÜRTTEMBERG, NEW YORK BRANCH
as Manager

i

Exhibits

Exhibit A1	-	Form of Borrowing Notice (Working Capital Loans)
Exhibit A2	-	Form of Borrowing Notice (Swing Line Loans)
Exhibit B	-	Form of Interest Period Notice
Exhibit C	-	Form of Accession Agreement
Exhibit D1	-	Form of Transco Irrevocable Standby Letter of Credit
Exhibit D2	-	Form of Texas Gas Irrevocable Standby Letter of Credit
Exhibit D3	-	Form of NGPL Irrevocable Standby Letter of Credit
Exhibit E	-	Form of Lender Assignment (Commitment, Participations and Loans)
Exhibit F-1	-	Form of U.S. Tax Compliance Certificate (For Non-U.S. Lenders that are Not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit F-2	-	Form of U.S. Tax Compliance Certificate (For Non-U.S. Participants that are Not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit F-3	-	Form of U.S. Tax Compliance Certificate (For Non-U.S. Participants that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit F-4	-	Form of U.S. Tax Compliance Certificate (For Non-U.S. Lenders that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit G	-	Form of Solvency Certificate

Schedules

Schedule 1.01	-	Existing Letters of Credit
Schedule 2.01	-	Commitments and Proportionate Share
Schedule 8.01	-	Covenants
Schedule 11.11	-	Notice Information

This AMENDED AND RESTATED SENIOR WORKING CAPITAL REVOLVING CREDIT AND LETTER OF CREDIT REIMBURSEMENT AGREEMENT dated as of September 4, 2015, as amended by the Third Omnibus Amendment, dated as of May 23, 2018, the Fourth Omnibus Amendment, dated as of September 17, 2018 and the Fifth Omnibus Amendment, Consent and Waiver, dated as of May 29, 2019, is made among SABINE PASS LIQUEFACTION, LLC, a limited liability company organized and existing under the laws of the State of Delaware (the “Borrower”), THE BANK OF NOVA SCOTIA, as Senior Issuing Bank and Senior Facility Agent, ABN AMRO CAPITAL USA LLC, HSBC BANK USA, NATIONAL ASSOCIATION and ING CAPITAL LLC, as Senior Issuing Banks, SOCIÉTÉ GÉNÉRALE, as Swing Line Lender, SOCIÉTÉ GÉNÉRALE, as the Common Security Trustee, and the SENIOR LENDERS party hereto from time to time and for the benefit of HSBC BANK USA, NATIONAL ASSOCIATION, ING CAPITAL LLC, MORGAN STANLEY BANK, N.A., and SUMITOMO MITSUI BANKING CORPORATION, as Joint Lead Arrangers, Joint Lead Bookrunners, and Co-Documentation Agents, ABN AMRO CAPITAL USA LLC, THE BANK OF NOVA SCOTIA, THE BANK OF TOKYO-MITSUBISHI UFJ, LTD. and SOCIÉTÉ GÉNÉRALE, as Joint Lead Arrangers, Joint Lead Bookrunners, and Co-Syndication Agents, INDUSTRIAL AND COMMERCIAL BANK OF CHINA LIMITED, NEW YORK BRANCH and LLOYDS BANK PLC, as Mandated Lead Arrangers, and LANDESBANK BADEN-WÜRTTEMBERG, NEW YORK BRANCH, as Manager.
WHEREAS, Sabine Pass LNG, L.P. (“SPLNG”), an indirect wholly owned subsidiary of Cheniere Energy Partners, L.P. (the “Sponsor”), owns and operates the Sabine Pass LNG Terminal (“Sabine Pass Terminal”) located in Cameron Parish, Louisiana. The Sabine Pass Terminal has LNG regasification and send-out capacity of approximately 4.3 Bcf/d, storage capacity of approximately 16.9 Bcfe and two marine berths;
WHEREAS, the Borrower intends to design, engineer, develop, procure, construct, install, complete, own, operate and maintain up to six liquefaction trains, each with a nominal production capacity of at least 182,500,000 MMBtu per annum, that will add liquefaction services at the Sabine Pass Terminal and convert the Sabine Pass Terminal into a facility capable of liquefying and exporting domestic U.S. natural gas in addition to importing and regasifying foreign-sourced LNG;
WHEREAS, the Borrower and the Secured Debt Holder Group Representatives party thereto, the Secured Hedge Representatives party thereto, the Secured Gas Hedge Representatives party thereto, the Common Security Trustee and the Intercreditor Agent entered into that certain Common Terms Agreement, dated as of July 31, 2012, as amended by that certain First Amendment to Common Terms Agreement, dated as of November 6, 2012, as further amended by that certain Omnibus Amendment, dated as of January 9, 2013, as further amended by the Second Omnibus Agreement, and as amended and restated by the Amended and Restated Common Terms Agreement, dated as of May 28, 2013, as amended by that certain Amendment to the Common Terms Agreement, dated as of November 20, 2013, as further amended by that certain Amendment to Common Terms Agreement, dated as of April 10, 2014, as further amended by that certain Amendment to Common Terms Agreement, dated as of June 10, 2014, as further amended by that certain Amendment to Common Terms Agreement, dated as of May 12, 2015, and as further amended and restated by the Second Amended and Restated Common Terms Agreement, dated as of June 30, 2015 (as so amended and restated and as further amended, restated, supplemented or otherwise modified from time to time, the “Common Terms Agreement”), that sets out certain provisions regarding, among other things, common representations and warranties of the Borrower, common covenants of the Borrower, and common Events of Default under the Secured Debt Instruments (as defined in the Common Terms Agreement);
WHEREAS, the Borrower, the Secured Debt Holder Group Representatives party thereto, the Secured Hedge Representatives party thereto, the Secured Gas Hedge Representatives party thereto, the Common Security Trustee and the Intercreditor Agent entered into that certain Intercreditor Agreement, dated as of July 31, 2012, as amended by the Second Omnibus Amendment, as amended and restated by the Amended and Restated Intercreditor Agreement, dated as of May 28, 2013, and as further amended and restated by the Second Amended and Restated Intercreditor Agreement dated as of June 30, 2015 (as so amended and restated, and as further amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), that, among other things, governs the relationship among the Secured Parties and regulates the claims of the Secured Parties under the Common Terms Agreement against the Borrower and the enforcement by the Secured Parties under the Common Terms Agreement of the Security (as defined in the Common Terms Agreement), including the method of voting and decision making, and the appointment of the Intercreditor Agent for the purposes set forth therein;
WHEREAS, the Borrower and the Commercial Banks Facility Agent, the Common Security Trustee, and the Commercial Bank Lenders party thereto (in their capacity as construction/term loan lenders thereunder) entered into that certain Second Amended and Restated Credit Agreement (Term Loan A), dated as of June 30, 2015, pursuant to which such Commercial Bank Lenders party thereto (in such capacity) agreed to provide, upon the terms and conditions set forth therein, the loans described therein to finance the construction of the relevant trains of the Project;
WHEREAS, the Borrower, the KSURE Covered Facility Agent, the Common Security Trustee and the KSURE Covered Facility Lenders party thereto entered into that certain Amended and Restated KSURE Covered Facility Agreement, dated as of June 30, 2015, pursuant to which the KSURE Covered Facility Lenders agreed to provide, upon the terms and conditions set forth therein, the loans described therein to finance the construction of the relevant trains of the Project and, in connection therewith and as a condition thereto, KSURE agreed to issue the KSURE Insurance to provide, upon the terms and conditions set forth therein, credit support to the KSURE Covered Facility Lenders;
WHEREAS, the Borrower, the KEXIM Facility Agent, the Common Security Trustee and KEXIM entered into that certain KEXIM Direct Facility Agreement, dated as of June 30, 2015, pursuant to which KEXIM agreed to provide, upon the terms and conditions set forth therein, the loans described therein to finance the construction of the relevant trains of the Project;
WHEREAS, the Borrower, the KEXIM Facility Agent, the Common Security Trustee, KEXIM and the KEXIM Covered Facility Lenders entered into that certain KEXIM Covered Facility Agreement, dated as of June 30, 2015, pursuant to which the KEXIM Covered Facility Lenders agreed to provide, upon the terms and conditions set forth therein, the loans described therein to finance the construction of the relevant trains of the Project and, in connection therewith and as a condition thereto, KEXIM agreed to issue the KEXIM Guarantee to provide, upon the terms and conditions set forth therein, credit support to the KEXIM Covered Facility Lenders;
WHEREAS, as of the date hereof, pursuant to (i) that certain Indenture, dated as of February 24, 2017 (the “4(a)(2) Indenture”) and (ii) that certain Indenture, dated as of February 1, 2013, as supplemented by a first supplemental indenture, dated as of April 16, 2013, a second supplemental indenture, dated as of April 16, 2013, a third supplemental indenture, dated as of November 25, 2013, a fourth supplemental indenture, dated as of May 20, 2014, a fifth supplemental indenture, dated as of May 20, 2014, a sixth supplemental indenture, dated as of March 3, 2015, a seventh supplemental indenture, dated as of June 14, 2016, an eighth supplemental indenture, dated as of September 19, 2016, a ninth supplemental indenture, dated as of September 23, 2016 and a tenth supplemental indenture, dated as of March 6, 2017 (the “144A Indenture” and, together with the 4(a)(2) Indenture, the “Initial Senior Bond Indentures”) the Borrower has issued Senior Bonds in one or more series in the aggregate principal amount of thirteen billion six hundred fifty million Dollars ($13,650,000,000);
WHEREAS, the Borrower has granted certain Security in the Collateral for the benefit of the Secured Parties pursuant to the Security Documents;
WHEREAS, the Borrower, the Senior Facility Agent, the Common Security Trustee, The Bank of Nova Scotia as the Senior Issuing Bank and the Senior Lenders party thereto entered into that certain Senior Letter of Credit and Reimbursement Agreement, dated as of April 21, 2014 (the “Original Working Capital Facility”), pursuant to which such Senior Issuing Bank and Senior Lenders party thereto (in such capacity) agreed to make available, upon the terms and conditions set forth therein, the letters of credit described therein to finance certain working capital requirements of the Project;
WHEREAS, the Borrower, the Senior Facility Agent, the Common Security Trustee, the Senior Issuing Banks, the Swing Line Lender and the Senior Lenders are entering into this Agreement in order to amend and restate the Original Working Capital Facility and, upon the terms and conditions set forth herein, provide the loans and issue the letters of credit described herein to finance the finance certain working capital requirements of the Project;
NOW THEREFORE, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS AND INTERPRETATION
SECTION 1.01.    Defined Terms. Unless the context shall otherwise require, or unless otherwise defined in this Section 1.01, capitalized terms used herein shall have the meanings provided in the Common Terms Agreement.
“Acceptable Rating Agency” means S&P, Fitch, Moody’s, or any other “nationally recognized statistical rating organization” registered with the U.S. Securities and Exchange Commission, including any successor to S&P, Fitch or Moody’s.

“Agent Parties” has the meaning provided in Section 11.11(j) (Notices and Other Communications).
“Agreement” means this Amended and Restated Senior Working Capital Revolving Credit and Letter of Credit Reimbursement Agreement.
“Applicable Facility LNG Sale and Purchase Agreement” means any Facility LNG Sale and Purchase Agreement (other than (A) any terminated Facility LNG Sale and Purchase Agreement, (B) any Facility LNG Sale and Purchase Agreement in relation to which a Bankruptcy has occurred in respect of the counterparty thereof, (C) any Facility LNG Sale and Purchase Agreement not then in effect and (D) any Facility LNG Sale and Purchase Agreement in material payment default or a breach that has resulted in a material non‑payment by the counterparty to such Facility LNG Sale and Purchase Agreement) with respect to any Train (a) for which the Borrower shall have delivered to the Senior Facility Agent a certificate of an Authorized Officer of the Borrower certifying that the In-Service Date has occurred or (b) (i) for which the Borrower shall have delivered to the Senior Facility Agent a certificate of an Authorized Officer of the Borrower certifying that such Train is under construction pursuant to a validly issued full notice to proceed under an EPC Contract not in material default and (ii) for which the Borrower shall have delivered to the Senior Facility Agent a certificate from the Independent Engineer certifying that the Indebtedness incurred in respect thereof, together with any equity contribution amount required by such Indebtedness and all Contracted Cash Flows, are sufficient to fund the entirety of the Project Costs of such Train through the Guaranteed Substantial Completion Date thereof, plus reasonable contingencies.
“Applicable Margin” means, with respect to Loans that are LIBO Loans, one and three-quarter percent (1.75%) and, with respect to Loans that are Base Rate Loans, three-quarters of one percent (0.75%).
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Asset Sale” has the meaning assigned to such term in the Initial Senior Bonds Indenture as in effect on the date hereof (with all terms referenced in such term also as in effect on the date hereof).
“Base Case Restricted Payments” means any Restricted Payment made from Cash Flows from Base Case LNG Sales.
“Base Rate” means, for any day, a fluctuating rate per annum equal to the highest of (a) the Federal Funds Effective Rate plus one-half of one percent (0.50%), (b) the average rate of interest in effect for such day as publicly announced from time to time by the Senior Facility Agent as its “prime rate” and (c) LIBOR for an interest period of one month plus one-half of one percent (0.50%). The “prime rate” is the rate set by the Senior Facility Agent based upon various factors, including its costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by the Senior Facility Agent shall take effect at the opening of business on the day specified in the public announcement of such change. For purposes of this definition, if LIBOR for any interest period is less than zero percent (0%), it shall be deemed zero percent (0%) for such interest period.
“Base Rate Loan” means any Loan bearing interest at a rate determined by reference to the Base Rate and the provisions of Article II (Working Capital Loans, Swing Line Loans and Commitments) and Article IV (Repayments, Interest and Fees).
“Borrower” has the meaning provided in the preamble.
“Borrowing Date” means any Business Day specified by the Borrower in a Borrowing Notice as a date on which the Borrower requests the Senior Lenders to make Working Capital Loans or Swing Line Loans under this Agreement.
“Borrowing Notice” means (a) with respect to any Working Capital Loan, each request substantially in the form set forth in Exhibit A1, and (b) with respect to any Swing Line Loan, each request substantially in the form set forth in Exhibit A2.
“Business Day” means (i) for purposes of the making of LIBO Loans, any day (a) other than a Saturday, Sunday or any other day which is a legal holiday or a day on which banking institutions are permitted to be closed in New York, New York and (b) that is also a day on which dealings in Dollar deposits are carried out in the London interbank market, and (ii) for all other purposes, any day other than a Saturday, Sunday or any other day which is a legal holiday or a day on which banking institutions are permitted to be closed in New York, New York.
“Cash Flows from Base Case LNG Sales” means (a) the amount of all Cash Flows from LNG sales permitted or required to be sold to each of the Material Project Parties under the FOB Sale and Purchase Agreements as in effect on the date hereof, minus (b) the costs relating to the purchase and transportation and related costs of natural gas associated with the production of such sold LNG.
“Change in Law” means (a) the adoption or introduction of any law, rule, directive, guideline, decision or regulation after the Closing Date, (b) any change in law, rule, directive, guideline, decision or regulation or in the interpretation or application thereof by any Government Authority charged with its interpretation or administration after the Closing Date or (c) compliance by any Senior Lender, by any lending office of such Senior Lender, or by such Senior Lender’s holding company, if any, with any written request, guideline, decision or directive (whether or not having the force of law but if not having the force of law, then being one with which the relevant party would customarily comply) of any Government Authority charged with its interpretation or administration made or issued after the Closing Date; provided, however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.
“Closing Date” means the date upon which each of the conditions precedent enumerated in Section 7.01 (Conditions to Closing Date) have been satisfied or waived in accordance with this Agreement.
“Co-Documentation Agents” means HSBC Bank USA, National Association, ING Capital LLC, Morgan Stanley Bank, N.A., and Sumitomo Mitsui Banking Corporation, in each case, not in its individual capacity, but as co-documentation agent hereunder.
“Co-Syndication Agents” means ABN AMRO Capital USA LLC, The Bank of Nova Scotia, The Bank of Tokyo-Mitsubishi UFJ, LTD. and Société Générale, in each case, not in its individual capacity, but as co-syndication agent hereunder.
“Commitment” means, with respect to each Senior Lender, the commitment of such Senior Lender to make Working Capital Loans, acquire participations in Swing Line Loans, make LC Loans with respect to Letters of Credit and acquire participations in Letters of Credit in connection therewith in an aggregate amount not to exceed one billion two hundred million Dollars ($1,200,000,000), as set forth opposite the name of such Senior Lender in the column entitled “Working Capital Commitment” in Schedule 2.01, or if such Senior Lender has entered into one or more Lender Assignment Agreements, set forth opposite the name of such Senior Lender in the Register maintained by the Senior Facility Agent as such Senior Lender’s Commitment, as the same may be (a) reduced from time to time in accordance with Section 2.06 (Termination or Reduction of Commitments), (b) increased from time to time in accordance with Section 2.05 (Incremental Commitments), (c) reduced or increased from time to time pursuant to assignments by or to such Senior Lender pursuant to Section 11.04 (Assignments) and (d) utilized, as of the applicable date of determination, in the amount of such Senior Lender’s Proportionate Share of the sum of (i) the outstanding principal amount of all Loans, (ii) without duplication, the Working Capital LC Exposure and (iii) without duplication, the DSR LC Exposure.
“Commitment Fee” has the meaning provided in Section 4.13(a) (Fees).
“Commitment Increase Notice” has the meaning provided in Section 2.05(a) (Commitment Increase).
“Common Terms Agreement” has the meaning provided in the recitals.
“Communications” has the meaning provided in Section 11.11(h) (Notices and Other Communications).
“Contest” has the meaning assigned to such term in the Initial Senior Bonds Indenture as in effect on the date hereof (with all terms referenced in such term also as in effect on the date hereof).

“Contracted Cash Flow” means the sum of (a) the projected cash to be received by the Borrower with respect to (A) Monthly Sales Charges, (B) the fixed price component under each of the KoGas FOB Sale and Purchase Agreement, the Centrica FOB Sale and Purchase Agreement, the Total FOB Sale and Purchase Agreement, the Petronas FOB Sale and Purchase Agreement, the Vitol FOB Sale and Purchase Agreement and any Approved Train 6 Sale and Purchase Agreement and (C) all Cash Flows (other than Cash Flows comprising the pass-through component of the cost of purchase and transportation of natural gas consumed for LNG production to the extent not already deducted as an operating expense (as contemplated by the definition of Cash Flow Available for Debt Service)) under the GAIL FOB Sale and Purchase Agreement, plus (b) the projected cash to be received by the Borrower with respect to Monthly Sales Charges (or the fixed price component) based on LNG sales contracts that, at the time of such incurrence, are in effect and not in material payment default or a breach that has resulted in a material non-payment by the counterparty to such agreement and are with counterparties that (1) have an Investment Grade Rating from at least two Acceptable Rating Agencies, or who provide a guaranty from an affiliate that has at least two of such ratings or (2) have a direct or indirect parent with an Investment Grade Rating from at least one Acceptable Rating Agency and either the counterparty or an affiliate of such counterparty who is providing a guaranty has a tangible net worth in excess of $15,000,000,000, minus (c) the fixed expenses that could reasonably be expected to be incurred if the counterparties to the FOB Sale and Purchase Agreements and such other LNG sales agreements were not lifting any cargoes from the Borrower; provided that for the purposes of Section 2.5(b) (Restrictions on Indebtedness) of Schedule 8.01, it shall not be a material default, material payment default or a breach that has resulted in a material non-payment under clause (a) or clause (b) of this definition, as applicable, if (A) a Bankruptcy has occurred in respect of the applicable counterparty to such FOB Sale and Purchase Agreement or such LNG sales contract, as applicable, and the bankruptcy court enters an order permitting the assumption of the applicable FOB Sale and Purchase Agreement or LNG sales contract or (B) such counterparty continues to meet its contractual obligations thereunder.
“Debt Service Reserve Account” means any Debt Service Reserve Account so designated, established and created by the Accounts Bank pursuant to the Accounts Agreement.
“Default” means an Event of Default or an event or condition which, with the giving of notice, lapse of time or upon a declaration or determination being made (or any combination thereof), would become an Event of Default.
“Default LNG Sale and Purchase Agreements” has the meaning assigned to such term in the Initial Senior Bonds Indenture as in effect on the date hereof (with all terms referenced in such term also as in effect on the date hereof).
“Default Rate” has the meaning provided in Section 4.08 (Post-Maturity Interest Rates; Default Interest Rates).
“Defaulting Lender” means a Senior Lender which (a) has defaulted in its obligations to fund any Loan or otherwise failed to comply with its obligations under Section 3.03(c)

(Reimbursement to Senior Issuing Banks) or Section 2.04(g) (Reimbursement of Swing Line Loans), unless such default or failure is no longer continuing or has been cured within three (3) Business Days after such default or failure, (b) has notified the Borrower and/or the Senior Facility Agent that it does not intend to comply with its obligations under Section 3.03(c) (Reimbursement to Senior Issuing Banks) or Section 2.04(g) (Reimbursement of Swing Line Loans) or has made a public statement to that effect or (c) has, or has a direct or indirect parent company that has, (x) become the subject of a proceeding under any Bankruptcy Code or any applicable foreign, federal, state or other statute or law relating to bankruptcy, insolvency, reorganization or other relief for debtors or (y) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that, for the avoidance of doubt, a Senior Lender shall not be a Defaulting Lender solely by virtue of (i) the ownership or acquisition of any equity interest in that Senior Lender or any direct or indirect parent company thereof by a Government Authority or (ii) in the case of a solvent Person, the precautionary appointment of an administrator, guardian, custodian or other similar official by a Government Authority under or based on the law of the country where such Person is subject to home jurisdiction supervision if Government Rule requires that such appointment not be publicly disclosed, in any case, where such action does not result in or provide such Senior Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Senior Lender (or such Government Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Senior Lender.
“Distributable Cash” means cash on deposit in the Equity Proceeds Account that is not subject to any distribution restrictions (other than under this Agreement or the other Financing Documents) and that is available for distribution by the Borrower in accordance with Section 8.03 of the Working Capital Facility Agreement and Section 5.01(c) of the Accounts Agreement, but instead of being distributed is retained by the Borrower and applied towards the payment of Project Costs, Operation and Maintenance Expenses or other purposes not prohibited by the terms of the Financing Documents.
“DSR LC Exposure” means, as of any time of determination, the sum of (a) the aggregate undrawn amount of the outstanding DSR Letters of Credit at such time plus (b) the aggregate amount of all LC Loans with respect to the DSR Letters of Credit that have not yet been repaid at such time.
“DSR Letter of Credit” means a Letter of Credit used for DSR Purposes.
“DSR Purposes” means funding the Senior Debt Facilities Debt Service Reserve Account or any Additional Debt Service Reserve Account (as such terms are defined in the Accounts Agreement).

“DSR Sublimit” means six hundred million Dollars ($600,000,000), as the same may be increased in accordance with Section 2.05 (Incremental Commitments), to be used for DSR Purposes.
“Eligible Assignee” means (a) any Senior Lender and (b) any other Person (other than a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person)) approved by the Senior Facility Agent (such approval not to be unreasonably withheld), each Senior Issuing Bank (such approval not to be unreasonably withheld), the Swing Line Lender (such approval not to be unreasonably withheld) and, unless an Event of Default shall then be continuing or the assignment is to an Affiliate of a Senior Lender, with the consent of the Borrower (such consent not to be unreasonably withheld); provided that, the Borrower shall be deemed to have consented unless it shall object thereto by written notice to the Senior Facility Agent within five (5) Business Days after having received notice of the proposed assignment; provided, further, that, notwithstanding the foregoing, Eligible Assignee shall not include any Defaulting Lender (as defined herein or in any other Facility Agreement), Loan Party, the Sponsor, Blackstone, any Material Project Party or any Affiliate or Subsidiary of any of the foregoing.
“Eligible Transferee” means any bank or other financial institution which has, or whose credit support provider has, a credit rating of A- or higher from S&P or A3 or higher from Moody’s.
“Event of Default” means any of the events described in Section 9 (a) or (b) (Events of Default), whichever is applicable at the time.
“Excluded Taxes” means, with respect to the Senior Facility Agent, the Swing Line Lender, any Senior Issuing Bank, any Senior Lender or any other recipient of any payment to be made by or on account of any Obligation of the Borrower, (a) (i) income or franchise Taxes, in each case, imposed on (or measured by) its net income (however denominated) by the United States or by the jurisdiction (or any subdivision thereof) under the laws of which such Person is organized or in which its principal office is located or, in the case of a Senior Lender, in which its applicable lending office is located or (ii) any branch profits Taxes or any similar Taxes on retained earnings imposed by any jurisdiction described in clause (a)(i) that relates to such Person or any jurisdiction in which the Borrower is located, (b) in the case of a Senior Lender, any U.S. federal withholding Tax that is imposed on amounts payable to such Senior Lender with respect to an applicable interest in a Loan pursuant to a law in effect at the time such Senior Lender becomes a party to this Agreement (other than pursuant to an assignment request by the Borrower under Section 5.04 (Obligation to Mitigate)) or changes its lending office (except to the extent that amounts with respect to such Taxes were payable either to such Senior Lender’s assignor immediately before such Senior Lender became a party hereto or to such Senior Lender immediately before it changed its lending office), (c) Taxes attributable to such Senior Lender’s failure to comply with Section 5.06(e) (Taxes - Status of Senior Lenders), (d) any United States federal withholding Tax imposed under FATCA and (e) Other Connection Taxes.

“Existing Letters of Credit” means, collectively, the Letters of Credit issued by The Bank of Nova Scotia and listed on Schedule 1.01.
“Extension of Credit” means (a) the making of a Loan, (b) the issuance of a Letter of Credit, or (c) the amendment of any Letter of Credit having the effect of extending the stated termination date thereof or increasing the LC Available Amount thereunder.
“Facility LNG Sale and Purchase Agreements” means, collectively, the FOB Sale and Purchase Agreements and any additional LNG sales agreements entered into by the Borrower.
“Fair Market Value” has the meaning assigned to such term in the Initial Senior Bonds Indenture as in effect on the date hereof (with all terms referenced in such term also as in effect on the date hereof).
“FATCA” means Sections 1471 through 1474 of the Code, as in effect on the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any United States Department of Treasury regulation promulgated thereunder and published administrative guidance implementing such Sections and any agreement entered into pursuant to Section 1471(b)(1) of the Code.
“Federal Funds Effective Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published on the next succeeding Business Day by the Federal Reserve Bank of New York; provided that, (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if such rate is not so published for any day that is a Business Day, the Federal Funds Effective Rate for such day shall be the average of the quotations for such day for such transactions received by the Senior Facility Agent from three (3) federal funds brokers of recognized standing selected by the Senior Facility Agent.
“Fee Letter” means each fee letter, dated as of the date hereof, between or among the Borrower and each Senior Lender, Senior Issuing Bank and Swing Line Lender.
“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.
“Gas Working Capital Purposes” means to support the working capital requirements of the Project relating to the purchase, transportation and storage of natural gas (including credit enhancement or payment of the Borrower’s obligations in relation to construction by other Persons of natural gas pipelines to be used by the Borrower as and to the extent required under any Project Document).

“General Working Capital Purposes” means to support the general working capital requirements of the Project.
“In-Service Date” means (a) with respect to Train 1 and Train 2, the date when the Independent Engineer shall have certified in writing to the Senior Facility Agent that “Ready for Startup” and “Substantial Completion” (as defined in the Train 1 and Train 2 EPC Contract) of such Train has occurred and (b) with respect to the EPC Contract with respect to any other Train, the date when the Independent Engineer shall have certified in writing to the Senior Facility Agent that “substantial completion” (based on the corresponding defined term in such EPC Contract) of such Train has occurred.
“Incremental Amendment” has the meaning provided in Section 2.05(c) (Incremental Commitments).
“Incremental Lender” has the meaning provided in Section 2.05(b) (Incremental Commitments).
“Indemnified Taxes” means (a) Taxes imposed on or with respect to any payment made on account of any Obligation of the Borrower hereunder to the Senior Facility Agent, any Senior Issuing Bank, the Swing Line Lender or any other recipient of any payment to be made by or on account of any Obligation of the Borrower hereunder other than Excluded Taxes and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Indemnitee” has the meaning provided in Section 11.08(a) (Indemnification by the Borrower).
“Information” has the meaning provided in Section 11.17 (Treatment of Certain Information; Confidentiality).
“Intercreditor Agreement” has the meaning provided in the recitals.
“Interest Payment Date” has the meaning provided in Section 4.05(a) (Interest Payments).
“Interest Period” means, with respect to any LIBO Loan, the period beginning on the date on which such LIBO Loan is made pursuant to Section 2.03 (Borrowing of Working Capital Loans) or on the last day of the immediately preceding Interest Period therefor, as applicable, and ending on the numerically corresponding day in the calendar month that is one (1), two (2), three (3) or six (6) months thereafter, in either case as the Borrower may select in the relevant Borrowing Notice or Interest Period Notice; provided, however, that (i) if such Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall end on the next following Business Day (unless such next following Business Day is in a different calendar month, in which case such Interest Period shall end on the next preceding Business Day), (ii) any Interest Period that begins on the last Business Day of a month (or on a day for which there is no numerically corresponding day in the month at the end of such Interest Period) shall end on the last Business Day of the month at the end of such Interest Period, (iii) no Interest Period may end later than the Maturity Date, and (iv)

any Interest Period for a LIBO Loan which would otherwise end after the Maturity Date shall end on the Maturity Date.
“Interest Period Notice” means a notice in substantially the form attached hereto as Exhibit B, executed by an Authorized Officer of the Borrower.
“Investment Grade Rating” means Baa3 or better by Moody’s, BBB- or better by Fitch, BBB- or better by S&P or the equivalent investment grade rating from any other Acceptable Rating Agency.
“ISP98” has the meaning provided in Section 3.02(g)(iii) (Letters of Credit).
“Joint Lead Arranger” means ABN AMRO Capital USA LLC, The Bank of Nova Scotia, The Bank of Tokyo-Mitsubishi UFJ, LTD., HSBC Bank USA, National Association, ING Capital LLC, Morgan Stanley Bank, N.A., Société Générale and Sumitomo Mitsui Banking Corporation, in each case, not in its individual capacity, but as joint lead arranger hereunder and any successors and permitted assigns.
“Joint Lead Bookrunner” means ABN AMRO Capital USA LLC, The Bank of Nova Scotia, The Bank of Tokyo-Mitsubishi UFJ, LTD., HSBC Bank USA, National Association, ING Capital LLC, Morgan Stanley Bank, N.A., Société Générale and Sumitomo Mitsui Banking Corporation, in each case, not in its individual capacity, but as joint lead bookrunner hereunder and any successors and permitted assigns
“LC Available Amount” means, for any Letter of Credit on any date of determination, the maximum amount available to be drawn under such Letter of Credit at any time on or after such date (assuming the satisfaction of all conditions for drawing enumerated therein).
“LC Cash Collateral Account” means an interest bearing cash collateral account established upon the occurrence of an Event of Default by the Senior Facility Agent in its name for the benefit of the Senior Lenders, subject to the terms of this Agreement.
“LC Exposure” means, as of any time of determination, the sum of the DSR LC Exposure at such time and the Working Capital LC Exposure at such time.
“LC Fee” has the meaning provided in Section 4.13(b) (Fees).
“LC Loan” means a loan by a Senior Lender to the Borrower deemed made pursuant to Section 3.03(c) and 3.03(f) (Reimbursement to Senior Issuing Banks) in connection with a draw upon any Letter of Credit.
“LC Loan Termination Date” means, with respect to an LC Loan, the earlier to occur of (a) the Termination Date and (b) the one year anniversary of the date of drawing of the Letter of Credit with respect to such LC Loan.
“LC Payment Notice” has the meaning provided in Section 3.03(a) (Reimbursement to Senior Issuing Banks).

“LC Reimbursement Payment” has the meaning provided in Section 3.03(b) (Reimbursement to Senior Issuing Banks).
“Lender Assignment Agreement” means an assignment and agreement entered into by a Senior Lender and an Eligible Assignee, and accepted by the Senior Facility Agent and, so long as no Event of Default has occurred and is continuing, the Borrower, in substantially the form of Exhibit E.
“Letter of Credit” means a letter of credit (a) in the case of a letter of credit to be issued to Transcontinental Gas Pipeline Company, LLC, substantially in the form of Exhibit D1, (b) in the case of a letter of credit to be issued to Texas Gas Transmission, LLC, substantially in the form of Exhibit D2, (c) in the case of a letter of credit to be issued to Natural Gas Pipeline Company of America LLC substantially in the form of Exhibit D3, and (d) in the case of all other letters of credit, in a form reasonably acceptable to the Senior Issuing Bank issuing such letter of credit, in each case issued pursuant to Section 3.02 (Letters of Credit).
“LIBO Loan” means any Working Capital Loan or LC Loan bearing interest at a rate determined by reference to LIBOR and the provisions of Article II (Working Capital Loans, Swing Line Loans and Commitments) and Article IV (Repayments, Interest and Fees).
“LIBOR” means, for any Interest Period for any LIBO Loan the rate per annum equal to (a) the rate determined by the Senior Facility Agent to be the offered rate that appears on the page of Reuters Screen LIBOR01 (or any successor thereto) that displays the London interbank offered rates as administered by ICE Benchmark Administration for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period, or (b) if the rate referenced in the preceding clause (a) does not appear on such page or service or such page or service is not available, the rate determined by the Senior Facility Agent to be the offered rate on such other page or other service that displays the London interbank offered rates as administered by ICE Benchmark Administration for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period, or (c) if the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum determined by the Senior Facility Agent as the average rate of interest at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the LIBO Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by the Senior Facility Agent (or its Affiliates) to major banks in the London interbank LIBO market at its request at approximately 4:00 p.m. (London time) two (2) Business Days prior to the first day of such Interest Period. Notwithstanding the foregoing, for purposes of this Agreement, LIBOR shall in no event be less than 0% at any time.
“Loan” means, as the context requires, any of (i) a Working Capital Loan, (ii) a Swing Line Loan and (iii) an LC Loan.

“Maturity Date” means December 31, 2020.
“Maximum Rate” has the meaning provided in Section 11.09 (Interest Rate Limitation).
“Non-Consenting Lender” has the meaning provided in Section 5.04(c) (Obligation to Mitigate).
“Non-Recourse Parties” has the meaning provided in Section 11.21(a) (No Recourse).
“Non-U.S. Lender” has the meaning provided in Section 5.06(e) (Taxes - Status of Senior Lenders).
“Obligations” means, collectively, (a) all Indebtedness, Loans, advances, debts, liabilities (including any indemnification or other obligations that survive the termination of the Financing Documents (excluding each Secured Debt Instrument other than this Agreement)), and all other obligations, howsoever arising (including Guarantee obligations), in each case, owed by the Borrower to the Senior Secured Parties (or any of them) of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, pursuant to the terms of the Financing Documents (excluding each Secured Debt Instrument other than this Agreement), (b) any and all sums reasonably advanced by the Senior Facility Agent in order to preserve the Collateral or preserve the security interest of the Senior Secured Parties in the Collateral (including, but without duplication of the Borrower’s Obligation to repay the same, amounts described in the last sentence of the definition of Operation and Maintenance Expenses) and (c) in the event of any proceeding for the collection or enforcement of the obligations described in clauses (a) and (b) above, after an Event of Default shall have occurred and be continuing and the Loans have been accelerated pursuant to Section 9.02 (Acceleration Upon Bankruptcy) or Section 9.03 (Acceleration Upon Other Event of Default), the expenses of retaking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on the Collateral, or of any exercise by the Senior Lenders of their rights under the Security Documents, together with any necessary attorneys’ fees and court costs.
“Other Connection Taxes” means, with respect to any Senior Lender, any Senior Issuing Bank, the Swing Line Lender, the Senior Facility Agent or any other recipient of any payment to be made by or on account of any Obligation of the Borrower, Taxes imposed as a result of a former or present connection between such Person and the jurisdiction imposing such Tax (other than connections arising from such Person having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Financing Document, or sold or assigned an interest in any Loan or Financing Document).
“Other Obligations” means the Obligations (as defined in the Common Terms Agreement).
"Other Obligations Discharge Date" means the date that the Other Obligations under the Facility Agreements have been paid in full, and all Senior Debt Commitments thereunder have been reduced to zero Dollars ($0).

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Financing Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Financing Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.04 (Obligation to Mitigate)).
“Participant” has the meaning provided in Section 11.04(d) (Assignments).
“Participant Register” has the meaning provided in Section 11.04(d) (Assignments).
“Permitted Business” means (i) the construction, operation, expansion, reconstruction, debottlenecking, improvement and maintenance of the Project or related to or using by‑products of the Project, all activities reasonably necessary or undertaken in connection with the foregoing and any activities incidental or related to any of the foregoing, including, the development, construction, operation, maintenance and financing of any facilities reasonably related to the Project or related to or using by-products of the Project and (ii) the buying, selling, storing and transportation of hydrocarbons for use in connection with the Project or related to or using by-products of the Project.
“Permitted Indebtedness” (i) prior to the Other Obligations Discharge Date, has the meaning assigned to such term in the Common Terms Agreement and (ii) on and after the Other Obligations Discharge Date, means items (a) through (q) set forth in Section 2.5 (Restrictions on Indebtedness) of Schedule 8.01.
“Permitted Liens” (i) prior to the Other Obligations Discharge Date, has the meaning assigned to such term in the Common Terms Agreement and (ii) on and after the Other Obligations Discharge Date, means collectively:
(a)Liens in favor, or for the benefit, of the Secured Parties created or permitted pursuant to the Security Documents;
(b)Liens securing Indebtedness with respect to Permitted Hedging Agreements and Indebtedness described in item (c) set forth in Section 2.5 (Restrictions on Indebtedness) of Schedule 8.01;
(c)Liens which are scheduled exceptions to the coverage afforded by the Title Policy on the Closing Date;
(d)statutory liens for a sum not yet delinquent or which are being Contested;
(e)pledges or deposits of cash or letters of credit to secure the performance of bids, trade contracts (other than for borrowed money) leases, statutory obligations, surety and appeal bonds, performance bonds, letters of credit and other obligations of a like nature incurred in the ordinary course of business and in accordance with the then-effective Operating Budget and cash deposits incurred in connection with natural gas purchases;

(f)Liens to secure Indebtedness (including Capital Lease Obligations) permitted by Section item (e) set forth in Section 2.5 (Restrictions on Indebtedness) of Schedule 8.01 covering only the assets acquired with or financed by such Indebtedness;
(g)easements and other similar encumbrances affecting real property which are incurred in the ordinary course of business and encumbrances consisting of zoning restrictions, licenses, restrictions on the use of property or encumbrances or imperfections in title which do not materially impair such property for the purpose for which the Company’s interest therein was acquired or materially interfere with the operation of the Project as contemplated by the Transaction Documents;
(h)Mechanics’ Liens, Liens of lessors and sublessors and similar Liens incurred in the ordinary course of business for sums which are not overdue for a period of more than 30 days or the payment of which is subject to a Contest;
(i)legal or equitable encumbrances (other than any attachment prior to judgment, judgment lien or attachment in aid of execution on a judgment) deemed to exist by reason of the existence of any pending litigation or other legal proceeding if the same is effectively stayed or the claims secured thereby are subject to a Contest;
(j)the Liens created pursuant to the Real Property Documents;
(k)Liens arising out of judgments or awards so long as an appeal or proceeding for review is being prosecuted in good faith and for the payment of which adequate cash reserves, bonds or other cash equivalent security have been provided or are fully covered by insurance (other than any customary deductible);
(l)Liens for workers’ compensation awards and similar obligations not then delinquent; Mechanics’ Liens and similar Liens not then delinquent, and any such Liens, whether or not delinquent, whose validity is at the time being Contested in good faith;
(m)Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred hereunder; provided, however, that:
(i)the new Lien is limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and
(ii)the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness, any amounts deposited in a debt service reserve or similar reserve account in connection with the issuance of such Permitted Refinancing Indebtedness and the amount of all fees and expenses (including Hedge Termination Value with respect to any Interest Rate Protection subject to refinancing with the purposed Permitted Refinancing Indebtedness), including premiums, incurred in connection therewith) with such Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, discounts, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;
(n)Liens to the extent of the interests of Sponsor or its Subsidiaries (other than the Borrower) in any corporate or joint property policy collectively insuring the assets of the Sponsor and its Subsidiaries (including the Borrower) and Liens granted in favor of secured creditors of the Sponsor or its subsidiaries over such interests; and
(o)other Liens not otherwise permitted hereunder so long as the aggregate outstanding principal amount of the obligations secured thereby does not exceed $100,000,000 at any one time.
“Permitted Refinancing Indebtedness” means any Indebtedness of the Borrower issued in exchange for, or the net proceeds of which are used to (i) renew, refund, refinance, replace, defease or discharge other Indebtedness of the Borrower or (ii) replace by cancelling Senior Debt Commitments; provided that:
(a)the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness, any amounts deposited in a debt service reserve or similar reserve account in connection with the issuance of such Permitted Refinancing Indebtedness and the amount of all fees and expenses (including Hedge Termination Value with respect to any Interest Rate Protection Agreement subject to refinancing with the purposed Permitted Refinancing Indebtedness), including premiums and discounts incurred in connection therewith);
(b)such Permitted Refinancing Indebtedness has (a) a final maturity date later than the final maturity date of, and has a weighted average life to maturity that is equal to or greater than the weighted average life to maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged or (b) a final maturity date more than 90 days after the final maturity date of the Obligations; provided that this clause (b) shall not apply to Permitted Refinancing Indebtedness incurred pursuant to Section 2.5(b) (Restrictions on Indebtedness) of Schedule 8.01;
(c)if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the Obligations, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Obligations on terms at least as favorable to the Senior Lenders as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and
(d)such Indebtedness is incurred by the Borrower and is guaranteed only by Persons who were obligors on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.

“Permitted Refinancing Indebtedness Incremental Amounts” means the amount of Indebtedness under Permitted Refinancing Indebtedness related to the incurrence of such Permitted Refinancing Indebtedness that are incremental to the Indebtedness that would have arisen under the replaced Indebtedness, including incremental interest payable on such Permitted Refinancing Indebtedness compared to the replaced Indebtedness and the amount of Permitted Refinancing Indebtedness incurred to pay fees, provisions, costs, expenses and premiums associated with the incurrence of such Permitted Refinancing Indebtedness.
“Platform” has the meaning provided in Section 11.11(i) (Notices and Other Communications).
“Principal Amount Outstanding” means, on any date of determination, the sum of (i) the aggregate principal amount of all Loans outstanding on such date plus (ii) the aggregate LC Available Amounts of all Letters of Credit outstanding on such date (without giving effect to any draw on any Letter of Credit that has not as of such date been deemed a Loan), in each case after giving effect to all Extensions of Credit to be made on such date.
“Project Phase” means, with respect to any Train, the portion of the Project associated with such Train.
“Proportionate Share” means, with respect to each Senior Lender, (a) prior to the termination of all Commitments, the percentage obtained by dividing (i) such Senior Lender’s Commitment by (ii) the aggregate Commitments of all Lenders and (b) on and after termination of all Commitments, the percentage obtained by dividing (i) such Senior Lender’s outstanding Loans by (ii) all outstanding Loans of all Senior Lenders. The initial Proportionate Share of each Senior Lender is set forth opposite the name of such Senior Lender in the column entitled “Proportionate Share” in Schedule 2.01 or in the Lender Assignment Agreement, pursuant to which such Senior Lender becomes a party hereto.
“Refunded Swing Line Loans” has the meaning provided in Section 2.04(g)(ii) (Swing Line Loans).
“Register” has the meaning provided in Section 2.03(d) (Borrowing of Working Capital Loans).
“Replacement Assets” has the meaning assigned to such term in the Initial Senior Bonds Indenture as in effect on the date hereof (with all terms referenced in such term also as in effect on the date hereof).
“Request for Issuance” has the meaning provided in Section 3.02(a) (Letters of Credit).
“Required Senior LC Lenders” means the Required Senior Lenders.
“Required Senior Lenders” means, as of any date of determination, the Senior Lenders that, collectively, on such date hold in excess of fifty percent (50%) of the sum of (i) the Principal Amount Outstanding and (ii) the unused Commitments (excluding in each such case any Senior Lender that is a Defaulting Lender, a Loan Party, the Sponsor, a Material

Project Party or an Affiliate or Subsidiary thereof, and each Commitment and any Principal Amount Outstanding of any such Senior Lender).
“Secured Bank Debt” means Indebtedness incurred by the Borrower in the aggregate amount of up to $4,600,000,000 pursuant to the Facility Agreements comprised of the Facility Loans, and any amendments, supplements, modifications, extensions, renewals, restatements, replacements, refundings or refinancings thereof with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans or commitments thereunder; provided that, any such replacements, refundings or refinancings shall be subject to Section 2.5(b) (Restrictions on Indebtedness) of Schedule 8.01.
“Secured Bank Debt Available Amount” means the amount of all outstanding Secured Bank Debt plus available and undrawn commitments for any Secured Bank Debt pursuant to the applicable Secured Debt Instruments.
“Secured Bank Debt Committed Amount” means $4,600,000,000.
“Senior Facility Agent” means The Bank of Nova Scotia, not in its individual capacity, but solely as Senior Facility Agent for the Loans and Letters of Credit hereunder, and each other Person that may, from time to time, be appointed as successor Senior Facility Agent pursuant to Section 10.06 (Resignation or Removal of Senior Facility Agent).
“Senior Issuing Bank” means ABN AMRO Capital USA LLC, HSBC Bank USA, National Association, ING Capital LLC, The Bank of Nova Scotia, and any other Senior Lender designated by the Borrower after the date hereof that has, or whose credit support provider has, a credit rating of A3 or higher by Moody’s, A- or higher by S&P or an equivalent rating by another nationally-recognized credit rating agency, and that has agreed in writing to accept such designation as a Senior Issuing Bank and to be bound by all of the terms contained in this Agreement and the other Financing Documents binding on a Senior Issuing Bank in such capacity (provided that, a copy of such agreement has been delivered to the Senior Facility Agent), it being understood that such agreement may contain additional conditions to, or limitations on, such Senior Issuing Bank’s obligation to issue Letters of Credit hereunder (including limits on the aggregate stated amount of Letters of Credit at any one time outstanding that may be issued by such Senior Issuing Bank), and any such conditions or limitations are hereby incorporated by reference into this Agreement to the same extent and with the same force as if fully set forth herein. Each reference to a Senior Issuing Bank contained in this Agreement and the other Financing Documents shall be deemed to refer to the applicable Senior Lender solely in its capacity as the issuer of Letters of Credit hereunder and not in its capacity as a Senior Lender, and each reference to a Senior Lender contained in this Agreement and the other Financing Documents shall be deemed to refer to such Senior Lender in its capacity as such and not in its capacity (if applicable) as a Senior Issuing Bank.
“Senior Issuing Bank Limit” means, at any time, (a) with respect to The Bank of Nova Scotia in its capacity as a Senior Issuing Bank, $300,000,000, (b) with respect to ING Capital LLC in its capacity as a Senior Issuing Bank, $460,000,000, (c) with respect to HSBC Bank

USA, National Association in its capacity as a Senior Issuing Bank, $200,000,000, (d) with respect to ABN AMRO Capital USA LLC in its capacity as a Senior Issuing Bank, $400,000,000 and (e) with respect to any Senior Lender that becomes a Senior Issuing Bank hereunder as provided in Section 3.06, such amount as set forth in the agreement evidencing the appointment of such Senior Lender as a Senior Issuing Bank.
“Senior Lender Payment Notice” has the meaning provided in Section 3.03(c) (Reimbursement to Senior Issuing Banks).
“Senior Lenders” means those commercial bank lenders identified on Schedule 2.01, each Incremental Lender that becomes a party hereto pursuant to Section 2.05 (Incremental Commitments), each Eligible Assignee that shall become a party hereto pursuant to Section 11.04 (Assignments), to the extent so provided in Section 3.03(e) (Reimbursement to Senior Issuing Banks), the Senior Issuing Banks, and, to the extent provided in Section 2.04(g) (Refinancing of Swing Line Loans), the Swing Line Lender.
“Senior Secured Parties” means the Senior Issuing Banks, the Swing Line Lender, the Senior Lenders, the Senior Facility Agent, the Common Security Trustee and each of their respective successors and permitted assigns, in each case in connection with this Agreement.
“Supermajority Senior LC Lenders” means the Supermajority Senior Lenders.
“Supermajority Senior Lenders” means, as of any date of determination, the Senior Lenders that, collectively, on such date hold in excess of sixty six and two-thirds percent (66.66%) of the sum of (i) the Principal Amount Outstanding and (ii) the unused Commitments (excluding in each such case any Senior Lender that is a Defaulting Lender, a Loan Party, the Sponsor, a Material Project Party or an Affiliate or Subsidiary thereof, and each Commitment and any Principal Amount Outstanding of any such Senior Lender).
“Swing Line Lender” means Société Générale, in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.
“Swing Line Loan” has the meaning provided in Section 2.04(a) (Swing Line Loans).
“Swing Line Loan Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04 (Swing Line Loans).
“Swing Line Loan Termination Date” means, with respect to a Swing Line Loan, the earliest to occur of (a) the Termination Date, (b) the date fifteen (15) days after such Swing Line Loan is made and (c) the first Borrowing Date occurring at least three (3) Business Days following the date such Swing Line Loan was made.
“Swing Line Sublimit” means an amount equal to the lesser of (i) twenty five million Dollars ($25,000,000) and (ii) the aggregate unused amount of the Working Capital Sublimit then in effect. The Swing Line Sublimit is part of, and not in addition to, the Working Capital Sublimit.

“Termination Date” means the earlier to occur of (i) the Maturity Date and (ii) the date of termination or reduction in whole of the Commitments or the acceleration of the Loans pursuant to Section 2.06 (Termination or Reduction of Commitments), Section 9.02 (Acceleration Upon Bankruptcy) and Section 9.03 (Acceleration Upon Other Event of Default).
“Third Omnibus Amendment” means the Third Omnibus Amendment, dated May 23, 2018, among the Borrower, the Facility Agent, the Common Security Trustee and the lenders and issuing banks party thereto.
“Total Commitment” means the aggregate amount of the Commitments then in effect of all Senior Lenders.
“Trade Date” has the meaning provided in Section 11.04(b) (Assignments).
“Train” means any of Train 1, Train 2, Train 3, Train 4, Train 5 or Train 6.
“Train 1” means the first liquefaction train of the Project.
“Train 2” means the second liquefaction train of the Project.
“Train 3” means the third liquefaction train of the Project.
“Train 4” means the fourth liquefaction train of the Project.
“Train 5” means the fifth liquefaction train of the Project.
“Train 5 Commitment Increase” has the meaning provided in Section 2.05(a) (Incremental Commitments).
“Train 6” means the proposed sixth liquefaction train of the Project.
“Train 6 Commitment Increase” has the meaning provided in Section 2.05(a) (Incremental Commitments).
“Transco Precedent Agreement” means the Precedent Agreement For Firm Transportation Service Under Gulf Trace Project, dated as of April 15, 2014, between Transcontinental Gas Pipe Line Company, LLC and the Borrower.
“U.S. Tax Compliance Certificate” has the meaning provided in Section 5.06(e)(ii)(B) (Taxes - Status of Senior Lenders).
“UCP 600” has the meaning provided in Section 3.02(g)(iii) (Letters of Credit).
“United States Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.
“Withholding Agent” means the Borrower and the Senior Facility Agent.

“Working Capital LC Exposure” means, as of any time of determination, the sum of (a) the aggregate undrawn amount of the outstanding Working Capital Letters of Credit at such time plus (b) the aggregate amount of all LC Loans with respect to the Working Capital Letters of Credit that have not yet been repaid at such time.
“Working Capital Letter of Credit” means a Letter of Credit used for Working Capital Purposes.
“Working Capital Loan” means a loan made by a Senior Lender pursuant to Section 2.03 (Borrowing of Working Capital Loans).
“Working Capital Loan Borrowing” means a borrowing of a Working Capital Loan pursuant to Section 2.03 (Borrowing of Working Capital Loans).
“Working Capital Purposes” means either (a) Gas Working Capital Purposes or (b) General Working Capital Purposes, as applicable.
“Working Capital Sublimit” means seven hundred forty million Dollars ($740,000,000), as the same may be increased from time to time in accordance with Section 2.05 (Incremental Commitments).
SECTION 1.02.    Principles of Interpretation. Unless the context shall otherwise require, or unless otherwise provided herein, this Agreement shall be governed by the principles of interpretation in Section 1.2 (Interpretation) of the Common Terms Agreement, mutatis mutandis.
SECTION 1.03.    UCC Terms. Unless otherwise defined herein, terms used herein that are defined in the UCC shall have the respective meanings given to those terms in the UCC.
SECTION 1.04.    Accounting and Financial Determinations. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with Section 1.4 (Accounting and Financial Determinations) of the Common Terms Agreement.
ARTICLE II
WORKING CAPITAL LOANS, SWING LINE LOANS AND COMMITMENTS
On the terms, subject to the conditions and relying upon the representations and warranties herein set forth:
SECTION 2.01.    Working Capital Loans.
(a)Each Senior Lender, severally and not jointly, shall make Working Capital Loans to the Borrower during the period from the Closing Date to but excluding the Termination Date, in an aggregate principal amount not in excess of such Senior Lender’s Commitment. In no event shall the Borrower be entitled to request or receive any Working Capital Loan that would cause (i) the sum of (A) the outstanding principal amount of all Working Capital Loans and Swing Line Loans and (B) the Working Capital LC Exposure to exceed the Working Capital Sublimit or (ii) the sum of (A) the outstanding principal amount of all Working Capital Loans and Swing Line Loans and (B) without duplication, the LC Exposure to exceed the Total Commitment.
(b)Each Working Capital Loan Borrowing shall be in an amount specified in a Borrowing Notice delivered pursuant to Section 2.02 (Notice of Working Capital Loan Borrowings).
(c)Proceeds of the Working Capital Loans shall be deposited into the Operating Account. Funds so deposited will be disbursed in accordance with the Accounts Agreement.
(d)Working Capital Loans repaid or prepaid may be re-borrowed at any time and from time to time to but excluding the Termination Date. Each Senior Lender’s Commitment shall expire on the Termination Date and all Working Capital Loans and all other amounts owed hereunder with respect to Working Capital Loans and the Commitments shall be paid in full no later than such date.
SECTION 2.02.     Notice of Working Capital Loan Borrowings.
(a)Subject to the terms of this Agreement and the Common Terms Agreement, the Borrower may request a Working Capital Loan Borrowing by delivering a Borrowing Notice appropriately completed to the Common Security Trustee and the Senior Facility Agent, no later than 12:00 noon, New York City time, on or before the third Business Day prior to the proposed Borrowing Date in the case of Working Capital Loans that are LIBO Loans and on or before the first Business Day prior to the proposed Borrowing Date in the case of Working Capital Loans that are Base Rate Loans.
(b)Each Borrowing Notice delivered pursuant to this Section 2.02 shall be irrevocable and shall refer to this Agreement and specify:
(i)the requested Borrowing Date (which shall be a Business Day);
(ii)the amount of such requested Working Capital Loan Borrowing;
(iii)whether the requested Working Capital Loan Borrowing is of LIBO Loans or Base Rate Loans;
(iv)in the case of a proposed Working Capital Loan Borrowing of LIBO Loans, the Borrower’s election with respect to the duration of the initial Interest Period applicable to such LIBO Loans, which Interest Period shall be one (1), two (2), three (3), or six (6) months in length;
(v)the purpose for which the proceeds of the Working Capital Loan will be used, which shall be only Gas Working Capital Purposes or General Working Capital Purposes; and
(vi)that each of the conditions precedent to such Working Capital Loan Borrowing has been satisfied or waived.
(c)The currency specified in a Borrowing Notice must be Dollars.

(d)The aggregate amount of the proposed Working Capital Loan Borrowing must be an amount that is (A) no more than the available Commitment, (B) no more than the available Working Capital Sublimit, (C) not less than five million Dollars ($5,000,000) and an integral multiple of one million Dollars ($1,000,000) and (D) if the available Commitment or the available Working Capital Sublimit is less than five million Dollars ($5,000,000), equal to the lesser of the available Commitment and the available Working Capital Sublimit.
(e)The Senior Facility Agent shall promptly (and in any event on the same Business Day, or, if such Working Capital Loan Borrowing Notice is delivered to the Senior Facility Agent later than 12:00 noon, New York City time, on the following Business Day) advise each Senior Lender of any Borrowing Notice delivered pursuant to this Section 2.02, together with each such Senior Lender’s Proportionate Share of the requested Working Capital Loan Borrowing.
(f)If no election as to whether the requested Working Capital Loan Borrowing is of LIBO Loans or Base Rate Loans, then the requested Working Capital Loan Borrowing shall be LIBO Loans; provided that, if the applicable Working Capital Loan Borrowing Notice is delivered to the Senior Facility Agent later than 12:00 noon, New York City time, on the third Business Day prior to the proposed Borrowing Date, the requested Working Capital Loan Borrowing shall be Base Rate Loans. If no initial Interest Period is specified with respect to any requested LIBO Loans, then the requested Working Capital Loan Borrowing shall be made as a LIBO Loan with an initial Interest Period of one month.
SECTION 2.03.     Borrowing of Working Capital Loans.
(a)Subject to clause (c) below, on the proposed date of each Working Capital Loan Borrowing, each Senior Lender shall make a Working Capital Loan in the amount of its Proportionate Share of the requested Working Capital Loan Borrowing by wire transfer of immediately available funds to the Senior Facility Agent, not later than 1:00 p.m., New York City time, and the Senior Facility Agent shall transfer and deposit the amounts so received as set forth in Section 2.01(c) (Working Capital Loans) to be disbursed in accordance with the Accounts Agreement; provided that, if a Working Capital Loan Borrowing does not occur on the proposed Borrowing Date because any condition precedent to such requested Working Capital Loan Borrowing herein specified has not been met, the Senior Facility Agent shall return the amounts so received to each Senior Lender without interest as soon as possible. The proceeds of Working Capital Loans may only be used for Working Capital Purposes, except that no more than two hundred million Dollars ($200,000,000) of such proceeds individually or in the aggregate may be used for General Working Capital Purposes at any point in time.
(b)Subject to Section 5.04 (Obligation to Mitigate), each Senior Lender may (without relieving the Borrower of its obligation to repay a Loan in accordance with the terms of this Agreement) at its option fulfill its Commitments with respect to any Loan by causing any domestic or foreign branch or Affiliate of such Senior Lender to make such Loan.
(c)Unless the Senior Facility Agent has been notified in writing by any Senior Lender prior to a proposed Borrowing Date that such Senior Lender will not make available to the Senior Facility Agent its portion of the Working Capital Loan Borrowing proposed to be made on such date, the Senior Facility Agent may assume that such Senior Lender has made such amounts available to the Senior Facility Agent on such date and the Senior Facility Agent in its sole and absolute discretion may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Senior Facility Agent by such Senior Lender and the Senior Facility Agent has made such amount available to the Borrower, the Senior Facility Agent shall be entitled to recover on demand from such Senior Lender such corresponding amount plus interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Senior Facility Agent to the Borrower to the date such corresponding amount is recovered by the Senior Facility Agent at an interest rate per annum equal to the Federal Funds Effective Rate. If such Senior Lender pays such corresponding amount (together with such interest), then such corresponding amount so paid shall constitute such Senior Lender’s Working Capital Loan included in such Working Capital Loan Borrowing. If such Senior Lender does not pay such corresponding amount forthwith upon the Senior Facility Agent’s demand, the Senior Facility Agent shall promptly notify the Borrower and the Borrower shall promptly repay such corresponding amount to the Senior Facility Agent plus interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Senior Facility Agent to the Borrower to the date such corresponding amount is recovered by the Senior Facility Agent at an interest rate per annum equal to the Base Rate plus the Applicable Margin. If the Senior Facility Agent receives payment of the corresponding amount from each of the Borrower and such Senior Lender, the Senior Facility Agent shall promptly remit to the Borrower such corresponding amount. If the Senior Facility Agent receives payment of interest on such corresponding amount from each of the Borrower and such Senior Lender for an overlapping period, the Senior Facility Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. Nothing herein shall be deemed to relieve any Senior Lender from its obligation to fulfill its Commitments hereunder and any payment by the Borrower pursuant to this Section 2.03(b) shall be without prejudice to any claim the Borrower may have against a Senior Lender that shall have failed to make such payment to the Senior Facility Agent. The failure of any Senior Lender to make available to the Senior Facility Agent its portion of the Working Capital Loan Borrowing shall not relieve any other Senior Lender of its obligations, if any, hereunder to make available to the Senior Facility Agent its portion of the Working Capital Loan Borrowing on the date of such Working Capital Loan Borrowing, but no Senior Lender shall be responsible for the failure of any other Senior Lender to make available to the Senior Facility Agent such other Senior Lender’s portion of the Working Capital Loan Borrowing on the date of any Working Capital Loan Borrowing. A notice of the Senior Facility Agent to any Senior Lender or the Borrower with respect to any amounts owing under this Section 2.03(b) shall be conclusive, absent manifest error.
(d)Each of the Senior Lenders shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Senior Lender resulting from each Loan made by such Senior Lender, including the amounts of principal and interest payable and paid to such Senior Lender from time to time hereunder.
(e)The Senior Facility Agent shall maintain at the Senior Facility Agent’s office (i) a copy of any Lender Assignment Agreement delivered to it pursuant to Section 11.04 (Assignments), and (ii) a register for the recordation of (A) the names and addresses of the Senior Lenders, (B) all the Commitments of and principal amount of and interest on the Loans owing and paid to, each Senior Lender pursuant to the terms hereof from time to time, (C) the amount, beneficiary and termination date of all outstanding Letters of Credit (including whether such Letters of Credit are DSR Letters of Credit or Working Capital Letters of Credit), and (D) amounts received by the Senior Facility Agent from the Borrower and whether such amounts constitute principal, interest, fees or other amounts and each Senior Lender’s share thereof (the “Register”). The Register shall be available for inspection by the Borrower, the Swing Line Lender, any Senior Issuing Bank and any Senior Lender at any reasonable time and from time to time upon reasonable prior notice.
(f)The entries made by the Senior Facility Agent in the Register or the accounts maintained by any Senior Lender shall be conclusive and binding evidence, absent manifest error, of the existence and amounts of the obligations recorded therein; provided that, the failure of any Senior Lender or the Senior Facility Agent to maintain such Register or accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement. In the event of any conflict between the accounts and records maintained by any Senior Lender and the accounts and records of the Senior Facility Agent in respect of such matters, the accounts and records of the Senior Facility Agent shall control in the absence of manifest error.
SECTION 2.04.    Swing Line Loans.
(a)Subject to the terms and conditions set forth herein, the Swing Line Lender, in reliance upon the agreements of the other Senior Lenders set forth in this Section 2.04, shall make loans to the Borrower (each such loan, a “Swing Line Loan”) from time to time on any Business Day during the period from the Closing Date to but excluding the Termination Date in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the outstanding principal amount of the Working Capital Loans and the Working Capital LC Exposure of the Senior Lender acting as Swing Line Lender, may exceed the amount of such Senior Lender’s Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the sum of (A) the outstanding principal amount of all Working Capital Loans and Swing Line Loans and (B) the Working Capital LC Exposure shall not exceed the Working Capital Sublimit and (ii) the sum of (A) the outstanding principal amount of all Working Capital Loans and Swing Line Loans and (B) without duplication, the LC Exposure shall not exceed the Total Commitment; provided, further, that the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, repay under Section 4.03 (Repayment of Swing Line Loans) and reborrow under this Section 2.04. Each Swing Line Loan shall be a Base Rate Loan. Immediately upon the making of a Swing Line Loan, each Senior Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a participation in such Swing Line Loan in an amount equal to its Proportionate Share of the amount of such Swing Line Loan. Swing Line Loans may only be used for Working Capital Purposes.
(b)The Borrower may request a Swing Line Loan Borrowing by delivering a Borrowing Notice appropriately completed to the Swing Line Lender, the Common Security Trustee and the Senior Facility Agent, no later than 12:00 noon, New York City time, on the Business Day of the proposed Borrowing Date.

(c)Each Borrowing Notice delivered pursuant to this Section 2.04 shall be irrevocable and shall refer to this Agreement and specify:
(i)the requested Borrowing Date (which shall be a Business Day);
(ii)the amount of such requested Swing Line Loan Borrowing;
(iii)the purpose for which the proceeds of the Swing Line Loan will be used, which shall be only Gas Working Capital Purposes or General Working Capital Purposes; and
(iv)that each of the conditions precedent to such Swing Line Loan Borrowing has been satisfied or waived.
(d)The currency specified in a Borrowing Notice must be Dollars.
(e)The aggregate amount of the proposed Swing Line Loan Borrowing must be an amount that is (A) no more than the available Commitment, (B) no more than the available Swing Line Sublimit, (C) no more than the available Working Capital Sublimit, (D) not less than one hundred thousand Dollars ($100,000) and an integral multiple of fifty thousand Dollars ($50,000) and (E) if the available Commitment, the available Swing Line Sublimit or the available Working Capital Sublimit is less than one hundred thousand Dollars ($100,000), equal to the least of the available Commitment, the available Swing Line Sublimit and the available Working Capital Sublimit.
(f)Promptly after receipt of any Borrowing Notice under Section 2.04, the Swing Line Lender will confirm with the Senior Facility Agent (by telephone or in writing) that the Senior Facility Agent has received a copy of such Borrowing Notice from the Borrower and, if not, the Swing Line Lender will provide the Senior Facility Agent with a copy thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Senior Facility Agent (including at the request of any Senior Lender) prior to 2:00 p.m., New York City time, on the date of the proposed Swing Line Borrowing (i) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (ii) that one or more of the applicable conditions precedent to such Swing Line Loan is not then satisfied or waived, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m., New York City time, on the date specified in such Borrowing Notice, make the amount of its Swing Line Loan available to the Borrower by depositing the amount into the Operating Account in immediately available funds.
(g)Reimbursement of Swing Line Loans.
(i)The Swing Line Lender shall give the Senior Facility Agent and the Common Security Trustee prompt notice of any Swing Line Loan made by the Swing Line Lender no later than 10:00 a.m., New York City time, on the Business Day immediately succeeding the date of such payment by the Swing Line Lender. The Senior Facility Agent shall promptly provide a copy of such notice to each of the Senior Lenders.

(ii)The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Senior Lender make a Working Capital Loan that is a Base Rate Loan in an amount equal to such Senior Lender’s Proportionate Share of the amount of Swing Line Loans then outstanding (the “Refunded Swing Line Loans”). Such request shall be made in writing (which written request shall be deemed to be a Borrowing Notice for purposes hereof) and in accordance with the requirements of Section 2.02 (Notice of Working Capital Loan Borrowings), without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans but subject to the unutilized portion of the Commitments and the conditions precedent set forth in Section 7.02 (Conditions Precedent to Certain Extension of Credit). The Swing Line Lender shall furnish the Borrower with a copy of the applicable deemed Borrowing Notice promptly after delivering such notice to the Senior Facility Agent. Each Senior Lender shall make an amount equal to its Proportionate Share of the Refunded Swing Line Loans specified in such deemed Borrowing Notice available to Senior Facility Agent in immediately available funds for the account of the Swing Line Lender not later than 1:00 p.m., New York City time, on the day specified in such deemed Borrowing Notice, whereupon, subject to Section 2.04(g)(iii), each Senior Lender that so makes funds available shall be deemed to have made a Working Capital Loan that is a Base Rate Loan to Borrower in such amount. The Senior Facility Agent shall remit the funds so received to the Swing Line Lender.
(iii)If for any reason any Swing Line Loan cannot be refinanced by such a Working Capital Loan in accordance with Section 2.04(g)(ii), the request for a Working Capital Loan that is a Base Rate Loan by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Senior Lenders fund its participation in the relevant Swing Line Loan and each Senior Lender’s payment to the Senior Facility Agent for the account of the Swing Line Lender pursuant to Section 2.04(g)(ii) shall be deemed payment in respect of such participation.
(iv)If any Senior Lender fails to make available to the Senior Facility Agent for the account of the Swing Line Lender any amount required to be paid by such Senior Lender pursuant to the foregoing provisions of this Section 2.04(g) by the time specified in Section 2.04(g)(ii), the Swing Line Lender shall be entitled to recover from such Senior Lender (acting through the Senior Facility Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of (A) the Federal Funds Effective Rate and (B) an overnight rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Senior Lender pays such Refunded Swing Line Loan (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Working Capital Loan included in the Commitment or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Senior Lender (through the Senior Facility Agent) with respect to any amounts owing under this clause (iv) shall be conclusive absent manifest error.

(v)Each Senior Lender’s obligation to make Working Capital Loans or to purchase and fund participations in Swing Line Loans pursuant to this Section 2.04(g) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Senior Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or Event of Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Senior Lender’s obligation to make Working Capital Loans pursuant to this Section 2.04(g) is subject to the conditions set forth in Section 7.02 (Conditions to Certain Extensions of Credit). No such funding of participations shall relieve or otherwise impair the obligation of Borrower to repay Swing Line Loans, together with interest as provided herein.
(h)Repayment of Participations.
(i)At any time after any Senior Lender has purchased and funded a participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Senior Lender its Proportionate Share thereof in the same funds as those received by the Swing Line Lender.
(ii)If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 11.13 (Payments Set Aside), each Senior Lender shall pay to the Swing Line Lender its Proportionate Share thereof on demand of the Senior Facility Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the greater of (A) the Federal Funds Effective Rate and (B) an overnight rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation. The Senior Facility Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Senior Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
(i)Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Senior Lender funds its Refunded Swing Line Loan or participation pursuant to this Section 2.04 to refinance such Lender’s Proportionate Share of any Swing Line Loan, interest in respect of such Proportionate Share shall be solely for the account of the Swing Line Lender.
(j)Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.
(k)Resignation as Swing Line Lender. The Swing Line Lender may upon 30 days’ notice to the Borrower resign as Swing Line Lender. In the event of any such resignation as Swing Line Lender, the Borrower shall be entitled to appoint from among the Senior Lenders a successor Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of the Swing Line Lender as Swing Line Lender. If the Swing

Line Lender resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Senior Lenders to make Working Capital Loans that are Base Rate Loans or fund participations in outstanding Swing Line Loans pursuant to Section 2.04(g). Upon the appointment of a successor Swing Line Lender, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Swing Line Lender.
SECTION 2.05.    Incremental Commitments.
(a)Commitment Increase. The Borrower may, by written notice to the Senior Facility Agent (a “Commitment Increase Notice”), request increases in the Commitments as follows:
(i)The Borrower may request from time to time increases in the Commitments of up to seven hundred sixty million Dollars ($760,000,000) in the aggregate (a “Train 5 Commitment Increase”). Subject to Section 2.05(c), the Working Capital Sublimit will be increased by the amount of the Train 5 Commitment Increase; and
(ii)The Borrower may request from time to time additional increases (in addition to the increases pursuant to Section 2.05(a)(i)) in the Commitments of up to three hundred ninety million Dollars ($390,000,000) in the aggregate (a “Train 6 Commitment Increase”). Subject to Section 2.05(c), the Working Capital Sublimit and the DSR Sublimit will be increased by the amount of the Train 6 Commitment Increase up to three hundred million Dollars ($300,000,000) and ninety million Dollars ($90,000,000), respectively, as elected by the Borrower.
(b)Commitment Increase Notice. The Commitment Increase Notice shall specify (i) the date on which the Borrower proposes that the Train 5 Commitment Increase or Train 6 Commitment Increase, as applicable, shall be effective, which shall be a date not less than ten (10) Business Days after the date on which such notice is delivered to the Senior Facility Agent and (ii) the identity of each Senior Lender or other Person that is an Eligible Assignee (each, an “Incremental Lender”) to whom the Borrower proposes any portion of the Train 5 Commitment Increase or Train 6 Commitment Increase, as applicable, be allocated and the amounts of such allocations; provided that, any Senior Lender approached to provide all or a portion of the Train 5 Commitment Increase or Train 6 Commitment Increase, as applicable, may elect or decline, in its sole and absolute discretion, to participate.
(c)Incremental Amendments. The Train 5 Commitment Increase or Train 6 Commitment Increase, as applicable, shall become Commitments (or, in the case of an increase in the commitment of an existing Senior Lender, an increase in such Senior Lender’s applicable Commitment) under this Agreement pursuant to an amendment (such amendment, an “Incremental Amendment”) to this Agreement executed by the Borrower, the Senior Facility Agent and each Incremental Lender (with the consent of no other Senior Lender or Senior Secured Party being required) which provides solely for (i) the increase in the applicable Commitments, (ii) amendments required to reflect the relative unfunded Commitments of the Incremental Lenders and (iii) the joinder of each Incremental Lender that is not already an existing Senior Lender to this Agreement.

The effectiveness of any Incremental Amendment shall be subject solely to (A) the satisfaction of the condition set forth in Section 7.01(m) (No Material Adverse Effect), (B) the condition that no Default or Event of Default shall exist on such date of effectiveness before or after giving effect to such Train 5 Commitment Increase or Train 6 Commitment Increase, as applicable, and (C) the condition that each Incremental Lender that is not already a Senior Lender shall be entitled to receipt of any required reliance letters in respect of the legal opinions provided to the Senior Facility Agent pursuant to Section 7.01(f) (Opinions from Counsel), (D) the condition that the Senior Facility Agent has received an updated Base Case Forecast in form and substance reasonably satisfactory to the Senior Facility Agent and (E) such other conditions to which the Borrower and the Incremental Lenders agree.
SECTION 2.06.    Termination or Reduction of Commitments.
(a)All Commitments, if any, shall be automatically and permanently terminated on the Termination Date.
(b)If no Default or Event of Default has occurred or is continuing or shall occur as a result thereof, the Borrower may, upon (i) at least three (3) Business Days’ notice to the Senior Facility Agent (which shall promptly distribute copies thereof to each of the Senior Issuing Banks, the Swing Line Lender and each of the Senior Lenders) and (ii) certification (to the reasonable satisfaction of the Senior Facility Agent) that the letter of credit capacity under the portion of the Commitments to be cancelled, after taking into account other funding sources irrevocably available to the Borrower, is not required to satisfy any express obligation of the Borrower, terminate in whole or reduce ratably in part such portions of the Commitments; provided that, any such partial reduction shall be in the minimum amount of one million Dollars ($1,000,000) or an integral multiple of one million Dollars ($1,000,000) in excess thereof.
(c)Any termination or reduction of the Commitments pursuant to this Section 2.06 shall be permanent. Each reduction of the Commitments shall be made ratably among the Senior Lenders in accordance with their Proportionate Share.
(d)The Borrower shall have the right to permanently terminate the Commitment of any Non-Consenting Lender in accordance with Section 5.04(c) (Obligation to Mitigate).
(e)All Commitments, if any, shall be terminated upon the occurrence of an Event of Default if required pursuant to Section 9.02 (Acceleration upon Bankruptcy) or Section 9.03 (Acceleration upon Other Event of Default) in accordance with the terms thereof.

ARTICLE III
LETTERS OF CREDIT
SECTION 3.01.    Existing Letters of Credit. All Existing Letters of Credit will be deemed to have been issued under this Agreement, and from and after the Closing Date will be subject to and governed by the terms and conditions hereof.
SECTION 3.02.    Letters of Credit.
(a)Subject to the terms and conditions set forth herein and, as applicable, the terms and conditions set forth in the Common Terms Agreement, the Borrower may (but is not required to), (i) in the case of Working Capital Letters of Credit, on or after the Closing Date and (ii) in the case of DSR Letters of Credit, deliver to the Senior Facility Agent (which shall promptly distribute copies thereof to the Senior Lenders) and any Senior Issuing Bank a letter of credit request in the Senior Issuing Bank’s standard form (or such other form as the Senior Issuing Bank approves) (a “Request for Issuance”) for the issuance, extension, modification or amendment of a Letter of Credit. Each Request for Issuance shall include (i) the date (which shall be a Business Day, but in no event later than the date that occurs five (5) Business Days prior to the Termination Date) of issuance of such Letter of Credit (or the date of effectiveness of such extension, modification or amendment) and the stated expiry date thereof (which will be consistent with Section 3.02(d)), (ii) the proposed stated amount of such Letter of Credit, (iii) the intended beneficiary of such Letter of Credit, and (iv) a description of the intended use of such Letter of Credit and whether the Letter of Credit is a DSR Letter of Credit or a Working Capital Letter of Credit. Each Request for Issuance shall be irrevocable unless modified or rescinded by the Borrower not less than one (1) Business Day prior to the proposed date of issuance (or effectiveness) specified therein.
(b)No Senior Issuing Bank shall issue (i) a Working Capital Letter of Credit or an amendment to increase the face or stated amount of a Working Capital Letter of Credit if, after such issuance or amendment, the sum of (A) the outstanding principal amount of all Working Capital Loans and Swing Line Loans and (B) without duplication, the Working Capital LC Exposure would exceed the Working Capital Sublimit or (ii) a DSR Letter of Credit or an amendment to increase the face or stated amount of a DSR Letter of Credit if, after such issuance, the DSR LC Exposure would exceed the DSR Sublimit, or (iii) any Letter of Credit or an amendment to increase the face or stated amount of any Letter of Credit if, after such issuance, the sum of (A) the outstanding principal amount of all Working Capital Loans and Swing Line Loans and (B) without duplication, the LC Exposure would exceed the Total Commitment. No Senior Issuing Bank shall be required to issue a Letter of Credit if the LC Exposure attributable to Letters of Credit issued by such Senior Issuing Bank will exceed the Senior Issuing Bank Limit of such Senior Issuing Bank.
(c)Promptly after its receipt of a Request for Issuance, the Senior Issuing Bank will confirm with the Senior Facility Agent (by telephone or in writing) that the Senior Facility Agent has received a copy of such Request for Issuance from the Borrower and, if not, the Senior Issuing Bank will provide the Senior Facility Agent with a copy thereof. Unless the Senior Issuing Bank has received notice (by telephone or in writing) from the Senior Facility Agent (including at the request of any Senior Lender) no later than the Business Day prior to the proposed date of issuance

(or effectiveness) (i) directing the Senior Issuing Bank not to issue (or extend, amend or modify) such Letter of Credit as a result of the limitations set forth in Section 3.02(b), or (ii) that one or more of the applicable conditions precedent in Section 7.02 (Conditions Precedent to Certain Extensions of Credit) is not then satisfied or waived, then, subject to the terms and conditions hereof, the applicable Senior Issuing Bank shall issue (or extend, modify or amend) (i) each Letter of Credit, other than a Working Capital Letter of Credit for Gas Working Capital Purposes, within three (3) Business Days of receipt of such Request for Issuance (or on the Closing Date with respect to any Letter of Credit for which the Borrower issues a Request for Issuance on the Closing Date) and (ii) each Working Capital Letter of Credit for Gas Working Capital Purposes (on the first Business Day following receipt of such Request for Issuance (if such Request for Issuance was delivered prior to 12:00 noon, New York City time, on the preceding Business Day) and otherwise on the second Business Day following such receipt (but not later than 48 hours after the receipt of such Request for Issuance). Only Letters of Credit that are either a DSR Letter of Credit or a Working Capital Letter of Credit shall be issued. DSR Letters of Credit may only be used for DSR Purposes and Working Capital Letters of Credit may only be used for Working Capital Purposes. Not later than 12:00 noon, New York City time, on the proposed date of issuance (or effectiveness) specified in such Request for Issuance, and upon fulfillment of the applicable conditions precedent and the other requirements set forth herein, such Senior Issuing Bank shall issue (or extend, amend or modify) such Letter of Credit to the Borrower or directly to the intended beneficiary and provide notice and a copy thereof to the Common Security Trustee and the Senior Facility Agent, which shall promptly furnish copies thereof to the Senior Lenders, and to the extent that such Letter of Credit was issued directly to the intended beneficiary, such Senior Issuing Bank shall provide notice and a copy thereof to the Borrower.
(d)Letters of Credit shall expire no later than the earlier of (i) one year from the date of issuance of such Letter of Credit and (ii) five (5) Business Days prior to the Termination Date. Each Letter of Credit may, if requested by the Borrower, provide that it will be automatically renewed or extended for a stated period of time at the end of its then-scheduled expiration date (but in any event shall not be extended for longer than one year from the date of effectiveness of such extension or beyond five (5) Business Days prior to the Termination Date) unless the Senior Issuing Bank that issued the Letter of Credit notifies the beneficiary thereof prior to such expiration date that such Senior Issuing Bank elects not to renew or extend such Letter of Credit. In no event shall the Senior Lenders have any obligation to pay any amount to (or for the account of) any Senior Issuing Bank or any other Person, in respect of a drawing under a Letter of Credit that occurs after the Maturity Date.
(e)Notwithstanding anything in this Agreement to the contrary, no Senior Issuing Bank will have any obligation to issue or renew, or extend the expiry date of, any Letter of Credit if any judgment, order, or decree of any Government Authority or arbitrator shall by its terms purport to enjoin or restrain such Senior Issuing Bank from issuing or renewing or extending the expiry date of such Letter of Credit, or any Government Rule or any directive (whether or not having the force of law) from any Government Authority with jurisdiction over such Senior Issuing Bank shall prohibit, or direct that such Senior Issuing Bank refrain from, the issuance of new letters of credit or the renewal or extension of the expiry date of issued letters of credit generally or the issuance, renewal or extension of the expiry date of a Letter of Credit specifically or shall impose upon such Senior Issuing Bank with respect to such Letter of Credit any restriction, reserve, or capital requirement, or shall impose upon such Senior Issuing Bank any loss, cost, or expense. Each Senior Issuing Bank shall provide the Borrower with prompt notice of the occurrence of any event described in this Section 3.02(e) not later than two (2) Business Days after obtaining knowledge of the occurrence of any such event.
(f)Each Senior Lender severally agrees with each Senior Issuing Bank to participate in the Extension of Credit resulting from the issuance (or extension, modification or amendment) of a Letter of Credit by such Senior Issuing Bank and each drawing of the LC Available Amounts thereunder, in the manner and the amount provided in Section 3.03 (Reimbursement to Senior Issuing Banks), and the issuance of such Letter of Credit shall be deemed to be a confirmation by the Senior Issuing Bank and each Senior Lender of such participation in such amount.
(g)In addition to the date of issuance, stated expiry date, stated amount, beneficiary and intended use specified in the applicable Request for Issuance, each Letter of Credit shall provide (unless the Borrower specifies otherwise in such Request for Issuance) for:
(i)payment in immediately available funds in Dollars on a Business Day;
(ii)multiple drawings and partial drawings;
(iii)applicability of the International Standby Practices 1998, International Chamber of Commerce Publication No. 590 (1998) (“ISP98”), Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (2007) (“UCP 600”), or such other rules as the Borrower and the applicable Senior Issuing Bank shall agree, and shall, as to matters not governed by ISP98, UCP or such other rules, be governed and construed in accordance with the laws of the State of New York and applicable U.S. federal law; and
(iv)a drawing by the beneficiary of the full available amount thereof if either (A) the Senior Issuing Bank that issued the Letter of Credit ceases to satisfy the minimum credit ratings for a Senior Issuing Bank hereunder (as set forth in the definition of “Senior Issuing Bank” in Section 1.01 (Defined Terms)) and such Letter of Credit has not been replaced by a Senior Issuing Bank satisfying such minimum credit ratings within twenty (20) days or such shorter number of days as required under the Transaction Document with respect to which such Letter of Credit is issued; provided that, the right to draw under this clause (A) shall only be included in the applicable Letter of Credit to the extent required under the Transaction Document with respect to which such Letter of Credit is issued or (B) the Senior Issuing Bank that issued the Letter of Credit notifies the Borrower (which shall promptly notify the beneficiary) prior to the then-scheduled expiration date that such Senior Issuing Bank elects not to renew or extend such Letter of Credit.
SECTION 3.03.    Reimbursement to Senior Issuing Banks.
(a)A Senior Issuing Bank shall give the Senior Facility Agent, the Common Security Trustee, the Borrower and each of the Senior Lenders prompt notice of any payment made by such Senior Issuing Bank in accordance with the terms of any Letter of Credit issued by such Senior Issuing Bank (an “LC Payment Notice”) no later than 10:00 a.m., New York City time, on the Business Day immediately succeeding the date of such payment by such Senior Issuing Bank.

(b)Upon delivery to the Borrower of an LC Payment Notice on or before 10:00 a.m., New York City time, on the Business Day immediately succeeding the date of such payment by a Senior Issuing Bank, unless the Borrower provides written notice to such Senior Issuing Bank and the Senior Facility Agent electing to have the reimbursement obligation converted into an LC Loan in accordance with Section 3.03(c) and (f), the Borrower shall, on or before 12:00 noon, New York City time, on such Business Day, reimburse such Senior Issuing Bank for such payment (an “LC Reimbursement Payment”) by paying to the Senior Facility Agent, for the account of such Senior Issuing Bank, an amount equal to the payment made by such Senior Issuing Bank plus interest on such amount at a rate per annum equal to the Base Rate plus 2.00%; provided that, if a Senior Issuing Bank delivers an LC Payment Notice to the Borrower after 10:00 a.m., New York City time, on the Business Day immediately succeeding the date of payment by such Senior Issuing Bank, the Borrower shall make the LC Reimbursement Payment on or before 12:00 noon, New York City time, on the next succeeding Business Day. A Senior Issuing Bank’s failure to provide an LC Payment Notice shall not relieve the Borrower of its obligation to reimburse such Senior Issuing Bank for any payment it makes under any Letter of Credit.
(c)If the Borrower fails to make the LC Reimbursement Payment as required under Section 3.03(b) or provides written notice to such Senior Issuing Bank and the Senior Facility Agent electing to have the reimbursement obligation converted into an LC Loan in accordance with this Section 3.03(c) and Section 3.03(f), the Senior Facility Agent shall promptly notify each of the Senior Lenders of the amount of its share of the payment made under the Letter of Credit, which shall be such Senior Lender’s Proportionate Share of such amount paid by such Senior Issuing Bank (the “Senior Lender Payment Notice”). Each Senior Lender hereby severally agrees to pay such amount in immediately available funds to the Senior Facility Agent for the account of such Senior Issuing Bank plus interest on such amount at a rate per annum equal to the Federal Funds Effective Rate from the date of such payment by such Senior Issuing Bank to the date of payment to such Senior Issuing Bank by such Senior Lender. Each Senior Lender shall make such payment by not later than 4:00 p.m., New York City time, on the date it received the Senior Lender Payment Notice (if such notice is received at or prior to 1:00 p.m., New York City time) and before 12:00 noon, New York City time, on the next succeeding Business Day following such receipt (if such notice is received after 1:00 p.m., New York City time). Each Senior Lender shall indemnify and hold harmless such Senior Issuing Bank from and against any and all losses, liabilities (including liabilities for penalties), actions, suits, judgments, demands, costs, and expenses (including reasonable attorneys’ fees and expenses) resulting from any failure on the part of such Senior Lender to provide, or from any delay in providing, the Senior Facility Agent for the account of such Senior Issuing Bank with its Proportionate Share of the amount paid under the Letter of Credit but no such Senior Lender shall be so liable for any such failure on the part of or caused by any other Senior Lender or the willful misconduct or gross negligence, as determined by a court of competent jurisdiction by a final and non-appealable order, of the Senior Facility Agent. Each Senior Lender’s obligation to make each such payment to the Senior Facility Agent for the account of the applicable Senior Issuing Bank shall be several and not joint and shall not be affected by (A) the occurrence or continuance of any Default or Event of Default, (B) the failure of any other Senior Lender to make any payment under this Section 3.03, or (C) the date of the drawing under the applicable Letter of Credit issued by the applicable Senior Issuing Bank; provided that, such drawing occurs prior to the earlier of (i) the Maturity Date or (ii) the termination date of the applicable Letter of

Credit. Each Senior Lender further agrees that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
(d)The Senior Facility Agent shall pay to such Senior Issuing Bank in immediately available funds the amounts paid pursuant to Sections 3.03(b) and 3.03(c) before the close of business on the day such payment is received; provided that, any amount received by the Senior Facility Agent that is due and owing to such Senior Issuing Bank and remains unpaid to such Senior Issuing Bank on the date of receipt shall be paid on the next succeeding Business Day with interest payable at the Federal Funds Effective Rate.
(e)For so long as any Senior Lender is a Defaulting Lender under clause (a) of the definition thereof, each Senior Issuing Bank shall be deemed, for purposes of Section 4.15 (Sharing of Payments, Etc.) and Article IX (Defaults), to be a Senior Lender hereunder in substitution of such Defaulting Lender, owed a loan in an amount equal to the outstanding principal amount due and payable by such Senior Lender to the Senior Facility Agent for the account of each Senior Issuing Bank pursuant to subsection (c) above. Notwithstanding anything else to the contrary contained herein, the failure of any Senior Lender to make any required payment in response to any LC Payment Notice shall not increase the total aggregate amount payable by the Borrower with respect to the payment described in such LC Payment Notice above the total aggregate amount that would have been payable by the Borrower at the applicable rate for Loans if such Defaulting Lender would have funded its payments to such Senior Facility Agent in a timely manner in response to such LC Payment Notice.
(f)Each payment made by a Senior Lender under subsection (c) above shall constitute an LC Loan deemed made by such Senior Lender to the Borrower on the date of such payment by a Senior Issuing Bank under the Letter of Credit issued by such Senior Issuing Bank. All such payments by the Senior Lenders in respect of any one such payment by such Senior Issuing Bank shall constitute a single LC Loan hereunder. Each LC Loan initially shall be a Base Rate Loan.
SECTION 3.04.    Obligations Absolute. The payment obligations of each Senior Lender under Section 3.03(c) (Reimbursement to Senior Issuing Banks) and of the Borrower under this Agreement in respect of any payment under any Letter of Credit and any Loan shall be unconditional and irrevocable (subject only to the Borrower’s and each Senior Lender’s right to bring suit against a Senior Issuing Bank pursuant to Section 3.05 (Liability of Senior Issuing Banks and Senior Lenders) following the reimbursement of such Senior Issuing Bank for any such payment), and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following circumstances:
(a)any lack of validity or enforceability of any Financing Document or any other agreement or instrument relating thereto or to such Letter of Credit;
(b)any amendment or waiver of, or any consent to departure from, all or any of the Financing Documents;
(c)the existence of any claim, set-off, defense or other right which the Borrower may have at any time against any beneficiary, or any transferee, of such Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), any Senior Issuing Bank, or any other Person, whether in connection with this Agreement, the transactions contemplated herein or by such Letter of Credit, or any unrelated transaction;
(d)any statement or any other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;
(e)payment in good faith by a Senior Issuing Bank under any Letter of Credit issued by such Senior Issuing Bank against presentation of a draft or certificate which does not comply with the terms of such Letter of Credit; or
(f)any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.
SECTION 3.05.    Liability of Senior Issuing Banks and the Senior Lenders. The Borrower assumes all risks of the acts and omissions of any beneficiary or transferee of any Letter of Credit, and none of the Senior Facility Agent, the Senior Issuing Banks, the Senior Lenders nor any of their respective Related Parties shall be liable or responsible for (a) the use that may be made of such Letter of Credit or any acts or omissions of any beneficiary or transferee thereof in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by the applicable Senior Issuing Bank against presentation of documents that do not comply with the terms of such Letter of Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under such Letter of Credit, provided that, in each case, payment by the applicable Senior Issuing Bank shall not have constituted gross negligence or willful misconduct as determined by a court of competent jurisdiction by a final and non-appealable order. The Borrower and each Senior Lender shall have the right to bring suit against a Senior Issuing Bank, and such Senior Issuing Bank shall be liable to the Borrower and any Senior Lender, to the extent of any direct, as opposed to consequential, damages suffered by the Borrower or such Senior Lender caused by such Senior Issuing Bank’s willful misconduct or gross negligence as determined by a court of competent jurisdiction by a final and non-appealable order, including such Senior Issuing Bank’s willful failure to make timely payment under such Letter of Credit following the presentation to it by the beneficiary thereof of a draft and accompanying certificate(s) which strictly comply with the terms and conditions of such Letter of Credit.
SECTION 3.06.    Resignation as Senior Issuing Bank. Any Senior Issuing Bank may, upon 30 days’ prior written notice to the Borrower resign as Senior Issuing Bank. In the event of any such resignation as Senior Issuing Bank, the Borrower shall be entitled to appoint a successor Senior Issuing Bank hereunder from among the Senior Lenders who meet the requirements hereunder to be a Senior Issuing Bank; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of any Senior Issuing Bank. If ABN AMRO Capital USA LLC, HSBC Bank USA, National Association, ING Capital LLC, The Bank of Nova Scotia, or another Senior Lender resigns as Senior Issuing Bank, it shall retain all the rights, powers, privileges and duties of Senior Issuing Bank hereunder with respect to all Letters of Credit that it issued, including Letters of Credit outstanding as of the effective date of its resignation as Senior Issuing Bank and all LC Exposure with respect thereto (including the right to require the Senior

Lenders to make LC Loans or fund participations in Letters of Credit). Upon the appointment of a successor Senior Issuing Bank, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the Senior Issuing Bank as the case may be and (b) the successor Senior Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the applicable Senior Issuing Bank to effectively assume the obligations of such Senior Issuing Bank with respect to such Letters of Credit.
ARTICLE IV
REPAYMENTS, INTEREST AND FEES
SECTION 4.01.    Repayment of LC Loans. The Borrower unconditionally and irrevocably promises to pay to the Senior Facility Agent for the ratable account of each Senior Lender the aggregate outstanding principal amount of each LC Loan no later than 5:00 p.m., New York City time, on the LC Loan Termination Date.
SECTION 4.02.    Repayment of Working Capital Loans.
(a)The Borrower shall reduce the aggregate outstanding principal amount of all Working Capital Loans to zero Dollars ($0) for a period of five (5) consecutive Business Days at least once every three hundred sixty-five (365) days; provided that, the Borrower will determine in its sole discretion when during any three hundred sixty-five (365) day-period it elects to satisfy such requirement and the Senior Facility Agent shall have no duty to monitor compliance with this Section 4.02(a).
(b)Notwithstanding anything to the contrary set forth in Section 4.02(a), the Borrower unconditionally and irrevocable promises to pay to the Senior Facility Agent for the ratable account of each Senior Lender, on the Maturity Date, an amount equal to the aggregate principal amount of all Working Capital Loans.
SECTION 4.03.    Repayment of Swing Line Loans. Borrower shall repay each Swing Line Loan on the Swing Line Loan Termination Date.
SECTION 4.04.    Optional Prepayment of Loans.
(a)The Borrower shall have the right to prepay the Loans on not less than three (3) Business Days’ prior written notice to the Senior Facility Agent.
(b)Any partial prepayment of the Loans under this Section 4.04 shall be in an amount that is not less than twenty million Dollars ($20,000,000).
(c)All prepayments under this Section 4.04 shall be made by the Borrower to the Senior Facility Agent for the account of the Senior Lenders and shall be applied by the Senior Facility Agent in accordance with Section 4.04(d). Each notice of optional prepayment shall indicate whether the Loan being prepaid (i) was used for Gas Working Capital Purposes, General Working Capital Purposes or DSR Purposes and (ii) was a Working Capital Loan, Swing Line Loan or an LC Loan. Each notice of optional prepayment will be irrevocable, except that such notice given by the

Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities and/or the issuance of other debt, in which case such notice may be revoked by the Borrower (by notice to the Senior Facility Agent on or prior to the specified effective date) if such condition is not satisfied. The Borrower shall pay any Break Costs incurred by any Senior Secured Party as a result of such notice and revocation.
(d)With respect to each prepayment to be made pursuant to this Section 4.04, on the date specified in the notice of prepayment delivered pursuant to Section 4.04(a), the Borrower shall pay to the Senior Facility Agent the sum of the following amounts:
(i)the principal of, and accrued but unpaid interest on, the Loans to be prepaid;
(ii)any additional amounts required to be paid under Section 5.05 (Funding Losses); and
(iii)any other Obligations due to the respective Senior Lenders in connection with any prepayment under the Financing Documents.
SECTION 4.05.    Interest Payments.
(a)Interest accrued on each Loan shall be payable, without duplication, on the following dates (each, an “Interest Payment Date”):
(i)with respect to any repayment or prepayment of principal on such Loan, on the date of each such repayment or prepayment;
(ii)with respect to Swing Line Loans, on the Swing Line Loan Termination Date;
(iii)with respect to Working Capital Loans (other than Swing Line Loans), on the Termination Date;
(iv)with respect to LC Loans, on the LC Loan Termination Date;
(v)with respect to LIBO Loans, (A) on the last day of each applicable Interest Period, (B) in the case of any Interest Period that has a duration of more than three (3) months, the day three (3) months after the first day of such Interest Period, and (C) if applicable, on any date on which such LIBO Loan is converted to a Base Rate Loan; and
(vi)with respect to Base Rate Loans, on the last day of each Fiscal Quarter or, if applicable, any date on which such Base Rate Loan is converted to a LIBO Loan.
(b)Interest accrued on other monetary Obligations after the date such amount is due and payable (whether on the Termination Date, upon acceleration or otherwise) shall be payable upon demand.
(c)Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the occurrence of an event set forth in Section 9.7 (Bankruptcy; Insolvency) of the Common Terms Agreement or Section 9.01(b)(viii) (Events of

Default) of this Agreement (whichever is applicable at the time) only to the extent it relates to Section 9.7 (Bankruptcy; Insolvency) of the Common Terms Agreement or Section 9.01(b)(viii) (Events of Default) of this Agreement (whichever is applicable at the time).
SECTION 4.06.    Interest Rates.
(a)Pursuant to each properly delivered Borrowing Notice and Interest Period Notice, the LIBO Loans shall accrue interest at a rate per annum during each Interest Period applicable thereto equal to the sum of the LIBOR for such Interest Period plus the Applicable Margin.
(b)On or before 12:00 noon, New York City time, at least three (3) Business Days prior to the end of each Interest Period for each LIBO Loan, the Borrower shall deliver to the Senior Facility Agent an Interest Period Notice setting forth the Borrower’s election with respect to the duration of the next Interest Period applicable to such LIBO Loan, which Interest Period shall be one (1), two (2), three (3), or six (6) months in length; provided that, if any Default or Event of Default has occurred and is continuing, all LIBO Loans shall convert into Base Rate Loans at the end of the then-current Interest Periods (in which case the Senior Facility Agent shall so notify the Borrower and the Senior Lenders). After such Default or Event of Default has ceased, the Borrower may convert each such Base Rate Loan into a LIBO Loan in accordance with this Agreement by delivering an Interest Period Notice in accordance with Section 4.07 (Conversion Options).
(c)If the Borrower fails to deliver an Interest Period Notice in accordance with Section 4.06(b) above with respect to any LIBO Loan, such LIBO Loan shall be made as, or converted into, a Base Rate Loan at the end of the then-current Interest Period.
(d)All LIBO Loans shall bear interest from (and including) the first day of the applicable Interest Period to (but excluding) the last day of such Interest Period at the interest rate determined as applicable to such LIBO Loan.
(e)Notwithstanding anything to the contrary, the Borrower shall have, in the aggregate, no more than ten (10) separate LIBO Loans outstanding at any one time.
(f)Each Base Rate Loan shall accrue interest at a rate per annum equal to the sum of the Base Rate plus the Applicable Margin.
(g)All Base Rate Loans shall bear interest from and including the date such Loan is made (or the day on which LIBO Loans are converted to Base Rate Loans as required under Section 4.06(b) or 4.07 (Conversion Options) or under Article V (LIBOR and Tax Provisions)) to (but excluding) the date such Loan or portion thereof is paid at the interest rate determined as applicable to such Base Rate Loan.
SECTION 4.07.    Conversion Options. The Borrower may elect from time to time to convert LIBO Loans to Base Rate Loans or Base Rate Loans to LIBO Loans (subject to Sections 4.06(e) (Interest Rates), 5.01 (LIBOR Lending Unlawful) and 5.02 (Inability to Determine LIBOR)), as the case may be, by delivering a completed Interest Period Notice to the Senior Facility Agent notifying the Senior Facility Agent of such election no later than 12:00 noon, New York City time, on the third (3rd) Business Day preceding the proposed conversion date (which notice, in the case of conversions to LIBO Loans, shall specify the length of the initial Interest Period therefor), provided that, no Base Rate Loan may be converted into a LIBO Loan when any Event of Default has occurred and is continuing and the Senior Facility Agent has determined not to permit such conversions. Upon receipt of any such notice the Senior Facility Agent shall promptly notify each relevant Senior Lender thereof.
SECTION 4.08.    Post-Maturity Interest Rates; Default Interest Rates. If all or a portion of the principal amount of any Loan is not paid when due (whether on the Termination Date or, in the case of Swing Line Loans, the Swing Line Loan Termination Date, or in the case of LC Loans, the LC Loan Termination Date, or otherwise) or any Obligation (other than principal on the Loans) is not paid or deposited when due (whether on the Termination Date, by acceleration or otherwise), all Obligations not paid when due shall bear interest at a rate per annum equal to the rate then applicable to Loans plus 2.00% (the “Default Rate”), from the date of such non-payment until the amount then due is paid in full (after as well as before judgment).
SECTION 4.09.    Interest Rate Determination. The Senior Facility Agent shall determine the interest rate applicable to the Loans and shall give prompt notice of such determination to the Borrower and the Senior Lenders. In each such case, the Senior Facility Agent’s determination of the applicable interest rate shall be conclusive in the absence of manifest error.
SECTION 4.10.    Computations of Interest and Fees.
(a)All computations of interest for Base Rate Loans when the Base Rate is determined by the Senior Facility Agent’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All computations of interest for LIBO Loans, and for Base Rate Loans when the Base Rate is determined by the Federal Funds Effective Rate, shall be made on the basis of a 360-day year and actual days elapsed.
(b)Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that, any Loan that is repaid on the same day on which it is made shall bear interest for one (1) day.
(c)Each determination by the Senior Facility Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
SECTION 4.11.    Time and Place of Payments.
(a)Except as otherwise provided in Section 3.03(b) (Reimbursement to Senior Issuing Banks), the Borrower shall make each payment (including any payment of principal of or interest on any Loan or any Fees or other Obligations) hereunder without setoff, deduction or counterclaim not later than 5:00 p.m., New York City time, on the date when due in Dollars and, in immediately available funds, to the Senior Facility Agent at the following account: The Bank of Nova Scotia, New York Agency, ABA No. 026 002 532, Account No. 0617431, Attn: GWS Loan Operations, Rachelle Duncan, Ref: Sabine Pass Liquefaction, or at such other office or account as may from time to time be specified by the Senior Facility Agent to the Borrower, except payments to be made directly to a Senior Issuing Bank or the Swing Line Lender as expressly provided herein. Funds received after 5:00 p.m., New York City time, shall be deemed to have been received by the Senior Facility Agent on the next succeeding Business Day.
(b)The Senior Facility Agent shall promptly remit in immediately available funds to each Senior Secured Party its share, if any, of any payments received by the Senior Facility Agent for the account of such Senior Secured Party.
(c)Whenever any payment (including any payment of principal of or interest on any Loan or any Fees or other Obligations) hereunder shall become due, or otherwise would occur on a day that is not a Business Day, such payment shall (except as otherwise required by the proviso to the definition of “Interest Period” with respect to LIBO Loans) be made on the immediately succeeding Business Day, and such increase of time shall in such case be included in the computation of interest or Fees, if applicable.
SECTION 4.12.    Borrowings and Payments Generally.
(a)Unless the Senior Facility Agent has received notice from the Borrower prior to the date on which any payment is due to the Senior Facility Agent for the account of the Senior Lenders hereunder that the Borrower will not make such payment, the Senior Facility Agent may assume that the Borrower has made such payment on such date in accordance with this Agreement and may, in reliance upon such assumption, distribute to the Senior Lenders the amount due. If the Borrower has not in fact made such payment, then each of the Senior Lenders severally agrees to repay to the Senior Facility Agent forthwith on demand the amount so distributed to such Senior Lender in immediately available funds with interest thereon, for each day from (and including) the date such amount is distributed to it to (but excluding) the date of payment to the Senior Facility Agent, at the Federal Funds Effective Rate. A notice of the Senior Facility Agent to any Senior Lender with respect to any amount owing under this Section 4.12 shall be conclusive, absent manifest error.
(b)Nothing herein shall be deemed to obligate any Senior Lender to obtain funds for any Loan in any particular place or manner or to constitute a representation by any Senior Lender that it has obtained or will obtain funds for any Loan in any particular place or manner.
(c)The Borrower hereby authorizes each Senior Lender, the Swing Line Lender and each Senior Issuing Bank, if and to the extent payment owed to such Senior Lender, Swing Line Lender or Senior Issuing Bank is not made when due under this Agreement, to charge from time to time against any or all of the Borrower’s accounts with such Senior Lender, Swing Line Lender or Senior Issuing Bank any amount so due.
SECTION 4.13.    Fees.
(a)From and including the date hereof until the Termination Date, the Borrower agrees to pay to the Senior Facility Agent for the account of each Senior Lender a commitment fee (the “Commitment Fee”) on the average daily amount of such Senior Lender’s Commitment (calculated as its Proportionate Share of the excess of the Total Commitment over the Principal Amount Outstanding without giving effect to any outstanding Swing Line Loans as of the applicable date of determination), at a rate per annum equal to 40% of the Applicable Margin for LIBO Loans, from the date hereof until the Termination Date, payable quarterly in arrears on the last Business

Day of each Fiscal Quarter, commencing on the first such date to occur following the date hereof, and on the Termination Date.
(b)The Borrower agrees to pay to the Senior Facility Agent for the account of each Senior Lender a letter of credit fee (the “LC Fee”) on the average daily aggregate amount of such Senior Lender’s Proportionate Share of the LC Available Amount, if any, at a rate per annum equal to the Applicable Margin for LIBO Loans, payable quarterly in arrears on the last Business Day of each Fiscal Quarter, commencing on the first such date to occur following the date of issuance of any Letter of Credit hereunder, and on the Maturity Date; provided, however, that upon the occurrence and during the continuance of an Event of Default, with respect to any outstanding Letters of Credit which are not cash collateralized pursuant to Section 9.06(d) (Application of Proceeds), such LC Fee shall be increased by 2.0% per annum.
(c)The Borrower agrees to pay to the Senior Facility Agent, for its own account, and to each Senior Lender the fees payable in the amounts and at the times separately agreed upon in the Fee Letters.
(d)The Borrower shall not be liable to pay any Senior Issuing Bank any fronting fees, nor shall it be liable to pay any other fees, costs, expenses, or charges with respect to opening, drawings under, renewals of, amendments to, transfers of or otherwise with respect to any Letter of Credit issued by such Senior Issuing Bank, other than as may be specifically stated in the Fee Letter to which such Senior Issuing Bank is a party.
(e)Fees paid shall not be refundable under any circumstances.
(f)All Commitment Fees and LC Fees shall be computed on the basis of the actual number of days elapsed in a year of 365 days, as prorated for any partial quarter, as applicable.
SECTION 4.14.    Pro Rata Treatment.
(a)Each Loan and each reduction of commitments pursuant to Section 2.06 (Termination or Reduction of Commitments) or otherwise, shall be allocated by the Senior Facility Agent pro rata among the Senior Lenders in accordance with their respective Proportionate Shares.
(b)Except as otherwise required under Article V (LIBOR and Tax Provisions), each payment or prepayment of principal of the Loans shall be allocated by the Senior Facility Agent pro rata among the Senior Lenders in accordance with the respective principal amounts of their outstanding Loans, and each payment of interest on the Loans shall be allocated by the Senior Facility Agent pro rata among the Senior Lenders in accordance with the respective interest amounts outstanding on their Loans. Each payment of the Commitment Fee shall be allocated by the Senior Facility Agent pro rata among the Senior Lenders in accordance with their respective Commitment.
SECTION 4.15.    Sharing of Payments.
(a)If any Senior Lender obtains any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of any Loan (other than pursuant to the terms of Article V (LIBOR and Tax Provisions)) in excess of its pro rata share of payments then or therewith obtained by all the Senior Lenders holding such Loans, such Senior Lender shall purchase from the other Senior Lenders (for cash at face value) such participations in Loans made by them as shall be necessary to cause such purchasing Senior Lender to share the excess payment or other recovery ratably with each of them; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Senior Lender, the purchase shall be rescinded and each Senior Lender that has sold a participation to the purchasing Senior Lender shall repay to the purchasing Senior Lender the purchase price to the ratable extent of such recovery together with an amount equal to such selling Senior Lender’s ratable share (according to the proportion of (x) the amount of such selling Senior Lender’s required repayment to the purchasing Senior Lender to (y) the total amount so recovered from the purchasing Senior Lender) of any interest or other amount paid or payable by the purchasing Senior Lender in respect of the total amount so recovered. The Borrower agrees that any Senior Lender so purchasing a participation from another Senior Lender pursuant to this Section 4.15(a) may, to the fullest extent permitted by law, exercise all its rights of payment (including pursuant to Section 11.14 (Right of Setoff)) with respect to such participation as fully as if such Senior Lender were the direct creditor of the Borrower in the amount of such participation. The provisions of this Section 4.14 shall not be construed to apply to any payment by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by any Senior Lender as consideration for the assignment or sale of a participation in any of its Loans.
(b)If under any applicable bankruptcy, insolvency or other similar law, any Senior Lender receives a secured claim in lieu of a setoff to which this Section 4.15 applies, such Senior Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Senior Lenders entitled under this Section 4.15 to share in the benefits of any recovery on such secured claim.
ARTICLE V
LIBOR AND TAX PROVISIONS
SECTION 5.01.    LIBOR Lending Unlawful. In the event that it becomes unlawful or, by reason of a Change in Law, any Senior Lender is unable to honor its obligation to make or maintain LIBO Loans, then such Senior Lender will promptly notify the Borrower of such event (with a copy to the Senior Facility Agent) and such Senior Lender’s obligation to make or to continue LIBO Loans, or to convert Base Rate Loans into LIBO Loans, as the case may be, shall be suspended until such time as such Senior Lender may again make and maintain LIBO Loans. During such period of suspension, the Loans that would otherwise be made by such Senior Lender as LIBO Loans shall be made instead by such Senior Lender as Base Rate Loans and each LIBO Loan made by such Senior Lender and outstanding will automatically, on the last day of the then existing Interest Period therefor if such Loan may lawfully remain outstanding until the end of such Interest Period, and otherwise immediately, convert into a Base Rate Loan. At the Borrower’s request, each Senior Lender shall use reasonable efforts, including using reasonable efforts to designate a different lending office for funding or booking its Loans or to assign its rights and obligations under the Financing Documents to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Senior Lender, such designation or assignment (a) would eliminate or avoid such illegality and (b) would not subject such Senior Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Senior Lender. The Borrower shall pay all reasonable costs and expenses incurred by any Senior Lender in connection with any such designation or assignment.
SECTION 5.02.    Inability to Determine LIBOR. If prior to the commencement of any Interest Period for a LIBO Loan:
(a)the Senior Facility Agent reasonably determines that adequate and reasonable means do not exist for ascertaining LIBOR for such Interest Period; or
(b)the Senior Facility Agent is advised by the Required Senior Lenders that such Required Senior Lenders have reasonably determined that LIBOR for such Interest Period will not adequately and fairly reflect the cost to such Senior Lenders of making or maintaining their LIBO Loans for such Interest Period; then the Senior Facility Agent shall give notice thereof to the Borrower and the Senior Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Senior Facility Agent notifies the Borrower and the Senior Lenders that the circumstances giving rise to such notice no longer exist (which notice of subsequent change in circumstances shall be given as promptly as practical), (i) any Interest Period Notice that requests the conversion of any Loan to, or continuation of any Loan as, a LIBO Loan shall be ineffective and such Loan shall be converted to a Base Rate Loan on the last day of the Interest Period applicable thereto, and (ii) if any Borrowing Notice requests a LIBO Loan, such Loan shall be made as a Base Rate Loan, or, at the election of the Borrower (upon receipt of the determination to be made by the Required Senior Lenders and only if they are able to agree on such a determination), made as a Loan bearing interest at such rate as the Required Senior Lenders shall determine adequately reflects the costs to the Senior Lenders of making such Loans.
SECTION 5.03.    Increased Costs.
(a)If (1) any Change in Law shall (A) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Senior Lender, the Swing Line Lender or any Senior Issuing Bank; (B) subject the Senior Facility Agent, the Swing Line Lender, any Senior Issuing Bank or any Senior Lender, or its group, to any Taxes (other than (i) Indemnified Taxes, and (ii) Taxes described in clauses (a) through (d) of the definition of Excluded Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or (C) impose on any Senior Lender any other condition, cost or expense affecting this Agreement or Loans made by such Senior Lender; and (2) the result of any of the foregoing shall be to increase the cost to such Person of making or maintaining any Loan to the Borrower or participating in the issuance, maintenance or funding of any Letter of Credit (or of maintaining its obligation to make any such Loan or participate in the issuance, maintenance or funding of any such Letter of Credit) or to reduce the amount of any sum received or receivable by such Person hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Person such additional amount or amounts as will compensate such Person for such additional costs incurred or reduction suffered (except to the extent the Borrower is excused from payment pursuant to Section 5.04 (Obligation to Mitigate)).
(b)If any Senior Lender, the Swing Line Lender or any Senior Issuing Bank reasonably determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Senior Lender’s, Swing Line Lender’s or the Senior Issuing Bank’s capital or (without duplication) on the capital of such Senior Lender’s, Swing Line Lender’s or Senior Issuing Bank’s holding company, if any, as a consequence of this Agreement or any of the Loans made by such Senior Lender, Swing Line Lender or Senior Issuing Bank, to a level below that which such Senior Lender, Swing Line Lender or Senior Issuing Bank, or such Senior Lender’s, Swing Line Lender’s or Senior Issuing Bank’s holding company, could have achieved but for such Change in Law (taking into consideration such Senior Lender’s, Swing Line Lender’s or Senior Issuing Bank’s policies and the policies of such Senior Lender’s, Swing Line Lender’s or Senior Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time upon notice by such Senior Lender, Swing Line Lender or Senior Issuing Bank, the Borrower shall pay within thirty (30) days following the receipt of such notice to such Senior Lender, Swing Line Lender or the Senior Issuing Bank such additional amount or amounts as will compensate such Senior Lender, Swing Line Lender or Senior Issuing Bank or (without duplication) such Senior Lender’s, Swing Line Lender’s or Senior Issuing Bank’s holding company in full for any such reduction suffered (except to the extent the Borrower is excused from payment pursuant to Section 5.04 (Obligation to Mitigate)). In determining such amount, such Senior Lender, Swing Line Lender or such Senior Issuing Bank may use any method of averaging and attribution that it (in its sole and absolute discretion) shall deem appropriate.
(c)To claim any amount under this Section 5.03, the Senior Facility Agent, the Swing Line Lender, a Senior Issuing Bank or a Senior Lender, as applicable, shall promptly deliver to the Borrower (with a copy to the Senior Facility Agent) a certificate setting forth in reasonable detail the amount or amounts necessary to compensate the Senior Facility Agent, Swing Line Lender, Senior Issuing Bank or Senior Lender or its holding company, as the case may be, under Section 5.03(a) or (b), which certification will be conclusive absent manifest error. The Borrower shall pay the Senior Facility Agent, Swing Line Lender, Senior Issuing Bank or Senior Lender, as applicable, the amount shown as due on any such certificate within thirty (30) days after receipt thereof.
(d)Promptly after the Senior Facility Agent, the Swing Line Lender, a Senior Issuing Bank or a Senior Lender, as applicable, has determined that it will make a request for increased compensation pursuant to this Section 5.03, such Person shall notify the Borrower thereof (with a copy to the Senior Facility Agent). Failure or delay on the part of the Senior Facility Agent, Swing Line Lender, Senior Issuing Bank or Senior Lender to demand compensation pursuant to this Section 5.03 shall not constitute a waiver of such Person’s right to demand such compensation; provided that, the Borrower shall not be required to compensate a Person pursuant to this Section 5.03 for any increased costs or reductions attributable to the failure of such Person to notify Borrower within two hundred twenty-five (225) days after the Change in Law giving rise to those increased costs or reductions of such Person’s intention to claim compensation for those circumstances; provided, further, that if the Change in Law giving rise to those increased costs or reductions is retroactive, then the two hundred twenty-five (225) day-period referred to above shall be extended to include that period of retroactive effect.

SECTION 5.04.    Obligation to Mitigate.
(a)If any Senior Issuing Bank, the Swing Line Lender or any Senior Lender requests compensation under Section 5.03 (Increased Costs), or if the Borrower is required to pay any additional amount to any Senior Lender, any Senior Issuing Bank, the Swing Line Lender or any Government Authority for the account of any Senior Lender, the Swing Line Lender or any Senior Issuing Bank pursuant to Section 5.06 (Taxes), then such Senior Lender, Swing Line Lender or Senior Issuing Bank, as the case may be, if requested by the Borrower in writing, shall use commercially reasonable efforts to designate a different lending office for funding or booking its Loans or issuing or maintaining its Letters of Credit hereunder or to assign its rights and obligations under the Financing Documents to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Senior Lender, the Swing Line Lender or such Senior Issuing Bank, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.03 (Increased Costs) or Section 5.06 (Taxes), as applicable, in the future and (ii) would not subject such Senior Lender, Swing Line Lender or such Senior Issuing Bank, as the case may be, to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Senior Lender, Swing Line Lender or the Senior Issuing Bank in any material respect, contrary to such Senior Lender’s, Swing Line Lender’s or such Senior Issuing Bank’s normal banking practices or violate any applicable Government Rule. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Senior Lender, the Swing Line Lender or such Senior Issuing Bank, as the case may be, in connection with any such designation or assignment.
(b)If any Senior Lender requests compensation under Section 5.03 (Increased Costs), or if the Borrower is required to pay any additional amount to any Senior Lender or any Government Authority for the account of any Senior Lender pursuant to Section 5.06 (Taxes) and, in each case, such Senior Lender has declined or is unable to designate a different lending office or to make an assignment in accordance with Section 5.04(a), or if any Senior Lender is a Defaulting Lender, then, so long as no Default or Event of Default has occurred and is continuing, the Borrower may, at its sole expense and effort, upon notice in writing to such Senior Lender and the Senior Facility Agent, request such Senior Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 11.04 (Assignments)), all (but not less than all) its interests, rights and obligations under this Agreement (including all of its Commitment, if any, its participations in Letters or Credit and the Loans at the time owing to it) to an Eligible Assignee that shall assume such obligations (which assignee may be a Senior Lender, if such Senior Lender accepts such assignment); provided that, (i) the Borrower shall have received the prior written consent of the Senior Facility Agent, (ii) such Senior Lender shall have received payment of an amount equal to all Obligations of the Borrower owing to such Senior Lender from such assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other Obligations) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 5.03 (Increased Costs), or payments required to be made pursuant to Section 5.06 (Taxes), such assignment will result in the elimination or reduction of such compensation or payments. A Senior Lender shall not be required to make any such assignment and delegation if, as a result of a waiver by such Senior Lender of its rights under Section 5.03 (Increased Costs) or Section 5.06 (Taxes), as applicable, the circumstances entitling the Borrower to require such assignment and delegation have ceased to apply. If, notwithstanding the satisfaction of each of the conditions set forth in Section 5.03 (Increased Costs) or Section 5.06 (Taxes), a Senior Lender

refuses to be replaced pursuant to this Section 5.04, the Borrower shall not be obligated to pay such Senior Lender any of the compensation referred to in this Section 5.04 or any additional amounts incurred or accrued under Section 5.03 (Increased Costs) or Section 5.06 (Taxes) from and after the date that such replacement would have occurred but for such Senior Lender’s refusal. Nothing in this Section shall be deemed to prejudice any rights that the Borrower, the Senior Facility Agent, the Swing Line Lender, any Senior Issuing Bank or any Senior Lender may have against any Senior Lender that is a Defaulting Lender.
(c)If (i) any Senior Lender (such Senior Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, consent or termination which pursuant to the terms of Section 11.01 (Amendments, Etc.) requires the consent of all of the Senior Lenders and with respect to which the Supermajority Senior Lenders shall have granted their consent and (ii) no Event of Default then exists, then the Borrower shall have the right (unless such Non‑Consenting Lender grants such consent) to replace all such Non-Consenting Lenders by requiring such Non-Consenting Lenders to assign all their Loans, participations in Letters of Credit and Commitments to one or more Eligible Assignees that are Eligible Transferees; provided that, (A) all Non-Consenting Lenders must be replaced with one or more Senior Lenders that grant the applicable consent, (B) all Obligations of the Borrower owing to such Non-Consenting Lenders being replaced shall be paid in full to such Non-Consenting Lenders concurrently with such assignment and (C) the replacement Senior Lenders shall purchase the foregoing by paying to such Non-Consenting Lenders a price equal to the amount of such Obligations. In connection with any such assignment, the Borrower, the Senior Facility Agent, such Non-Consenting Lenders and the replacement Senior Lenders shall otherwise comply with Section 11.04 (Assignments). With the consent of the Required Senior Lenders, the Borrower shall have the right to use new shareholder funding or amounts on deposit in the Distribution Account that are permitted to be distributed pursuant to Section 5.10(d) (Distribution Account) of the Accounts Agreement and in the Equity Proceeds Account that are permitted to be distributed pursuant to Section 5.01(c) (Equity Proceeds Account) to prepay all (and not part of) the Non-Consenting Lenders’ Loans and terminate all the Non-Consenting Lenders’ Commitments subject, in each case, to payment of all accrued interest, fees, costs or expenses due under the Financing Documents to the relevant Senior Lender.
SECTION 5.05.    Funding Losses. In the event of (a) the payment of any principal of any LIBO Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any LIBO Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any LIBO Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any LIBO Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 5.04 (Obligation to Mitigate), then, in any such event, the Borrower shall compensate each Senior Lender for the loss, cost and expense attributable to such event. Such loss, cost or expense to any Senior Lender shall be deemed to be the amount determined by the Senior Facility Agent (based upon the information delivered to it by such Senior Lender) to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at LIBOR that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue a LIBO Loan, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Senior Lender would bid were it to bid, at the commencement of such period, for deposits in Dollars of a comparable amount and period from other banks in the LIBOR market. To claim any amount under this Section 5.05, the Senior Facility Agent shall promptly deliver to the Borrower a certificate setting forth in reasonable detail any amount or amounts that the applicable Senior Lender is entitled to receive pursuant to this Section 5.05 (including calculations, in reasonable detail, showing how the Senior Facility Agent computed such amount or amounts), which certificate shall be based upon the information delivered to the Senior Facility Agent by such Senior Lender. The Borrower shall pay to the Senior Facility Agent for the benefit of the applicable Senior Lender the amount due and payable and set forth on any such certificate within thirty (30) days after receipt thereof.
SECTION 5.06.    Taxes. For purposes of this Section 5.06, the term “applicable Governmental Rule” includes FATCA.
(a)Payments Free of Taxes. Any and all payments on account of any Obligations shall be made free and clear of, and without deduction or withholding for, any Taxes, except as required by applicable Government Rule; provided that, if the Withholding Agent is required to deduct or withhold any Taxes from those payments, then (i) the applicable Withholding Agent shall make such deductions or withholdings, (ii) the applicable Withholding Agent shall pay the full amount deducted or withheld to the relevant Government Authority in accordance with applicable Government Rule and (iii) if such Tax is an Indemnified Tax, the sum payable shall be increased as necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this Section 5.06) each Person entitled thereto receives an amount equal to the sum it would have received had no such deductions or withholdings been made.
(b)Payment of Other Taxes by the Borrower. In addition, but without duplication of the provisions of Section 5.06(a), the Borrower shall pay any Other Taxes to the relevant Government Authority in accordance with any applicable Government Rule.
(c)Indemnification by the Borrower. The Borrower shall indemnify each Senior Lender, each Senior Issuing Bank, the Swing Line Lender and the Senior Facility Agent, within thirty (30) days after written demand therefor, for the full amount of any Indemnified Taxes payable or paid by such Person on or with respect to any payment on account of any Obligation or required to be deducted or withheld from such payment and any Other Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5.06), and any penalties, interest and reasonable expenses arising from, or with respect to, those Indemnified Taxes or Other Taxes, whether or not those Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Government Authority. To claim any amount under this Section 5.06(c), the Senior Facility Agent, Swing Line Lender, Senior Issuing Bank or Senior Lenders (as applicable) must deliver to the Borrower (with a copy to the Senior Facility Agent) a certificate in reasonable detail as to the amount of such payment or liability, which certificate shall be conclusive absent manifest error.
(d)Evidence of Payments. As soon as practicable but in no event later than thirty (30) days after any payment of Taxes by the Borrower to a Government Authority pursuant to this Section

5.06, the Borrower shall deliver to the Senior Facility Agent the original or a certified copy of a receipt issued by such Government Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Senior Facility Agent.
(e)Status of Senior Lenders.
(i)Each Senior Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made hereunder shall deliver to the Borrower and the Senior Facility Agent, at the time or times reasonably requested by the Borrower or the Senior Facility Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Senior Facility Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Senior Lender, if reasonably requested by the Borrower or the Senior Facility Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Senior Facility Agent as will enable the Borrower or the Senior Facility Agent to determine whether or not such Senior Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.06(e)(ii)(A), (ii)(B) and (ii)(C) and Section 5.06(f) below) shall not be required if in the Senior Lender’s reasonable judgment such completion, execution or submission would subject such Senior Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Senior Lender.
(ii)Without limiting the generality of the foregoing:

(A)
each Senior Lender that is a United States Person shall deliver to the Senior Facility Agent for transmission to the Borrower, on or prior to the date on which such Senior Lender becomes a Senior Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Senior Facility Agent), executed copies of IRS Form W-9 certifying that such Senior Lender is exempt from U.S. federal backup withholding tax;

(B)
each Senior Lender that is not a United States Person (a “Non‑U.S. Lender”) shall, to the extent it is legally entitled to do so, deliver to the Senior Facility Agent for transmission to the Borrower (but in the case of a Participant, only to the extent transmission to the Borrower is required under Section 11.04(d) (Assignments)), on or prior to the Closing Date (in the case of each Senior Lender listed on the signature pages hereof on the Closing Date) or on or prior to the date of the assignment and acceptance pursuant to which it becomes a Senior Lender (in the case of each other Senior Lender) and from time to time thereafter upon the reasonable request of the Borrower or the Senior Facility Agent, whichever of the following is applicable: (i)

in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Financing Document, executed copies of IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Financing Document, IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty; (ii) executed copies of IRS Form W-8ECI; (iii) in the case of a Non‑U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Non‑U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN-E; or (iv) to the extent a Non-U.S. Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W‑8ECI, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable, provided that, if the Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;

(C)
Each Senior Lender required to deliver any forms, certificates or other evidence with respect to United States federal income tax withholding matters pursuant to this Section 5.06(e) hereby agrees, from time to time after the initial delivery by such Senior Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Senior Lender shall, upon reasonable request by the Borrower or the Senior Facility Agent, (i) promptly deliver to the Senior Facility Agent for transmission to the Borrower (but in the case of a Participant, only to the extent transmission to the Borrower is required under Section 11.04(d) (Assignments)) new copies of the applicable forms, certificates or other evidence, properly completed and duly executed by such Senior Lender, and such other documentation required under the Code and reasonably requested in writing by the Borrower or the Senior Facility Agent to confirm or establish that such Senior Lender is not subject to (or is subject to reduced) deduction or withholding of United States federal income tax with respect to payments to such Senior Lender under this Agreement, or (ii) notify the Senior Facility Agent and the Borrower (but in the case of a Participant, only to the extent direct communication with the Borrower is required under Section 11.04(d) (Assignments)) of its inability to deliver any such forms, certificates or other evidence. This Section 5.06(e) applies without duplication of the provisions of Section 5.06(f).
(f)FATCA. If a payment made to a Senior Lender under any Financing Document would be subject to U.S. federal withholding tax imposed by FATCA if such Senior Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Senior Lender shall deliver to the Senior Facility Agent at the time or times prescribed by Government Rule and at such time or times reasonably requested by the Borrower or the Senior Facility Agent such documentation prescribed by applicable Government Rule (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Senior Facility Agent as may be necessary for the Borrower and the Senior Facility Agent to comply with their obligations under FATCA and to determine that such Senior Lender has complied with such Senior Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 5.06(f), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(g)FATCA Treatment. For purposes of determining withholding Taxes imposed under FATCA, from and after the Closing Date, the Borrower and the Senior Facility Agent shall treat (and the Senior Lenders hereby authorize the Senior Facility Agent to treat) this Agreement and the Loans as not qualifying as “grandfathered obligations” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).
(h)Refunds. If the Senior Facility Agent, Swing Line Lender, any Senior Issuing Bank or any Senior Lender determines, in its sole and absolute discretion, that it has received a refund of any Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 5.06, it shall pay to the Borrower an amount equal to such refund, net of all out-of-pocket expenses (including Taxes) incurred by the Senior Facility Agent, Swing Line Lender, such Senior Issuing Bank or such Senior Lender, as the case may be, and without interest (other than interest paid by the relevant Government Authority with respect to such refund), provided that, (i) the Borrower, upon the request of the Senior Facility Agent, Swing Line Lender, such Senior Issuing Bank or such Senior Lender (as the case may be), shall repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Government Authority) to the Senior Facility Agent, Swing Line Lender, such Senior Issuing Bank or such Senior Lender in the event the Senior Facility Agent, the Swing Line Lender, such Senior Issuing Bank or such Senior Lender is required to repay such refund to such Government Authority, and (ii) in no event will such Senior Facility Agent, Swing Line Lender, Senior Issuing Bank or Senior Lender be required to pay any amount to the Borrower pursuant to this Section 5.06(h), the payment of which would place such Senior Facility Agent, Swing Line Lender, Senior Issuing Bank or Senior Lender in a less favorable net after-Tax position than such

Senior Facility Agent, Swing Line Lender, Senior Issuing Bank or Senior Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require the Senior Facility Agent, Swing Line Lender, any Senior Issuing Bank or any Senior Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES
SECTION 6.01.    Incorporation of Common Terms Agreement. The Borrower makes to each of the Senior Facility Agent, the Senior Issuing Banks, the Swing Line Lender, the Senior Lenders, and each other party hereto the representations and warranties set forth in Section 4 (Representations and Warranties) of the Common Terms Agreement on the dates set forth therein.
ARTICLE VII
CONDITIONS PRECEDENT
SECTION 7.01.    Conditions to Closing Date. The occurrence of the Closing Date and the effectiveness of each Senior Lender’s Commitment are subject to the satisfaction of each of the following conditions precedent, in each case to the satisfaction of each of the Senior Issuing Banks, the Swing Line Lender and each of the Senior Lenders, unless, in each case, waived by each of the Senior Issuing Banks, the Swing Line Lender and each of the Senior Lenders:
(a)Delivery of Financing Documents. The Senior Facility Agent shall have received true, correct and complete copies of the following documents, each of which shall have been duly authorized, executed and delivered by the parties thereto:
(i)this Agreement; and
(ii)the Fee Letters.
(b)Officer’s Certificates. The Senior Facility Agent shall have received a duly executed certificate of an Authorized Officer of the Borrower, the Pledgor, the Operator and the Manager certifying that all representations, warranties, certifications, resolutions, conditions precedent, notifications, documents, agreements, consents, financial statements, budgets, certificates and reports delivered to the Facility Agents under the Financing Documents shall hereby also be deemed to be made to Senior Facility Agent for the benefit of each of the Senior Lenders, the Swing Line Lender and the Senior Issuing Banks.
(c)Representations and Warranties. Each of the representations and warranties of the Borrower in the Common Terms Agreement and the other Financing Documents is true and correct in all material respects, except for those representations and warranties that are qualified by materiality, which shall be true and correct in all respects, on and as of the Closing Date as if made on and as of the Closing Date (or, if stated to have been made solely as of an earlier date, as of such earlier date) and (B) the representations and warranties that, pursuant to Section 4.1(b) (General) of the Common Terms Agreement, are not deemed repeated.
(d)Absence of Default. No Default or Event of Default has occurred and is continuing on such date or will result from the consummation of the transactions contemplated by this Agreement or the other Transaction Documents.
(e)Collateral. The Collateral is subject to the perfected first priority Lien (subject only to Permitted Liens) established pursuant to the Security Documents.
(f)Opinions from Counsel. The Senior Facility Agent shall have received the following legal opinions, each in form and substance reasonably satisfactory to the Senior Facility Agent, each of the Senior Issuing Banks, the Swing Line Lender and each of the Senior Lenders (with sufficient copies thereof for each addressee):
(i)the opinion(s) of Andrews Kurth LLP, New York and Texas counsel and special Delaware counsel to each of the Loan Parties, SPLNG and the Sponsor, including an opinion with respect to federal permitting matters;
(ii)the opinion of Ottinger Hebert L.L.C., Louisiana counsel to the Borrower (which may be in the form of a reliance letter with respect to the opinion previously delivered pursuant to the Common Terms Agreement);
(iii)the substantive non-consolidation opinion of counsel to the Borrower with respect to the bankruptcy-remote status of the Borrower;
(iv)the opinion of Kean Miller LLP with respect to state and local regulatory and environmental matters (which may be in the form of a reliance letter with respect to the opinion previously delivered pursuant to the Common Terms Agreement);
(v)the opinion of Norton Rose Fulbright US LLP, special energy regulatory counsel to the Borrower with respect to FERC and DOE/FE matters (which may be in the form of a reliance letter with respect to the opinion previously delivered pursuant to the Common Terms Agreement); and
(vi)opinions from the Material Project Parties that are parties to the Material Project Documents described in clause (b) above (other than Natural Gas Pipeline Company of America LLC) (provided that, with respect to any such opinions previously delivered pursuant to the Common Terms Agreement, the Borrower shall only be required to use reasonable efforts to obtain such opinions, which may be in the form of reliance letters with respect to such prior opinions).
(g)Resolutions. The Senior Facility Agent shall have received a true, correct and complete copy of resolutions, duly adopted by the Borrower authorizing the execution, delivery and performance of this Agreement and a certification from an Authorized Officer of the Borrower that such resolutions have not been modified, rescinded or amended and are in full force and effect.

(h)Lien Search. The Senior Facility Agent shall have received satisfactory copies or evidence of completed requests for information or copies of the Uniform Commercial Code search reports and tax lien, judgment and litigation search reports, dated no more than fifteen (15) Business Days before the Closing Date, for the States of Delaware, Louisiana, Texas and any other jurisdiction reasonably requested by the Senior Facility Agent that name the Loan Parties as debtors, together with copies of each UCC financing statement, fixture filing or other filings listed therein, which shall evidence no Liens on the Collateral, other than Permitted Liens.
(i)Fees; Expenses. The Senior Facility Agent shall have received for its own account, or for the account of the relevant Senior Lender entitled thereto, the Senior Issuing Banks and the Swing Line Lender, all fees due and payable pursuant to Section 4.13 (Fees), and all costs and expenses (including costs, fees and expenses of legal counsel and Consultants) payable thereunder for which invoices have been presented.
(j)Authority to Conduct Business. The Senior Facility Agent shall have received satisfactory evidence, including certificates of good standing, dated no more than five (5) Business Days prior to the Closing Date, from the Secretaries of State of each relevant jurisdiction, including Louisiana and Texas, that the Borrower is duly authorized to carry on its business and is duly organized, validly existing and in good standing in its jurisdiction of organization.
(k)Adequacy of Funds. The Senior Facility Agent shall have received evidence that the Facility Commitments, the proceeds from the issuance of the Initial Senior Bonds, and the revenues that qualify as “Funded Equity” under clause (c) of such definition as contemplated by the Construction Budget and Construction Schedule and any other funds reasonably expected to be available to the Borrower on terms and conditions that are reasonably acceptable to the Common Security Trustee, will be sufficient to achieve the Project Completion Date by the Date Certain.
(l)Insurance. The Senior Facility Agent shall have received a certificate from an Authorized Officer of the Borrower certifying that the insurance policies to be provided in compliance with Section 6.6(a) (Insurance; Events of Loss) of the Common Terms Agreement conform to the requirements specified in the Financing Documents.
(m)No Material Adverse Effect. Since December 31, 2014, no developments or events have occurred which, individually or in the aggregate, have resulted or could reasonably be expected to result in a Material Adverse Effect.
(n)No Litigation. There is no action, suit, litigation, investigation or proceeding of or before any arbitrator or Government Authority pending or threatened (i) with respect to this Agreement or the transactions contemplated hereunder or (ii) which would reasonably be expected to have a Material Adverse Effect.
(o)Solvency Certificate. The Senior Facility Agent shall have received an officer’s certificate prepared by the chief financial officer of the Borrower as to the financial condition, solvency and related matters of the Borrower in substantially the form of Exhibit G (the “Solvency Certificate”).

(p)Financial Statements. The Senior Facility Agent and the Senior Lenders shall have received certified copies of the most recent (i) quarterly and annual financial statements of the Borrower, which financial statements need not be audited, (ii) quarterly and annual financial statements of the Sponsor, which annual financial statements shall be audited, and (iii) to the extent available to the Borrower, quarterly and annual financial statements of the Material Project Parties, which financial statements need not be audited or certified by the Borrower.
(q)Gas Sourcing Plan. (i) The Gas Sourcing Plan has not been amended, and (ii) all then relevant milestones described therein that were scheduled to be achieved prior to the Closing Date have been achieved.
(r)Government Approvals. The Senior Facility Agent shall have received evidence that all material Government Approvals for the Development set forth on Schedule 4.6(b) to the Common Terms Agreement, other than such Government Approvals for which evidence has already been delivered to the Facility Agents pursuant to the Common Terms Agreement, that are required as of the current stage of Development have been duly obtained, were validly issued, are in full force and effect, and are not the subject of any pending appeal to the issuing agency and all applicable fixed time periods for appeal to the issuing agency have expired (except as noted on Schedule 4.6(b) to the Common Terms Agreement or Government Approvals which do not have limits on appeal periods under Government Rule), are held in the name of the Borrower or such third party indicated on Schedule 4.6(b) to the Common Terms Agreement as allowed pursuant to Government Rule, and are free from conditions or requirements (i) the compliance with which could reasonably be expected to have a Material Adverse Effect or (ii) which the Borrower does not expect to be able to satisfy on or prior to the commencement of the relevant stage of Development except to the extent that a failure to so satisfy such condition or requirement could not reasonably be expected to have a Material Adverse Effect.
(s)Conditions Precedent under the Common Terms Agreement. The conditions in Section 2.4 (Working Capital Debt) of the Common Terms Agreement shall have been satisfied.
SECTION 7.02.    Conditions Precedent to Certain Extensions of Credit. The obligation of (i) any Senior Issuing Bank to issue Letters of Credit (or extend the maturity thereof (other than any automatic extension thereunder) or modify or amend the terms thereof), (ii) the Senior Lenders to make available Working Capital Loans, and (iii) the Swing Line Lender to make available Swing Line Loans is subject to the satisfaction of each of the following conditions, in each case to the satisfaction of the Required Senior Lenders and, in the case of Letters of Credit and Swing Line Loans, the applicable Senior Issuing Bank and the Swing Line Lender, respectively, unless, in each case, waived by the Required Senior Lenders, the Swing Line Lender and the applicable Senior Issuing Bank, as applicable:
(a)Request for Extension of Credit. The Senior Facility Agent, the Common Security Trustee, in the case of Letters of Credit, the applicable Senior Issuing Bank, and, in the case of Swing Line Loans, the Swing Line Lender, shall have received:

(i)in the case of Letters of Credit only, a duly executed Request for Issuance, as required by and in accordance with, and meeting the requirements of, Section 3.02(a) (Letters of Credit);
(ii)in the case of Working Capital Loans only, a duly executed Borrowing Notice, as required by and in accordance with, and meeting the requirements of, Section 2.02(b) (Notice of Working Capital Loan Borrowings);
(iii)in the case of Swing Line Loans only, a duly executed Borrowing Notice, as required by and in accordance with, and meeting the requirements of, Section 2.04 (Swing Line Loans); and
(iv)[Reserved].
(b)Independent Engineer Report. If the Project Completion Date has not occurred, the Senior Facility Agent shall have received a certificate of the Independent Engineer, dated no earlier than ninety (90) days prior to the date of such Extension of Credit, certifying (i) that the construction of the Project is proceeding substantially in accordance with the construction schedule set out in the Construction Schedule or, if not so proceeding, any delays will not cause (x) the Project to miss the Guaranteed Substantial Completion Dates for any train of the Project, (y) the date specified for Ready for Start Up in Attachment E to the applicable EPC Contract for any train of the Project to occur less than four (4) months prior to the Guaranteed Substantial Completion Date for such train or (z) the Project to otherwise fail to achieve (A) the Train 1 DFCD under and as defined in the BG FOB Sale and Purchase Agreement on or before the BG DFCD Deadline, (B) the Date of First Commercial Delivery under and as defined in the GN FOB Sale and Purchase Agreement on or before the GN DFCD Deadline, (C) the Date of First Commercial Delivery under and as defined in the KoGas FOB Sale and Purchase Agreement on or before the KoGas DFCD Deadline, (D) the Date of First Commercial Delivery under and as defined in the GAIL FOB Sale and Purchase Agreement on or before the GAIL DFCD Deadline, (E) the Date of First Commercial Delivery under and as defined in the Centrica FOB Sale and Purchase Agreement on or before the Centrica DFCD Deadline or (F) the Date of First Commercial Delivery under and as defined in the Total FOB Sale and Purchase Agreement on or before the Total DFCD Deadline and (ii) as to the existence of sufficient funds needed to achieve (x) Substantial Completion by each of the applicable Guaranteed Substantial Completion Dates under the applicable EPC Contract for each of the trains of the Project and (y) the Specified Completion Conditions.
(c)Borrower Certificate. The Senior Facility Agent shall have received a duly executed certificate of an Authorized Officer of the Borrower certifying that: (i) each of the representations and warranties of the Borrower in Article VI is true and correct in all material respects except for (A) those representations and warranties that are qualified by materiality, which shall be true and correct in all respects, on and as of the date of such Extension of Credit as if made on and as of such date (or, if stated to have been made solely as of an earlier date, as of such earlier date) and (B) the representations and warranties that, pursuant to Section 4.1(b) (General) of the Common Terms Agreement, are not deemed repeated; (ii) no Default or Event of Default has occurred and is continuing on such date or will result from the consummation of the transactions contemplated by the Transaction Documents; and (iii) the Collateral is subject to the perfected first priority Lien

(subject only to Permitted Liens) and security interest established pursuant to the Security Documents.
(d)Representations and Warranties. Each of the representations and warranties of the Borrower in the Common Terms Agreement and the other Financing Documents is true and correct in all material respects, except for (A) those representations and warranties that are qualified by materiality, which shall be true and correct in all respects, on and as of the date of such Extension of Credit as if made on and as of such date (or, if stated to have been made solely as of an earlier date, as of such earlier date) and (B) the representations and warranties that, pursuant to Section 4.1(b) (General) of the Common Terms Agreement, are not deemed repeated.
(e)Absence of Default. No Default or Event of Default has occurred and is continuing on such date.
(f)Collateral. The Collateral is subject to the perfected first priority Lien (subject only to Permitted Liens) established pursuant to the Security Documents.
(g)Gas Sourcing Plan. (i) The Gas Sourcing Plan has not been amended in any material respect, and (ii) all then relevant milestones described therein that were scheduled to be achieved prior to the date of such Extension of Credit have been achieved.
(h)Fees; Expenses. The Senior Facility Agent shall have received for its own account, or for the account of the relevant Senior Lender entitled thereto, the Senior Issuing Banks, and the Swing Line Lender all Fees due and payable pursuant to Section 4.13 (Fees) and all costs and expenses (including costs, fees and expenses of legal counsel and Consultants) payable thereunder for which invoices have been presented.
ARTICLE VIII
COVENANTS OF THE BORROWER
SECTION 8.01.    Covenants Applicable Prior to Other Obligations Discharge Date. Prior to the Other Obligations Discharge Date, the Borrower shall perform or observe (as applicable) the obligations set forth in Section 6 (Affirmative Covenants) and Section 7 (Negative Covenants) (other than Section 7.7 (Restricted Payments)) in accordance with the terms thereof.
SECTION 8.02.    Covenants Applicable After the Other Obligations Discharge Date. After the Other Obligations Discharge Date and until the Obligations have been paid in full, the Commitments have expired or been terminated, and all Letters of Credit have expired or been terminated (or arrangements with respect to each outstanding Letter of Credit have been made that are satisfactory to the Senior Issuing Bank that issued such Letter of Credit), the Borrower shall perform or observe (as applicable) the obligations set forth in Schedule 8.01.
SECTION 8.03.    Restricted Payments.
(a)Prior to the Other Obligations Discharge Date, the Borrower shall not make or agree to make, directly or indirectly, (a) any Restricted Payments (other than any Sponsor Case Restricted Payments and Additional Equity Distributions) except as permitted under Section 5.10 (Distribution

Account) of the Accounts Agreement, the provisions of which shall be for the benefit of the Senior Secured Parties, (b) any Sponsor Case Restricted Payments except as permitted under Section 5.01(c)(iv) (Withdrawals from the Equity Proceeds Account) of the Accounts Agreement, the provisions of which shall be for the benefit of the Senior Secured Parties, or (c) any Additional Equity Distributions except as permitted under Section 5.01(c)(v) (Withdrawals from the Equity Proceeds Account) of the Accounts Agreement, the provisions of which shall be for the benefit of the Senior Secured Parties.
(b)On and after the Other Obligations Discharge Date and until the Obligations have been paid in full, the Commitments have expired or been terminated, and all Letters of Credit have expired or been terminated (or arrangements with respect to each outstanding Letter of Credit have been made that are satisfactory to the Senior Issuing Bank that issued such Letter of Credit), the Borrower shall not make or agree to make, directly or indirectly, any Restricted Payments except for, not more frequently than once per month:
(i)Sponsor Case Restricted Payments if the following conditions have been satisfied:

(A)
only with respect to making the first Sponsor Case Restricted Payment, the conditions set forth in Schedule 5.01(c)(iv) to the Accounts Agreement have been satisfied (except that if any condition to be satisfied after the Other Obligations Discharge Date requires the delivery of a certificate or other document to the Facility Agents, such condition will be deemed satisfied by the delivery of such certificate or other document to the Senior Facility Agent);

(B)	No Default or Event of Default has occurred and is continuing or would occur as a result of making such Sponsor Case Restricted Payment; and

(C)
the Senior Facility Agent has received a Sponsor Case Restricted Payment Certificate, duly executed by an Authorized Signatory of the Borrower, confirming that each of the conditions set forth in clauses (B) and (C) of this Section 8.03(a) (Restricted Payments) have been satisfied;

(ii)Additional Equity Distributions if the following conditions have been satisfied:

(A)
The conditions set forth in Section 5.01(c)(v)(A)-(C) and (E)-(H) of the Accounts Agreement have been satisfied (except that if any condition to be satisfied after the Other Obligations Discharge Date requires the delivery of a certificate or other document to the Facility Agents, such condition will be deemed satisfied by the delivery of such certificate or other document to the Senior Facility Agent); and

(B)
the Senior Facility Agent has received an Additional Equity Distribution Certificate, duly executed by an Authorized Signatory of the Borrower, confirming that each of the conditions set forth in clause (A) of this Section 8.03(b) (Restricted Payments) have been satisfied; and

(iii)Base Case Restricted Payments if the following conditions have been satisfied:

(A)	Train 2 has achieved Substantial Completion (as defined in the Stage 1 EPC Contract);

(B)	No Default or Event of Default has occurred and is continuing or would occur as a result of making such Base Case Restricted Payment;

(C)
there shall be on deposit with the Accounts Bank the following amounts to be held as cash reserves (distinct from any other reserve requirements under the Accounts Agreement or any Senior Debt Instruments): (1) in respect of any Base Case Restricted Payment made on or after Substantial Completion of Train 2 and prior to the date that is three months thereafter, at least $50,000,000; (2) in respect of any Base Case Restricted Payment made on or after the date that is three months following Substantial Completion of Train 2 and prior to six months following Substantial Completion of Train 3, at least $75,000,000; (3) in respect of any Base Case Restricted Payment made on or after the date that is six months following Substantial Completion of Train 3 and prior to Substantial Completion of Train 4, at least $100,000,000; and (4) in respect of any Base Case Restricted Payment made on or after Substantial Completion of Train 4, at least $50,000,000;

(D)
(D)    the Borrower shall have (i) at least $200,000,000 of unrestricted cash held in the Operating Account or at least $200,000,000 of unused Commitments under this Agreement available to be borrowed and used for General Working Capital Purposes or (ii) a combination of unrestricted cash and such unused Commitments aggregating at least $200,000,000;

(E)
the Borrower’s Debt to Equity Ratio shall not exceed the ratio of 75:25 taking into account the payment of such Restricted Payment) but without regard to any outstanding Indebtedness comprising Working Capital Debt;

(F)	each Debt Service Reserve Account and Additional Debt Service Reserve Account is funded to its then required funding level;

(G)
the Borrower delivers to the Common Security Trustee and the Senior Facility Agent a certificate (setting out its calculations therein) confirming that for the twelve (12) month period commencing on the projected Initial Quarterly Payment Date, the Projected Debt Service Coverage Ratio is at least 1.50x, calculated with respect to all Cash Flows other than Cash Flows comprising the pass-through component of the cost of purchase and transportation of natural gas consumed for LNG production to the extent not already deduced as an operating expense (as contemplated by the definition of Cash Flow Available for Debt Services); provided that, for purposes of this clause (G), the Projected Debt Service Coverage Ratio shall be determined by taking into account Cash Flows which shall be based on FOB Sale and Purchase Agreements; provided further, that such calculation shall be reasonable acceptable to the Common Security Trustee; and

(H)
the Borrower delivers to the Common Security Trustee and the Senior Facility Agent a certificate from an Authorized Signatory of the Borrower (with the concurrence of the Independent Engineer, such concurrence not to be unreasonably withheld, conditioned or delayed) certifying as to the existence of sufficient funds necessary to cause (i) the Date of First Commercial Delivery under and as defined in the KoGas FOB Sale and Purchase Agreement to occur on or before the KoGas DFCD Deadline, (ii) the Date of First Commercial Delivery under and as defined in the GAIL FOB Sale and Purchase Agreement to occur on or before the GAIL DFCD Deadline, (iii) the Date of First Commercial Delivery under and as defined in the Centrica FOB Sale and Purchase Agreement to occur on or before the Centrica DFCD Deadline and (iv) the Date of First Commercial Delivery under and as defined in the Total FOB Sale and Purchase Agreement to occur on or before the Total DFCD Deadline; and

(iv)other Restricted Payments if the following conditions have been satisfied:

(A)	no Default or Event of Default has occurred and is continuing or would occur as a result of such Restricted Payment;

(B)
the Borrower delivers to the Common Security Trustee and the Senior Facility Agent a certificate (setting out its calculations therein) confirming (1) that the Debt Service Coverage Ratio for the last measurement period is at least 1.25x and (2) the Projected Debt Service Coverage Ratio for the next twelve (12) month‑period is at least 1.25x, calculated in the case of clause (2) with respect to all Cash Flows other than Cash Flows comprising the pass-through component of the cost of purchase and transportation of natural gas consumed for LNG production to the extent not already deducted as an operating expense (as contemplated by the definition of Cash Flow

Available from Debt Service); provided, that, for purposes of this clause (B), the Projected Debt Service Coverage Ratio shall be determined by taking into account only Cash Flows which shall be based on FOB Sale and Purchase Agreements; provided further, that such calculation shall be reasonably acceptable to the Common Security Trustee;

(C)
the Debt Service Reserve Accounts, if any are then required, are funded (with cash or letters of credit as set forth herein) in an amount equal to the Required Debt Service Reserve Amount and the “debt service reserve requirements” established pursuant to any Senior Debt Instrument governing Secured Replacement Debt, as applicable;

(D)	the Project Completion Date has occurred;

(E)	the Restricted Payment is made on a date that is no later than twenty-five (25) Business Days following the last day of the most recent Fiscal Quarter;

(F)	the first installment of the principal payments on the Facility Loans has been made;

(G)	the date of withdrawal and transfer of the Restricted Payment is prior to the last Quarterly Payment Date prior to the Maturity Date; and

(H)
the Common Security Trustee has received a Restricted Payment Certificate, duly executed by an Authorized Signatory of the Borrower, confirming that each of the conditions set forth in clauses (A) through (G) of this Section 8.03(b)(iv) (Restricted Payments) has been satisfied.

SECTION 8.04.    Reporting Covenants. Until the Obligations have been paid in full, the Commitments have expired or been terminated, and all Letters of Credit have expired or been terminated (or arrangements with respect to each outstanding Letter of Credit have been made that are satisfactory to the Senior Issuing Bank that issued such Letter of Credit), the Borrower shall perform or observe (as applicable) the obligations set forth in Section 8 (Reporting Requirements) of the Common Terms Agreement in accordance with the terms thereof.
ARTICLE IX
DEFAULTS
SECTION 9.01.    Events of Default.
(a)Prior to the Other Obligations Discharge Date, any of the following will be an “Event of Default”:

(i)    any Event of Default set forth in Section 9 (Events of Default for Secured Debt) of the Common Terms Agreement, subject to all of the provisions of such Section in the Common Terms Agreement; or
(ii)    the default by the Borrower in the payment when due of any amount payable under the Fee Letters unless (x) such default is caused by an administrative or technical error and (y) payment is made within three (3) Business Days of its due date.
(b)On and after the Other Obligations Discharge Date, any of the following will be an “Event of Default”:
(i)failure by the Borrower (i) to pay when due any principal of any Loans unless (x) such default is caused by an administrative or technical error and (y) payment is made within three (3) Business Days of its due date, or (ii) to pay when due any interest on the Loans or any fee or any other amount payable by it under this Agreement or any other Obligation and such default continues unremedied for a period of three (3) Business Days after the occurrence of such default;
(ii)the Borrower or any other Loan Party, as applicable, defaults in the due performance and observance of any of its obligations under any of Section 1.3(a) or (b) of Schedule 8.01 (Maintenance of Existence, Etc.), Section 1.5(b) or (e) of Schedule 8.01 (Compliance with Government Rules, Etc.) (except to the extent that any Default is caused by administrative or technical error), Section 1.9(a) or (c) of Schedule 8.01 (Maintenance of Liens), Section 1.10 of Schedule 8.01 (Use of Proceeds), Section 1.15 of Schedule 8.01 (Debt Service Coverage Ratio), Section 2.2(a) of Schedule 8.01 (Prohibition of Fundamental Changes), Section 2.3(a) or (c) of Schedule 8.01 (Nature of Business), Section 2.5 of Schedule 8.01 (Restrictions on Indebtedness), Section 8.03 (Restricted Payments), Section 2.8 of Schedule 8.01 (Limitation on Liens), Section 2.15 of Schedule 8.01 (Use of Proceeds; Margin Regulations), Section 2.17 of Schedule 8.01 (Hedging Arrangements), Section 2.19 of Schedule 8.01 (Guarantees), Section 2.21 of Schedule 8.01 (Sale of Natural Gas in Interstate Commerce), or Section 8.2(a) or (c) of the Common Terms Agreement (with respect to Environmental Claims) (Notice of Default, Event of Default and Other Events);
(iii)the Borrower or any other Loan Party, as applicable, defaults in the due performance and observance of any of its obligations under any of Section 1.5(a) of Schedule 8.01 (Compliance with Government Rules, Etc.) (with respect to any Environmental Laws), Section 1.5(b) or (e) of Schedule 8.01 (Compliance with Government Rules, Etc.) (to the extent that any Default is caused by administrative or technical error), Section 1.8 of Schedule 8.01 (Taxes), Section 1.9(b) of Schedule 8.01 (Maintenance of Liens), Section 2.2(b) of Schedule 8.01 (Prohibition of Fundamental Changes), Section 2.3(b) of Schedule 8.01 (Nature of Business), Section 2.9(b) of Schedule 8.01 (Project Documents, Etc.), Section 2.11 of Schedule 8.01 (Transactions with Affiliates), Section 2.12 of Schedule 8.01 (Accounts), Section 2.13(a) of Schedule 8.01 (EPC and Construction Contracts), Section 2.14 of Schedule 8.01 (GAAP), Section 2.16 of Schedule 8.01 (Permitted Investments), or Section 8.2(h) (Notice of Default, Events of Default and Other Events) or Section 8.3(a)(ii) (Other Notices) of the Common Terms Agreement and such Default continues unremedied for a period of fifteen (15) days after the Borrower receives written notice of such Default from the Common Security Trustee or the Senior Facility Agent or fifteen (15) days (except, with respect to a Default under Section 1.5 (b) or (e) of Schedule 8.01 (Compliance with Government Rules, Etc.) (to the extent that any Default is caused by administrative or technical error) five (5) days) after the Borrower obtains Knowledge of such Default, whichever is earlier;
(iv)except as otherwise addressed in this Section 9.01, the Borrower or any other Loan Party, as applicable, defaults in the due performance and observance of any of its obligations contained in any other covenant or agreement to be performed or observed by it under the Financing Documents; provided, that if such Default is capable of remedy, no Event of Default shall have occurred pursuant to this clause (iv) if such Default has been remedied within thirty (30) days after written notice of such Default is given by the Common Security Trustee or the Senior Facility Agent to the Borrower, provided, that if such failure is not capable of remedy within such 30-day period, such 30‑day period shall be extended to a total period of ninety (90) days so long as (A) such Default is subject to cure, (B) the Borrower or such Loan Party, as applicable, is diligently pursuing a cure and (C) such additional cure period could not reasonably be expected to result in a Material Adverse Effect or materially and adversely affect the Borrower’s rights, duties, obligations or liabilities under the FOB Sale and Purchase Agreements;
(v)any representation or warranty made or deemed made by the Borrower or any other Loan Party in this Agreement, or any other Financing Document, as applicable, or (b) any representation, warranty or statement in any certificate, financial statement or other document furnished to the Common Security Trustee, the Senior Facility Agent or any Senior Lender by or on behalf of the Borrower, shall prove to have been false or misleading as of the time made or deemed made, confirmed or furnished; provided, that such misrepresentation or such false statement shall not constitute an Event of Default if the adverse effects of such incorrect representation or warranty (i) would not reasonably be expected to result in a Material Adverse Effect or (ii) are capable of being cured and are cured within sixty (60) days after the earlier of (I) written notice of such Default from the Common Security Trustee or the Senior Facility Agent or (II) the Borrower’s Knowledge of such Default;
(vi)(a) failure by the Borrower or SPLNG to pay when due any Indebtedness of the Borrower that is in excess of one hundred million Dollars ($100,000,000) in the aggregate or (b) default with respect to any Indebtedness of the Borrower or SPLNG that is in excess of one hundred million Dollars ($100,000,000) in the aggregate and continued beyond any applicable grace period, the effect of which has been to cause, or permit the holders thereof to cause, the entire amount of such Indebtedness under this clause (vi) to become due (whether by acceleration, redemption, purchase, offer to purchase or otherwise) prior to its stated maturity;
(vii)(A) any Material Project Document shall at any time for any reason cease to be valid and binding or in full force and effect or shall be materially Impaired (in each case, except in connection with its expiration in accordance with its terms in the ordinary course

(and not related to any default or early termination right thereunder)) or the enforceability thereof is contested or disaffirmed in writing by or on behalf of any party thereto, (B) the Borrower or any Material Project Party shall be in material breach or default, or a termination event shall occur, under the FOB Sale and Purchase Agreements, the EPC Contracts or the Sabine Pass TUA, or (C) the Borrower or any other Project Party shall be in breach or default, or a termination event shall occur, under any other Project Document or the Consent and any such event under this subclause (C) could reasonably be expected to result in a Material Adverse Effect; provided, however, that no Event of Default shall have occurred pursuant to this clause (vii) if (x) in the case of the occurrence of an event under subclause (A), (B) or (C) above, such breach, default, termination event, or other event is cured within the lesser of sixty (60) days of such breach, default, termination event, or other event and the cure period permitted under the applicable Project Document with respect to such breach, default, termination event, or other event or (y) in the case of the occurrence of any of the events set forth in subclause (A), (B) or (C) above with respect to any Project Document, the Borrower notifies the Common Security Trustee that it intends to replace such Project Document and diligently pursues such replacement and the applicable Project Document is replaced within ninety (90) days with a Project Document or Additional Material Project Document, as applicable, that is on terms and conditions that are and with a Project Party that is reasonably acceptable to the Required Secured Parties; provided, further, that in the case of the replacement of an FOB Sale and Purchase Agreement, the Borrower shall also have provided evidence to the Common Security Trustee that any Export Authorization specifically referencing the replaced FOB Sale and Purchase Agreement has been amended or replaced with an Export Authorization on substantially the same terms as the original Export Authorization and that enables the Borrower to comply with its obligations under the new FOB Sale and Purchase Agreement;
(viii)A Bankruptcy shall occur with respect to (A) any Loan Party, (B) SPLNG, or (C) prior to Final Completion, any EPC Contractor or Bechtel Global Energy, Inc.;
(ix)a Bankruptcy shall occur with respect to any party to one or more Default LNG Sale and Purchase Agreements (other than the Borrower) (and such party has failed to meet its contractual obligations under the applicable FOB Sale and Purchase Agreement for 180 consecutive days), unless:

(A)
the Borrower notifies the Senior Facility Agent that it intends to enter into a replacement Material Project Document in lieu of the Material Project Document to which any of the affected Persons is party,

(B)	the Borrower diligently pursues such replacement,

(C)	the applicable Material Project Document is replaced not later than 180 days following the expiration of such 180 consecutive day period (except the EPC Contracts shall be replaced within 360 days),

(D)	(I) in the case of any FOB Sale and Purchase Agreement, such replacement Material Project Document is on terms and conditions,

taken as a whole, not materially less favorable to the Borrower than the then existing least favorable FOB Sale and Purchase Agreement, (II) in the case of any EPC Contract, such replacement Material Project Document is on terms and conditions, taken as a whole, not materially less favorable to the Borrower than such EPC Contract being replaced, and (III) in the case of any EPC Contract related to Train 1 and Train 2, Train 3 and Train 4, Train 5, or Train 6, the counterparty to such replacement Material Project Document is an internationally recognized contractor and the Borrower shall have delivered to the Senior Facility Agent a certificate of the Independent Engineer, certifying that such counterparty is capable of completing the applicable Project Phase, and

(E)
in the case of any FOB Sale and Purchase Agreement, the counterparty to any such replacement Material Project Document (x) has an Investment Grade Rating from at least two Acceptable Rating Agencies, or provides a guaranty from an Affiliate that has at least two of such ratings or (y) has a direct or indirect parent with an Investment Grade Rating from at least one Acceptable Rating Agency and either the counterparty or an Affiliate of such counterparty who is providing a guaranty has a tangible net worth in excess of fifteen billion Dollars ($15,000,000,000);

provided that, subclauses (D) and (E) shall not apply if such replacement Material Project Document is reasonably acceptable to the Required Senior Lenders;
(x)(A) Prior to the Project Completion Date, a judgment or order, or series of judgments or orders, for the payment of money in excess of two hundred fifty million Dollars ($250,000,000) in the aggregate or a final judgment or order, or series of final judgments or orders, for the payment of money in excess of one hundred fifty million Dollars ($150,000,000) in the aggregate, or (B) following the Project Completion Date, a final judgment or order, or series of judgments or orders, for the payment of money in excess of one hundred fifty million Dollars ($150,000,000) in the aggregate (net of insurance proceeds which are reasonably expected to be paid), in either case shall be rendered against any Loan Party, in each case, by one or more Government Authorities, arbitral tribunals or other bodies having jurisdiction over any such entity and the same shall not be discharged (or provision shall not be made for such discharge), dismissed or stayed, within ninety (90) days from the date of entry of such judgment or order or judgments or orders;
(xi)this Agreement or any other Financing Document or any material provision of any Financing Document, (A) is declared by a court of competent jurisdiction to be illegal or unenforceable, (B) should otherwise cease to be valid and binding or in full force and effect or shall be materially Impaired (in each case, except in connection with its expiration in accordance with its terms in the ordinary course (and not related to any default hereunder))

or (C) is (including the enforceability thereof) expressly terminated, contested or repudiated by any Loan Party or any Affiliate of any Loan Party;
(xii)the Liens in favor of the Secured Parties under the Security Documents shall at any time cease to constitute valid and perfected Liens granting a first priority security interest in any material portion of the Collateral (subject to Permitted Liens);
(xiii)an Event of Abandonment occurs or is deemed to have occurred;
(xiv)an Event of Loss occurs with respect to all or substantially all of the Project or all or substantially all of the pipelines necessary to supply gas to the Project (unless, in the case of an Event of Loss of such pipelines, such Event of Loss constitutes Force Majeure);
(xv)the Sponsor fails to (A) hold directly or indirectly more than 50% of the ownership interests in the Borrower or (B) control, directly or indirectly (without granting to any other Person any negative controls over its right to exercise such control), voting rights with more than 50% of the votes of all classes in the Borrower;
(xvi)any Government Approval related to the Borrower or the Project shall be Impaired and such Impairment could reasonably be expected to have a Material Adverse Effect, unless (A) the Borrower provides to the Senior Facility Agent a remediation plan (which sets forth the proposed steps to be taken to cure such Impairment) no later than twenty (20) Business Days following the date that the Borrower has knowledge of the occurrence of such Impairment, (B) the Borrower pursues the implementation of such remediation plan, and (C) such Impairment is cured no later than three hundred sixty (360) days following the occurrence thereof; or
(xvii)except as may result from the exercise of remedies under the Transaction Documents, any Secured Party, solely by virtue of (A) the ownership or the operation of the Project, or (B) the execution, delivery or performance of the Transaction Documents, shall become (1) subject to regulation as a “natural-gas company,” as such term is defined in the NGA, (2) subject to regulation pursuant to Section 3 of the NGA, (3) subject to regulation under PUHCA, (4) subject to regulation under the laws of the State of Louisiana with respect to rates, or subject to material financial and organizational regulation under such law or (5) subject to regulation as a “public utility,” an “electric public utility,” a “gas utility” or a “natural gas company” pursuant to Article 4, Section 21 of the Louisiana Constitution, or Title 30 or Title 45 of the Louisiana Revised Statutes, or the orders, rules and regulations promulgated thereunder.
SECTION 9.02.    Acceleration Upon Bankruptcy. If any Event of Default described in Section 9.7 (Bankruptcy; Insolvency) of the Common Terms Agreement or Section 9.02(b)(viii), whichever is applicable at the time, occurs with respect to the Borrower, the Senior Facility Agent shall, in each case without notice, demand or further action, take the following actions:
(a)declare the outstanding principal amount of all Obligations that are not already due and payable to be immediately due and payable; and

(b)terminate all outstanding Commitments.
SECTION 9.03.    Acceleration Upon Other Event of Default. If any Event of Default occurs for any reason (except the occurrence of any Event of Default described in Section 9.7 (Bankruptcy; Insolvency) of the Common Terms Agreement or Section 9.02(b)(viii) (whichever is applicable at the time) with respect to the Borrower, for which provision is made in Section 9.02 (Acceleration Upon Bankruptcy)), whether voluntary or involuntary, and is continuing (after giving effect to any cure of the applicable Event of Default), the Senior Facility Agent may, or upon the direction of the Required Senior Lenders shall, by written notice to the Borrower take any or all of the following actions:
(a)declare all or any portion of the outstanding principal amount of the Loans and all other Obligations to be immediately due and payable; and
(b)terminate all outstanding Commitments (if not theretofore terminated).
SECTION 9.04.    Action Upon Event of Default. Subject to the terms of the Intercreditor Agreement, if any Event of Default occurs for any reason, whether voluntary or involuntary, and is continuing (after giving effect to any cure of the applicable Event of Default), the Senior Facility Agent may, or upon the direction of the Required Senior Lenders shall, by written notice to the Borrower of its intention to exercise any remedies hereunder, under the other Financing Documents or at law or in equity, and without further notice of default, presentment or demand for payment, protest or notice of non-payment or dishonor, or other notices or demands of any kind, all such notices and demands being waived by the Borrower, exercise any or all of the following rights and remedies, in any combination or order that the Senior Facility Agent or the Required Senior Lenders may elect, in addition to such other rights or remedies as the Senior Facility Agent and the Senior Lenders may have hereunder, under the other Financing Documents or at law or in equity:
(a)Without any obligation to do so, make Extensions of Credit to or on behalf of the Borrower to cure any Event of Default hereunder and to cure any default and render any performance under any Material Project Documents (or any other contract to which the Borrower is a party) as the Required Senior Lenders in their sole and absolute discretion may consider necessary or appropriate, whether to preserve and protect the Collateral or the Senior Lenders’ interests therein or for any other reason, and all sums so expended, together with interest on such total amount at the Default Rate, shall be repaid by the Borrower to the Senior Facility Agent on demand and shall be secured by the Financing Documents, notwithstanding that such expenditures may, together with amounts advanced under this Agreement, exceed the amount of the Total Commitment;
(b)Apply or execute upon any amounts on deposit in any Account or any other monies of the Borrower on deposit with the Senior Facility Agent, any Senior Lender or the Accounts Bank in the manner provided in the UCC and other relevant statutes and decisions and interpretations thereunder with respect to cash collateral;
(c)Enter into possession of the Project and perform or cause to be performed any and all work and labor necessary to complete construction of the Project substantially according to the EPC Contracts or to operate and maintain the Project, and all sums expended by the Senior Facility

Agent in so doing, together with interest on such total amount at the Default Rate, shall be repaid by the Borrower to the Senior Facility Agent upon demand and shall be secured by the Financing Documents, notwithstanding that such expenditures may, together with amounts advanced under this Agreement, exceed the Total Commitment.
SECTION 9.05.    Cash Collateralization of Letters of Credit.
(a)Amounts held in the LC Cash Collateral Account shall be the property of the Senior Facility Agent for the benefit of the Senior Lenders and shall be applied by the Senior Facility Agent to the payment of LC Loans deemed made under any Letters of Credit.
(b)The balance, if any, in the LC Cash Collateral Account, after (x) all Letters of Credit shall have expired or been fully drawn upon and (y) giving effect to the payment of any LC Loans pursuant to Section 9.05(a), shall be applied to repay the other Obligations according to Section 9.06(d) (Applications of Proceeds).
SECTION 9.06.    Application of Proceeds. Subject to the terms of the Intercreditor Agreement, any moneys received by the Senior Facility Agent from the Common Security Trustee after the occurrence and during the continuance of an Event of Default and the period during which remedies have been initiated shall be applied in full or in part by the Senior Facility Agent against the Obligations in the following order of priority (but without prejudice to the right of the Senior Lenders, subject to the terms of the Intercreditor Agreement, to recover any shortfall from the Borrower):
(a)first, to payment of that portion of the Obligations constituting fees, costs, expenses (and interest owing thereon (if any)) and any other amounts (including fees, costs and expenses of counsel) payable to the Senior Issuing Banks, the Swing Line Lender (excluding Commitment Fees covered by clause (b) below), the Senior Facility Agent, the Common Security Trustee, the Accounts Bank, or the Intercreditor Agent in their respective capacities as such;
(b)second, to payment of that portion of the Obligations constituting fees, costs, expenses (and interest owing thereon (if any)) and any other amounts (including fees, costs and expenses of counsel and amounts payable under Article V (LIBOR and Tax Provisions)) payable to the Senior Lenders, ratably in proportion to the amounts described in this clause second payable to them, as certified by the Senior Facility Agent;
(c)third, to payment of that portion of the Obligations constituting accrued and unpaid interest (including default interest) with respect to the Loans payable to the Senior Lenders, ratably in proportion to the respective amounts described in this clause third payable to them, as certified by the Senior Facility Agent;
(d)fourth, to payment, on a pro rata basis, of (i) that principal amount of the Loans payable to the Senior Lenders, ratably among the Senior Lenders in proportion to the respective amounts described in this clause fourth held by them, as certified by the Senior Facility Agent and (ii) the cash collateralization of any outstanding Letters of Credit in an amount not to exceed the aggregate LC Available Amounts of all Letters of Credit then outstanding, payable to the LC Cash Collateral Account; and

(e)fifth, the balance, if any, after all of the Obligations have been paid in full, to the Borrower or as otherwise required by applicable Government Rule.
ARTICLE X
THE SENIOR FACILITY AGENT
SECTION 10.01.    Appointment and Authority.
(a)Each of the Senior Lenders, the Swing Line Lender and the Senior Issuing Banks hereby appoints, designates and authorizes The Bank of Nova Scotia as its Senior Facility Agent under and for purposes of each Financing Document to which the Senior Facility Agent is a party, and in its capacity as the Senior Facility Agent, to act on its behalf as Secured Debt Holder Group Representative and the Designated Voting Party (as defined in the Intercreditor Agreement) for the Senior Lenders, the Swing Line Lender and the Senior Issuing Banks. The Bank of Nova Scotia hereby accepts this appointment and agrees to act as the Senior Facility Agent for the Senior Lenders, the Swing Line Lender and the Senior Issuing Banks in accordance with the terms of this Agreement. Each of the Senior Lenders, the Swing Line Lender and the Senior Issuing Banks appoints and authorizes the Senior Facility Agent to act on behalf of such Senior Lenders, the Swing Line Lender and the Senior Issuing Banks under each Financing Document to which it is a party and in the absence of other written instructions from the Required Senior Lenders received from time to time by the Senior Facility Agent (with respect to which the Senior Facility Agent agrees that it will comply, except as otherwise provided in this Section 10.01 or as otherwise advised by counsel, and subject in all cases to the terms of the Intercreditor Agreement), to exercise such powers hereunder and thereunder as are specifically delegated to or required of the Senior Facility Agent by the terms hereof and thereof, together with such powers as may be reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in any Financing Document, the Senior Facility Agent shall not have any duties or responsibilities except those expressly set forth herein, nor shall the Senior Facility Agent have or be deemed to have any fiduciary relationship with any Senior Lender, the Swing Line Lender, any Senior Issuing Bank or other Senior Secured Party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into any Financing Document or otherwise exist against the Senior Facility Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Agreement with reference to the Senior Facility Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Government Rule. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.
(b)The provisions of this Article X are solely for the benefit of the Senior Facility Agent, the Senior Lenders, the Swing Line Lender and the Senior Issuing Banks, and neither the Borrower nor any other Person shall have rights as a third party beneficiary of any of such provisions other than the Borrower’s rights under Section 10.06(a) and (b) (Resignation or Removal of Senior Facility Agent).
SECTION 10.02.    Rights as a Lender or Secured Hedging Party. Each Person serving as the Senior Facility Agent hereunder or under any other Financing Document shall have the same rights and powers in its capacity as a Commercial Bank Lender, Swing Line Lender, Senior Issuing Bank, Senior Lender, KEXIM Covered Facility Lender, KSURE Covered Facility Lender, Secured Hedging Party or Gas Hedge Provider, as the case may be, as any other Commercial Bank Lender, Swing Line Lender, Senior Issuing Bank, Senior Lender, KEXIM Covered Facility Lender, KSURE Covered Facility Lender, Secured Hedging Party or Gas Hedge Provider, as the case may be, and may exercise the same as though it were not the Senior Facility Agent. Each such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or Affiliates of the Borrower as if such Person were not the Senior Facility Agent hereunder and without any duty to account therefor to the Senior Lenders.
SECTION 10.03.    Exculpatory Provisions.
(a)The Senior Facility Agent shall not have any duties or obligations except those expressly set forth herein and in the other Financing Documents. Without limiting the generality of the foregoing, the Senior Facility Agent shall not:
(i)be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;
(ii)have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Financing Documents that the Senior Facility Agent is required to exercise as directed in writing by the Required Senior Lenders (or such other number or percentage of the Senior Lenders as shall be expressly provided for herein or in the other Financing Documents); provided that, the Senior Facility Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Senior Facility Agent to liability or that is contrary to any Financing Document or applicable Government Rule; or
(iii)except as expressly set forth herein and in the other Financing Documents, have any duty to disclose, nor shall the Senior Facility Agent be liable for any failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Senior Facility Agent or any of its Affiliates in any capacity.
(b)The Senior Facility Agent shall not be liable for any action taken or not taken by it (i) with the prior written consent or at the request of the Required Senior Lenders (or such other number or percentage of the Senior Lenders as may be necessary, or as the Senior Facility Agent may believe in good faith to be necessary, under the circumstances as provided in Section 11.01 (Amendments, Etc.)) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by a final and non-appealable order. The Senior Facility Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until written notice describing such Default or Event of Default is given to the Senior Facility Agent in writing by the Borrower, the Common Security Trustee, a Senior Lender, the Swing Line Lender or a Senior Issuing Bank. The Senior Facility Agent shall provide copies of such notice to the Senior Lenders, the Swing Line Lender and the Senior Issuing Banks.

(c)The Senior Facility Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Financing Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence or continuance of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Financing Document or any other agreement, instrument or document, or the perfection or priority of any Lien or security interest created or purported to be created by any Security Document, or (v) the satisfaction of any condition set forth in Article VII (Conditions Precedent) or elsewhere herein, other than to confirm receipt of any items expressly required to be delivered to the Senior Facility Agent.
SECTION 10.04.    Reliance by Senior Facility Agent. The Senior Facility Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Senior Facility Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. The Senior Facility Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. In determining compliance with any condition hereunder to an Extension of Credit that by its terms must be fulfilled to the satisfaction of the Required Senior Lenders, the Swing Line Lender, each Senior Issuing Bank and the Senior Facility Agent, as applicable, may presume that such condition is satisfactory to the Required Senior Lenders unless the Swing Line Lender, such Senior Issuing Bank or the Senior Facility Agent, as applicable, has received notice to the contrary from such Senior Lenders or the Intercreditor Agent prior to such Extension of Credit.
SECTION 10.05.    Delegation of Duties. The Senior Facility Agent may perform any and all of its duties and exercise any and all its rights and powers hereunder or under any other Financing Document by or through any one or more sub-agents appointed by the Senior Facility Agent. The Senior Facility Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article X shall apply to any such sub-agent and to the Related Parties of the Senior Facility Agent, and shall apply to all of their respective activities in connection with their acting as or for the Senior Facility Agent.
SECTION 10.06.    Resignation or Removal of Senior Facility Agent.
(a)The Senior Facility Agent may resign from the performance of all its functions and duties hereunder and under the other Financing Documents at any time by giving thirty (30) days’ prior written notice to the Borrower, the Common Security Trustee, the Senior Lenders, the Swing Line Lender and the Senior Issuing Banks. The Senior Facility Agent may be removed at any time (i) by the Required Senior Lenders for such Person’s gross negligence or willful misconduct or

(ii) by the Borrower, with the consent of the Required Senior Lenders, for such Person’s gross negligence or willful misconduct. In the event The Bank of Nova Scotia is no longer the Senior Facility Agent, any successor Senior Facility Agent may be removed at any time with cause by the Required Senior Lenders. Any such resignation or removal shall take effect upon the appointment of a successor Senior Facility Agent, in accordance with this Section 10.06.
(b)Upon any notice of resignation by the Senior Facility Agent or upon the removal of the Senior Facility Agent by the Required Senior Lenders, or by the Borrower with the approval of the Required Senior Lenders pursuant to Section 10.06(a), the Required Senior Lenders shall appoint a successor Senior Facility Agent, hereunder and under each other Financing Document to which the Senior Facility Agent is a party, such successor Senior Facility Agent to be a commercial bank having a combined capital and surplus of at least one billion Dollars ($1,000,000,000); provided that, in no event shall any successor Senior Facility Agent be a Defaulting Lender; provided, further that, if no Default or Event of Default shall then be continuing, appointment of a successor Senior Facility Agent shall also be acceptable to the Borrower (such acceptance not to be unreasonably withheld, conditioned or delayed). The fees payable by the Borrower to a successor Senior Facility Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.
(c)If no successor Senior Facility Agent has been appointed by the Required Senior Lenders within thirty (30) days after the date such notice of resignation was given by such resigning Senior Facility Agent, or the Required Senior Lenders elected to remove such Person, any Senior Secured Party may petition any court of competent jurisdiction for the appointment of a successor Senior Facility Agent. Such court may thereupon, after such notice, if any, as it may deem proper, appoint a successor Senior Facility Agent, who shall serve as Senior Facility Agent hereunder and under each other Financing Document to which it is a party until such time, if any, as the Required Senior Lenders appoint a successor Senior Facility Agent, as provided above.
(d)Upon the acceptance of a successor’s appointment as Senior Facility Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Senior Facility Agent, and the retiring (or removed) Senior Facility Agent shall be discharged from all of its duties and obligations hereunder or under the other Financing Documents. After the retirement or removal of the Senior Facility Agent hereunder and under the other Financing Documents, the provisions of this Article X and Section 11.08 (Indemnification by the Borrower) shall continue in effect for the benefit of such retiring (or removed) Person, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Person was acting in its capacity as Senior Facility Agent.
SECTION 10.07.    No Amendment to Duties of Senior Facility Agent Without Consent. The Senior Facility Agent shall not be bound by any waiver, amendment, supplement or modification of this Agreement or any other Financing Document that affects its rights or duties hereunder or thereunder unless such Senior Facility Agent shall have given its prior written consent, in its capacity as Senior Facility Agent thereto.
SECTION 10.08.    Non-Reliance on Senior Facility Agent. Each of the Senior Lenders, the Swing Line Lender and the Senior Issuing Banks acknowledges that it has, independently and without reliance upon the Senior Facility Agent, the Swing Line Lender, the Senior Issuing Banks (in the case of the Senior Lenders), any other Senior Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and make its Extensions of Credit. Each of the Senior Lenders, the Swing Line Lender and the Senior Issuing Banks also acknowledges that it will, independently and without reliance upon the Senior Facility Agent, the Swing Line Lender, the Senior Issuing Banks (in the case of the Senior Lenders), any other Senior Lenders or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Financing Document or any related agreement or any document furnished hereunder or thereunder.
SECTION 10.09.    No Joint Lead Arranger, No Joint Lead Bookrunner, No Co‑Documentation Agent, No Co-Syndication Agent Duties. Anything herein to the contrary notwithstanding, no Joint Lead Arranger, Joint Lead Bookrunner, Co-Documentation Agent or Co‑Syndication Agent shall have any powers, duties or responsibilities under this Agreement, except in its capacity, as applicable, as the Senior Facility Agent, the Swing Line Lender, a Senior Issuing Bank or a Senior Lender.
SECTION 10.10.    Certain Obligations. The Senior Facility Agent shall:
(a)give prompt notice to each Senior Lender, the Common Security Trustee, the Swing Line Lender and the Senior Issuing Banks of receipt of each notice or request required or permitted to be given to the Senior Facility Agent by the Borrower pursuant to the terms of this Agreement or any other Financing Document (unless concurrently delivered to the Senior Lenders, the Common Security Trustee, the Swing Line Lender and the Senior Issuing Banks by the Borrower). The Senior Facility Agent will distribute to each Senior Lender, the Common Security Trustee, Swing Line Lender and the Senior Issuing Banks each document or instrument (including each document or instrument delivered by the Borrower to the Senior Facility Agent pursuant to Article VI (Representations and Warranties), Article VII (Conditions Precedent) and Article VIII (Covenants of the Borrower)) received for the account of the Senior Facility Agent and copies of all other communications received by the Senior Facility Agent from the Borrower for distribution to the Senior Lenders, the Common Security Trustee, Swing Line Lender and the Senior Issuing Banks by the Senior Facility Agent in accordance with the terms of this Agreement or any other Financing Document;
(b)except as otherwise expressly provided in any other Financing Document, perform its duties in accordance with any instructions given to it by (i) the Senior Issuing Banks, (ii) the Swing Line Lender or (iii) the Senior Lenders, the Required Senior Lenders or the Supermajority Senior Lenders, as the case may be, which instructions shall be binding on the Senior Facility Agent;
(c)if so instructed by (i) the Senior Issuing Banks, (ii) the Swing Line Lender or (iii) the Senior Lenders, the Required Senior Lenders or the Supermajority Senior Lenders, as the case may be, refrain from exercising any right, power, authority or discretion vested in it; and
(d)without additional charge or compensation, perform such calculations and furnish to the Senior Lenders, the Swing Line Lender and the Senior Issuing Banks information relating to the principal amount outstanding, interest due, and such other matters as the Senior Lenders, the Swing Line Lender and the Senior Issuing Banks may reasonably request.
ARTICLE XI
MISCELLANEOUS PROVISIONS
SECTION 11.01.    Amendments, Etc.
(a)    Subject to the terms of the Intercreditor Agreement, no consent, amendment, waiver or termination of any provision of this Agreement shall be effective unless in writing signed by the Borrower and the Required Senior Lenders, and each such amendment, waiver, termination or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that, without the consent of each Senior Lender, the Swing Line Lender and the Senior Issuing Banks (in each case, other than any Senior Lender that is a Loan Party, a Sponsor or an Affiliate or Subsidiary thereof), no such amendment, waiver, termination or consent shall:
(i)extend or increase any Commitments (other than pursuant to Section 2.05 (Incremental Commitments));
(ii)postpone any date scheduled for any payment of principal, fees or interest (as applicable) under Section 4.01 (Repayment of LC Loans), Section 4.02 (Repayment of Working Capital Loans), Section 4.03 (Repayment of Swing Line Loans), and Section 4.05 (Interest Payments) or Section 4.13 (Fees) or any date fixed by the Senior Facility Agent for the payment of fees or other amounts due to the Senior Lenders (or any of them) hereunder;
(iii)reduce the principal of, or the rate of interest specified herein on, any Loan, or any Fees or other amounts payable to any Senior Lender hereunder, other than interest payable at the Default Rate;
(iv)change the pro rata sharing of payments or pro rata treatment of the Senior Lenders or the order of application of any reduction in any Commitment from the application thereof set forth in the applicable provisions of Section 2.06 (Termination or Reduction of Commitments), Section 4.14 (Pro Rata Treatment), or Section 4.15 (Sharing of Payments), respectively, in any manner;
(v)change (i) any provision of this Section 11.01, (ii) the definition of Required Senior Lenders or Supermajority Senior Lenders or (iii) any other provision hereof specifying the number or percentage of Senior Lenders required to amend, waive, terminate or otherwise modify any rights hereunder or make any determination or grant any consent hereunder;
(vi)subject to all other provisions of this Section 11.01, release or allow release of (i) the Borrower from (x) all or (y) a material portion of its obligations under this Agreement, the Common Terms Agreement or any Security Document, (ii) all or a material portion of the Collateral from the Lien of any of the Security Documents (other than with respect to assets the conveyance, sale, lease, transfer or other disposal of which is permitted under Section 7.2(b) (Prohibition of Fundamental Changes) of the Common Terms

Agreement) or Section 2.2(b) of Schedule 8.01, whichever is applicable at the time) or (iii) any guaranties or commitments (other than any Commitment) under or in connection with this Agreement, the Common Terms Agreement or any Security Document;
(vii)amend, modify, waive or supplement the terms of Section 11.04 (Assignments) of this Agreement of the Common Terms Agreement;
(viii)amend the definition of Permitted Indebtedness or Senior Secured Parties;
(ix)amend, modify or waive any of the matters listed on Schedule 1 (Unanimous Decisions) to the Intercreditor Agreement;
(x)amend, modify, waive or supplement the terms of Section 3.7 (Mandatory Prepayment of Secured Debt) of the Common Terms Agreement;
(xi)change the currency of any payment of principal, fees or interest or other amounts due to the Senior Lenders (or any of them) hereunder; or
(xii)change the provisions of the Financing Documents regarding the priority and application of funds in the Accounts.
(b)No amendment, waiver, termination or consent of any provision of this Agreement shall, unless in writing and signed by the Senior Facility Agent, the Common Security Trustee, the Swing Line Lender or the Senior Issuing Banks, as applicable, in addition to the Senior Lenders required under Section 11.01(a), affect the rights or duties of, or any fees or other amounts payable to, the Senior Facility Agent, the Common Security Trustee, the Swing Line Lender or the Senior Issuing Banks.
(c)In the event that the Senior Facility Agent is required to cast a vote with respect to a decision under this Agreement or under Section 3.3 (Other Voting Considerations) of the Intercreditor Agreement and in each other instance in which the Senior Lenders are required to vote or make a decision, a vote shall be taken among the Senior Lenders in the timeframe reasonably specified by the Senior Facility Agent (which timeframe shall expire no more than two (2) Business Days prior to the expiration of the time period specified in the notice provided by the Intercreditor Agent to the Senior Facility Agent pursuant to Section 4.4(a)(4) (Certain Procedures Relating to Modifications, Instructions, and Exercises of Discretion) of the Intercreditor Agreement)).
(d)Subject to Section 11.01(b), in the event any Senior Lender does not cast its vote by the later of (i) the timeframe specified by the Senior Facility Agent pursuant to clause (c) above and (ii) ten (10) Business Days following receipt of the request for such vote, the Borrower shall be entitled to instruct the Senior Facility Agent to deliver a notice to such Senior Lender, informing it that if it does not respond within an additional five (5) Business Days of the date of such notice (or such longer period as the Borrower may reasonably determine in consultation with the Senior Facility Agent), its vote shall be disregarded. If such Senior Lender (A) has not advised the Senior Facility Agent within the time specified in the additional notice whether it approves or disapproves of the applicable decision or (B) has advised the Senior Facility Agent that it has determined to abstain from voting on such decision, such Senior Lender shall be deemed to have waived its right to consent, approve, waive or provide direction with respect to such decision and shall be excluded from the numerator and denominator of such calculation for the purpose of determining whether the Required Senior Lenders have made a decision with respect to such action. Such Senior Lender hereby waives any and all rights it may have to object to or seek relief from the decision of the Senior Lenders voting with respect to such issue and agrees to be bound by such decision; provided that, the provisions of Sections 11.01(c) and (d) shall not apply to any decision set forth in Section 11.01(a)(i)-(ix) and Schedule 1 (Unanimous Decisions) to the Intercreditor Agreement.
SECTION 11.02.    Entire Agreement. This Agreement, the other Financing Documents and any agreement, document or instrument attached hereto or referred to herein integrate all the terms and conditions mentioned herein or incidental hereto and supersede all oral negotiations and prior writings in respect to the subject matter hereof. In the event of any conflict between the terms, conditions and provisions of this Agreement and any such agreement, document or instrument, the terms, conditions and provisions of this Agreement shall prevail.
SECTION 11.03.    Applicable Government Rule; Jurisdiction; Etc.
(a)GOVERNING LAW. THIS AGREEMENT, AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, UNITED STATES OF AMERICA WITHOUT ANY REFERENCE TO THE CONFLICT OF LAWS PRINCIPLES THEREOF, OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.
(b)SUBMISSION TO JURISDICTION. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER FINANCING DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER FINANCING DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY PARTY HERETO MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER FINANCING DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION IF APPLICABLE LAW DOES NOT PERMIT A CLAIM, ACTION OR PROCEEDING REFERRED TO IN THE FIRST SENTENCE OF THIS SECTION TO BE FILED, HEARD OR DETERMINED IN OR BY THE COURTS SPECIFIED THEREIN.
(c)WAIVER OF VENUE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY

OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER FINANCING DOCUMENT IN ANY COURT REFERRED TO IN SECTION 11.03(b). EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(d)Service of Process. Each party irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to such Person at its then effective notice addresses pursuant to Section 11.11 (Notices and Other Communications). Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any other Financing Document in the courts of any jurisdiction if applicable law does not permit a claim, action or proceeding referred to in the first sentence of Section 11.03(b) to be filed, heard or determined in or by the courts specified therein.
(e)Immunity. To the extent that the Borrower has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, the Borrower hereby irrevocably and unconditionally waives such immunity in respect of its obligations under the Financing Documents and, without limiting the generality of the foregoing, agrees that the waiver set forth in this Section 11.03(e) shall have the fullest scope permitted under the Foreign Sovereign Immunities Act of 1976 of the United States and is intended to be irrevocable for purposes of such Act.
(f)WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER FINANCING DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.03.
SECTION 11.04.    Assignments.
(a)The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each of the Senior Lenders, the Swing Line Lender, the Senior Issuing Banks and the Senior Facility Agent (and any attempted assignment or other transfer by the Borrower without such consent shall be null and void), and no Senior Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with Section 11.04(b) and Section 11.04(g), (ii) by way of participation in accordance with Section 11.04(d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.04(e) (and any other attempted assignment or transfer by any party hereto shall be null and void).
(b)Subject to Section 11.04(g) and this Section 11.04(b), any Senior Lender may, at any time after the date hereof, assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments, its participations in Letters of Credit or the Loans at the time owing to it) (provided that, on the date of such assignment, such assignment would not result in an increase in amounts payable by the Borrower under Section 5.03 (Increased Costs), unless such increase in amounts payable measured on such date of assignment is waived by the assigning and assuming Senior Lenders). Except in the case of (x) an assignment of the entire remaining amount of the assigning Senior Lender’s Commitment, its participations in Letters of Credit and the Loans at the time owing to it or (y) an assignment to a Senior Lender, or an Affiliate of a Senior Lender, or an Approved Fund with respect to a Senior Lender, the sum of (1) the unused Commitments, if any, (2) participations in Letters of Credit, if any, and (3) the outstanding Loans subject to each such assignment (determined as of the date the Lender Assignment Agreement with respect to such assignment is delivered to the Senior Facility Agent or, if “Trade Date” is specified in the Lender Assignment Agreement, as of the Trade Date) shall not be less than five million Dollars ($5,000,000), unless the Senior Facility Agent otherwise consents in writing. Subject to Section 11.04(g), each partial assignment shall be made as an assignment of the same percentage of the unused Commitments, participations in Letters of Credit and outstanding Loans and a proportionate part of all the assigning Senior Lender’s rights and obligations under this Agreement with respect to the Commitment, participations in Letters of Credit and outstanding Loans. The parties to each assignment shall execute and deliver to the Senior Facility Agent a Lender Assignment Agreement in the form of Exhibit E, together with a processing and recordation fee of three thousand five hundred Dollars ($3,500); provided that, (A) no such fee shall be payable in the case of an assignment to a Senior Lender, an Affiliate thereof or an Approved Fund with respect to a Senior Lender and (B) in the case of contemporaneous assignments by a Senior Lender to one or more Approved Funds managed by the same investment advisor (which Approved Funds are not then Senior Lenders hereunder), only a single such three thousand five hundred Dollars ($3,500) fee shall be payable for all such contemporaneous assignments. If the Eligible Assignee is not a Senior Lender prior to such assignment, it shall deliver to the Senior Facility Agent an administrative questionnaire and all documentation and other information required by bank regulatory authorities under applicable “know your customer” requirements. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Senior Facility Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Senior Facility Agent, the applicable pro rata share of Loans required to be made but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Senior

Facility Agent and each other Senior Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Proportionate Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs. Subject to acceptance and recording thereof by the Senior Facility Agent pursuant to Section 11.04(c), from and after the effective date specified in each Lender Assignment Agreement, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Lender Assignment Agreement, have the rights and obligations of a Senior Lender under this Agreement, and the assigning Senior Lender thereunder shall, to the extent of the interest assigned by such Lender Assignment Agreement, be released from its obligations under this Agreement (and, in the case of a Lender Assignment Agreement covering all of the assigning Senior Lender’s rights and obligations under this Agreement, such Senior Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 5.03 (Increased Costs), Section 5.06 (Taxes), Section 11.06 (Costs and Expenses) and Section 11.08 (Indemnification by the Borrower) with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Senior Lender’s having been a Defaulting Lender. Any assignment or transfer by a Senior Lender of rights or obligations under this Agreement that does not comply with this Section 11.04(b) shall be treated for purposes of this Agreement as a sale by such Senior Lender of a participation in such rights and obligations in accordance with Section 11.04(d). Upon any such assignment, the Senior Facility Agent will deliver a notice thereof to the Borrower (provided that, failure to deliver such notice shall not result in any liability for the Senior Facility Agent).
(c)The Senior Facility Agent shall maintain the Register in accordance with Section 2.03(e) (Borrowing of Working Capital Loans) above.
(d)Any Senior Lender may at any time, without the consent of, or notice to, the Borrower or the Senior Facility Agent, sell participations to any Person (other than a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person) or any Loan Party, any Sponsor, any Material Project Party, any Person that is party to any Additional Material Project Document or any Affiliate or Subsidiary thereof) (each, a “Participant”) in all or a portion of such Senior Lender’s rights or obligations under this Agreement (including all or a portion of its Commitment, participations in Letters of Credit or the Loans owing to it); provided that, (i) such Senior Lender’s obligations under this Agreement shall remain unchanged, (ii) such Senior Lender remains solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Senior Facility Agent and the other Senior Lenders shall continue to deal solely and directly with such Senior Lender in connection with such Senior Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Senior Lender shall be responsible for the indemnity under Section 11.08 (Indemnification by the Borrower) with respect to any payments made by such Senior Lender to its Participant(s). Any agreement or instrument pursuant to which a Senior Lender sells such a participation shall provide that such Senior Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that, such agreement or instrument may provide that such Senior Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the proviso to Section 11.01 (Amendments, Etc.) that directly affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Section 5.03 (Increased Costs) and Section 5.06 (Taxes) (subject to the requirements and limitations therein, including the requirements under Section 5.06(e) (Taxes - Status of Lenders) (it being understood that any documentation required under Section 5.06 (Taxes) shall be delivered to the participating Senior Lender)) to the same extent as if it were a Senior Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that, such Participant (A) agrees to be subject to the provisions of Section 5.04 (Obligation to Mitigate) as if it were an assignee under paragraph (b) of this Section 11.04; and (B) shall not be entitled to receive any greater payment under Section 5.03 (Increased Costs) or Section 5.06 (Taxes), with respect to any participation, than its participating Senior Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Senior Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 5.04 (Obligation to Mitigate) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.14 (Right of Setoff) as though it were a Senior Lender; provided that, such Participant agrees to be subject to Section 4.15 (Sharing of Payments) as though it were a Senior Lender. Each Senior Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Letters of Credit, Loans or other obligations under the Financing Documents (the “Participant Register”); provided that, no Senior Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Financing Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Senior Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Senior Facility Agent (in its capacity as Senior Facility Agent) shall have no responsibility for maintaining a Participant Register.
(e)Any Senior Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Senior Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction; provided that, no such pledge or assignment shall release such Senior Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Senior Lender as a party hereto.
(f)The words “execution,” “signed,” “signature,” and words of like import in any Lender Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Government Rule, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
(g)All assignments by a Senior Lender of all or a portion of its rights and obligations hereunder shall be made only as an assignment of the same percentage of the outstanding Commitment, participations in Letters of Credit and outstanding Loans held by such Senior Lender.
SECTION 11.05.    Benefits of Agreement. Nothing in this Agreement or any other Financing Document, express or implied, shall be construed to give to any Person, other than the parties hereto, each of their successors and permitted assigns under this Agreement or any other Financing Document, Participants, to the extent provided in Section 11.04 (Assignments), and, to the extent expressly contemplated hereby, the Related Parties of each of the Senior Facility Agent, the Common Security Trustee, the Swing Line Lender, the Senior Issuing Banks and the Senior Lenders, any benefit or any legal or equitable right or remedy under this Agreement.
SECTION 11.06.    Costs and Expenses. The Borrower shall pay (a) all reasonable and documented out-of-pocket expenses incurred by each of the Senior Facility Agent, the Common Security Trustee, the Swing Line Lender, the Senior Issuing Banks and the Senior Lenders and their Affiliates (including all reasonable fees, costs and expenses of one counsel plus one local counsel for the Senior Lenders and their Affiliates in each relevant jurisdiction (provided that, in the case of the continuation of an Event of Default, any Senior Lender may retain separate counsel in the event of an actual conflict of interest (which may be multiple counsel, but only the least number necessary to resolve such conflict of interest) and the Borrower shall pay all reasonable fees, cost and expenses of such additional counsel)) in connection with the preparation, negotiation, syndication, execution and delivery of this Agreement and the other Financing Documents; (b) all reasonable and documented out of pocket expenses incurred by the Senior Facility Agent, the Common Security Trustee, the Swing Line Lender, the Senior Issuing Banks and the Senior Lenders (including all reasonable fees, costs and expenses of one counsel plus one local counsel for the Senior Lenders and their Affiliates in each relevant jurisdiction (provided that, in the case of the continuation of an Event of Default, any Senior Lender may retain separate counsel in the event of an actual conflict of interest (which may be multiple counsel, but only the least number necessary to resolve such conflict of interest) and the Borrower shall pay all reasonable fees, cost and expenses of such additional counsel)) in connection with any amendments, modifications or waivers of the provisions of this Agreement and the other Financing Documents (whether or not the transactions contemplated hereby or thereby are consummated); (c) all reasonable and documented out-of-pocket expenses incurred by the Senior Facility Agent and the Common Security Trustee (including all reasonable fees, costs and expenses of one counsel plus one local counsel for the Senior Lenders and their Affiliates in each relevant jurisdiction (provided that, in the case of the continuation of an Event of Default, any Senior Lender may retain separate counsel in the event of an actual conflict of interest (which may be multiple counsel, but only the least number necessary to resolve such conflict of interest) and the Borrower shall pay all reasonable fees, cost and expenses of such additional counsel)) in connection with the administration of this Agreement and the other Financing Documents (whether or not the transactions contemplated hereby or thereby are consummated); and (d) all reasonable and documented out-of-pocket expenses incurred by the Senior Secured

Parties (including all reasonable fees, costs and expenses of one counsel plus one local counsel for the Senior Lenders and their Affiliates in each relevant jurisdiction (provided that, in the case of the continuation of an Event of Default, any Senior Lender may retain separate counsel in the event of an actual conflict of interest (which may be multiple counsel, but only the least number necessary to resolve such conflict of interest) and the Borrower shall pay all reasonable fees, cost and expenses of such additional counsel)) in connection with the enforcement or protection (other than in connection with assignment of Loans, participations in Letters of Credit or Commitments) of their rights in connection with this Agreement and the other Financing Documents, including their rights under this Section 11.06, including in connection with any workout, restructuring or negotiations in respect of the Obligations. The provisions of this Section 11.06 shall not supersede Sections 5.03 (Increased Costs) and 5.06 (Taxes). Notwithstanding the foregoing, in the event that the Common Security Trustee reasonably believes that a conflict exists in using one counsel, it may engage its own counsel.
SECTION 11.07.    Counterparts; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when it has been executed by the Senior Facility Agent and when the Senior Facility Agent has received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or portable document format (“pdf”) shall be effective as delivery of a manually executed counterpart of this Agreement.
SECTION 11.08.    Indemnification by the Borrower.
(a)The Borrower hereby agrees to indemnify each Senior Secured Party and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including all reasonable fees, costs and expenses of counsel or consultants for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower arising out of, in connection with, or as a result of:
(i)the execution or delivery of this Agreement, any other Transaction Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or the administration (other than expenses that do not constitute out-of-pocket expenses) or enforcement thereof;
(ii)any actual or alleged presence, Release or threatened Release of Hazardous Materials in violation of Environmental Laws or that could reasonably result in an Environmental Claim on or from the Project or any property owned or operated by the Borrower, or any Environmental Affiliate or any liability pursuant to an Environmental Law related in any way to the Project or the Borrower;
(iii)any actual or prospective claim (including Environmental Claims), litigation, investigation or proceeding relating to any of the foregoing, whether based on common law,

contract, tort or any other theory, whether brought by a third party or by the Borrower or any of the Borrower’s members, managers or creditors, and regardless of whether any Indemnitee is a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Financing Documents is consummated, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; or
(iv)any claim, demand or liability for broker’s or finder’s or placement fees or similar commissions, whether or not payable by the Borrower, alleged to have been incurred in connection with such transactions, other than any broker’s or finder’s fees payable to Persons engaged by any Senior Secured Party or Affiliates or Related Parties thereof;
provided that, such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) shall have arisen from a dispute between or among the Indemnitees or from a claim of an Indemnitee against another Indemnitee, which in either case is not the result of an act or omission of the Borrower or any of its Affiliates.
(b)To the extent that the Borrower for any reason fails to pay any amount required under Section 11.06 (Costs and Expenses) or Section 11.08(a) above to be paid by it to any of the Senior Facility Agent, the Common Security Trustee, the Swing Line Lender, any Senior Issuing Bank, any sub-agent thereof, or any Related Party of any of the foregoing, each Senior Lender severally agrees to pay in accordance with its Proportionate Share to the Senior Facility Agent, the Swing Line Lender, such Senior Issuing Bank, the Common Security Trustee, any such sub‑agent, or such Related Party, as the case may be, such Senior Lender’s ratable share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Senior Facility Agent, the Common Security Trustee, the Swing Line Lender, such Senior Issuing Bank, or any sub-agent thereof in its capacity as such, or against any Related Party of any of the foregoing acting for the Senior Facility Agent, the Common Security Trustee, the Swing Line Lender, any Senior Issuing Bank, or any sub-agent thereof in connection with such capacity. The obligations of the Senior Lenders to make payments pursuant to this Section 11.08(b) are several and not joint and shall survive the payment in full of the Obligations and the termination of this Agreement. The failure of any Senior Lender to make payments on any date required hereunder shall not relieve any other Senior Lender of its corresponding obligation to do so on such date, and no Senior Lender shall be responsible for the failure of any other Senior Lender to do so.
(c)All amounts due under this Section 11.08 shall be payable not later than ten (10) Business Days after demand therefor.
(d)The provisions of this Section 11.08 shall not supersede Sections 5.03 (Increased Costs) and 5.06 (Taxes).

(e)The Senior Facility Agent shall be fully justified in taking, refusing to take or continuing to take any action hereunder unless it shall first be indemnified to its satisfaction by the Senior Lenders against any and all liability and expense which may be incurred by it by reason of taking, refusing to take or continuing to take any such action.
SECTION 11.09.    Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Financing Document, the interest paid or agreed to be paid under the Financing Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Government Rule (the “Maximum Rate”). If the Senior Facility Agent, the Swing Line Lender, any Senior Issuing Bank or any Senior Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Senior Facility Agent, any Senior Lender, the Swing Line Lender or any Senior Issuing Bank exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Government Rule, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest and (b) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
SECTION 11.10.    No Waiver; Cumulative Remedies. No failure by any Senior Secured Party to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Financing Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Financing Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
SECTION 11.11.    Notices and Other Communications.
(a)Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or, except with respect to any notice of Default or Event of Default, sent by email to the address(es), facsimile number or email address specified for the Borrower, the Senior Facility Agent, the Common Security Trustee, the Swing Line Lender, the Senior Issuing Banks or the Senior Lenders, as applicable, on Schedule 11.11.
(b)Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; and notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications shall be effective as provided in Section 11.11(c).
(c)Unless otherwise prescribed, (i) notices and other communications sent to an e‑mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e‑mail or other written acknowledgement); provided that, if such notice or other communication is not received during the normal business hours of the recipient, such notice or communication shall be deemed to have been received at the opening of business on the next Business Day for the recipient and (ii) notices or communications posted to an internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in Schedule 11.11 of notification that such notice or communication is available and identifying the website address therefor. Notwithstanding the above, all notices delivered by the Borrower to the Senior Facility Agent through electronic communications shall be followed by the delivery of a hard copy.
(d)Each of the Borrower, the Senior Facility Agent and the Common Security Trustee may change its address, facsimile telephone number or email address for notices and other communications hereunder by notice to the other parties hereto. Any Senior Lender, the Swing Line Lender and any Senior Issuing Bank may change its address, facsimile, telephone number or email address for notices and other communications hereunder by notice to the Borrower, the Senior Facility Agent and the Common Security Trustee.
(e)The Senior Facility Agent, the Common Security Trustee, the Swing Line Lender, the Senior Issuing Banks and the Senior Lenders shall be entitled to rely and act upon any written notices purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Senior Facility Agent, the Common Security Trustee, the Swing Line Lender, the Senior Issuing Banks, the Senior Lenders and the Related Parties of each of them for all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Senior Facility Agent, the Common Security Trustee, the Swing Line Lender, the Senior Issuing Banks and the Senior Lenders by the Borrower may be recorded by the Senior Facility Agent, the Common Security Trustee, the Swing Line Lender, the Senior Issuing Banks and the Senior Lenders, as applicable, and each of the parties hereto hereby consents to such recording.
(f)The Senior Facility Agent agrees that the receipt of the communications by the Senior Facility Agent at its e-mail addresses set forth in Schedule 11.11 shall constitute effective delivery to the Senior Facility Agent for purposes of the Financing Documents. The Swing Line Lender, each Senior Issuing Bank and each Senior Lender agrees to notify the Senior Facility Agent in writing (including by electronic communication) from time to time of such Senior Lender’s e-mail address(es) to which the notices may be sent by electronic transmission and that such notices may be sent to such e-mail address(es).
(g)Notwithstanding the above, nothing herein shall prejudice the right of the Senior Facility Agent, the Common Security Trustee, the Swing Line Lender, any Senior Issuing Bank and any of the Senior Lenders to give any notice or other communication pursuant to any Financing Document in any other manner specified in such Financing Document.

(h)So long as The Bank of Nova Scotia is the Senior Facility Agent, the Borrower hereby agrees that it will provide to the Senior Facility Agent all information, documents and other materials that it is obligated to furnish to the Senior Facility Agent pursuant to the Financing Documents, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to any Loan borrowing, (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default or (iv) is required to be delivered to satisfy any condition precedent to any Extension of Credit (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Senior Facility Agent at the email addresses specified in Schedule 11.11. In addition, the Borrower agrees to continue to provide the Communications to the Senior Facility Agent in the manner specified in the Financing Documents but only to the extent requested by the Senior Facility Agent.
(i)So long as The Bank of Nova Scotia is the Senior Facility Agent, the Borrower further agrees that the Senior Facility Agent may make the Communications available to the Senior Lenders by posting the Communications on an internet website that may, from time to time, be notified to the Senior Lenders (or any replacement or successor thereto) or a substantially similar electronic transmission system (the “Platform”). The costs and expenses incurred by the Senior Facility Agent in creating and maintaining the Platform shall be paid by the Borrower in accordance with Section 11.06 (Costs and Expenses).
(j)THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE SENIOR FACILITY AGENT DOES NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON‑INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE SENIOR FACILITY AGENT IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE SENIOR FACILITY AGENT OR ANY AFFILIATE THEREOF OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, “AGENT PARTIES”) HAVE ANY LIABILITY TO THE BORROWER, ANY SENIOR LENDER, THE SWING LINE LENDER, ANY SENIOR ISSUING BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S OR ANY AGENT PARTY’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

SECTION 11.12.    Patriot Act Notice. Each of the Senior Lenders, the Swing Line Lender, the Senior Issuing Banks, the Senior Facility Agent and the Common Security Trustee hereby notifies the Borrower that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Senior Lenders, the Swing Line Lender, the Senior Issuing Banks, the Senior Facility Agent or the Common Security Trustee, as applicable, to identify the Borrower in accordance with the Patriot Act.
SECTION 11.13.    Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Senior Facility Agent, the Common Security Trustee, the Swing Line Lender, any Senior Issuing Bank or any Senior Lender, or the Senior Facility Agent, the Common Security Trustee, the Swing Line Lender, any Senior Issuing Bank or any Senior Lender (as the case may be) exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Senior Facility Agent, the Common Security Trustee, the Swing Line Lender, such Senior Issuing Bank or such Senior Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any bankruptcy or insolvency proceeding or otherwise, then (a) to the extent of such recovery, the Obligation or part thereof originally intended to be satisfied by such payment shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) the Swing Line Lender, each Senior Issuing Bank and each Senior Lender severally agrees to pay to the Senior Facility Agent or the Common Security Trustee upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Senior Facility Agent or the Common Security Trustee, as the case may be, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect. The obligations of the Swing Line Lender, the Senior Issuing Banks and the Senior Lenders under this Section 11.13 shall survive the payment in full of the Obligations and the termination of this Agreement.
SECTION 11.14.    Right of Setoff. Each of the Swing Line Lender, the Senior Issuing Banks, the Senior Lenders and each of their respective Affiliates is hereby authorized at any time and from time to time during the continuance of an Event of Default, to the fullest extent permitted by applicable Government Rule, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Swing Line Lender, Senior Issuing Bank, Senior Lender or any such Affiliate to or for the credit or the account of the Borrower against any and all of the Obligations of the Borrower now or hereafter existing under this Agreement or any other Financing Document to such Swing Line Lender, Senior Issuing Bank or Senior Lender, as applicable, irrespective of whether or not such Swing Line Lender, Senior Issuing Bank or Senior Lender, as applicable, shall have made any demand under this Agreement or any other Financing Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Swing Line Lender, Senior Issuing Bank or Senior Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of the Swing Line Lender, the Senior Issuing Banks, the Senior Lenders and their respective Affiliates under this Section 11.14 are in addition to other rights and remedies (including other rights of setoff) that such Swing Line Lender, Senior Issuing Bank, Senior Lender or their respective

Affiliates may have. Each of the Swing Line Lender, the Senior Issuing Banks and the Senior Lenders agrees to notify the Borrower and the Senior Facility Agent promptly after any such setoff and application; provided that, the failure to give such notice shall not affect the validity of such setoff and application.
SECTION 11.15.    Severability. If any provision of this Agreement or any other Financing Document is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Financing Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
SECTION 11.16.    Survival. Notwithstanding anything in this Agreement to the contrary, Section 5.03 (Increased Costs), Section 5.06 (Taxes), Section 11.06 (Costs and Expenses), Section 11.08 (Indemnification by the Borrower) and Section 11.13 (Payments Set Aside) shall survive any termination of this Agreement. In addition, each representation and warranty made hereunder and in any other Financing Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties shall be considered to have been relied upon by the Senior Secured Parties regardless of any investigation made by any Senior Secured Party or on their behalf and notwithstanding that the Senior Secured Parties may have had notice or knowledge of any Default or Event of Default at the time of the Extension of Credit, and shall continue in full force and effect as of the date made or any date referred to herein as long as any Loan or any other Obligation hereunder or under any other Financing Document shall remain unpaid or unsatisfied.
SECTION 11.17.    Treatment of Certain Information; Confidentiality. Each of the Senior Facility Agent, the Common Security Trustee, the Swing Line Lender, the Senior Issuing Banks, and the Senior Lenders agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective shareholders, members, partners, directors, officers, employees, agents, advisors, auditors, insurers and representatives (provided that, the Persons to whom such disclosure is made will be informed prior to disclosure of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested or required by any regulatory authority purporting to have jurisdiction over it or to any Federal Reserve Bank or central bank in connection with a pledge or assignment pursuant to Section 11.04(e) (Assignments); (c) to the extent required by applicable Government Rule or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) in connection with the exercise of any remedies hereunder or under any other Financing Document or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder (including any actual or prospective purchaser of Collateral); (f) subject to an agreement containing provisions substantially the same as those of this Section 11.17, to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any credit derivative transaction relating to obligations of the Borrower or

(iii) any Person (and any of its officers, directors, employees, agents or advisors) that may enter into or support, directly or indirectly, or that may be considering entering into or supporting, directly or indirectly, either (A) contractual arrangements with the Senior Facility Agent, the Common Security Trustee, the Swing Line Lender, such Senior Issuing Bank, or such Senior Lender, or any Affiliates thereof, pursuant to which all or any portion of the risks, rights, benefits or obligations under or with respect to any Loan, Letter of Credit or Financing Document is transferred to such Person or (B) an actual or proposed securitization or collateralization of, or similar transaction relating to, all or a part of any amounts payable to or for the benefit of any Senior Lender under any Financing Document (including any rating agency); (g) with the consent of the Borrower (which consent shall not unreasonably be withheld or delayed); (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 11.17 or (ii) becomes available to the Senior Facility Agent, the Common Security Trustee, the Swing Line Lender, any Senior Issuing Bank, any Senior Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower; (i) to any state, federal or foreign authority or examiner (including the National Association of Insurance Commissioners or any other similar organization) regulating any Senior Lender, the Swing Line Lender, any Senior Issuing Bank, the Common Security Trustee or the Senior Facility Agent; or (j) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Borrower received by it from any Senior Lender, the Swing Line Lender, any Senior Issuing Bank, the Common Security Trustee or the Senior Facility Agent, as applicable). In addition, the Senior Facility Agent, the Common Security Trustee, the Swing Line Lender, any Senior Issuing Bank, and any Senior Lender may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Senior Facility Agent, the Common Security Trustee, the Swing Line Lender, any Senior Issuing Bank, and any Senior Lender in connection with the administration and management of this Agreement, the other Financing Documents, the Commitments, the Letters of Credit and the Loans. For the purposes of this Section 11.17, “Information” means written information that is furnished by or on behalf of the Borrower, the Pledgor, the Sponsor or any of their Affiliates to the Senior Facility Agent, the Common Security Trustee, the Swing Line Lender, any Senior Issuing Bank, or any Senior Lender pursuant to or in connection with any Financing Document, relating to the assets and business of the Borrower, the Pledgor, the Sponsor or any of their Affiliates, but does not include any such information that (i) is or becomes generally available to the public other than as a result of a breach by the Senior Facility Agent, the Common Security Trustee, the Swing Line Lender, such Senior Issuing Bank or such Senior Lender of its obligations hereunder, (ii) is or becomes available to the Senior Facility Agent, the Common Security Trustee, the Swing Line Lender, such Senior Issuing Bank or such Senior Lender from a source other than the Borrower, the Pledgor, the Sponsor or any of their Affiliates, as applicable, that is not, to the knowledge of the Senior Facility Agent, the Common Security Trustee, the Swing Line Lender, such Senior Issuing Bank, or such Senior Lender, acting in violation of a confidentiality obligation with the Borrower, the Pledgor, the Sponsor or any of their Affiliates, as applicable or (iii) is independently compiled by the Senior Facility Agent, the Common Security Trustee, the Swing Line Lender, any Senior Issuing Bank, or any Senior Lender, as evidenced by their records, without the use of the Information. Any Person required to maintain the confidentiality of Information as provided in this Section 11.17 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
SECTION 11.18.    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Government Rule, no party hereto shall assert, and each party hereto hereby waives, any claim against any other party hereto or their Related Parties, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Financing Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No party hereto or its Related Parties shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Financing Documents or the transactions contemplated hereby or thereby.
SECTION 11.19.    Waiver of Litigation Payments. To the extent that any party hereto may, in any action, suit or proceeding brought in any of the courts referred to in Section 11.03(b) (Applicable Government Rule; Jurisdiction; Etc.) or elsewhere arising out of or in connection with this Agreement or any other Financing Document to which it is a party, be entitled to the benefit of any provision of law requiring any other party hereto in such action, suit or proceeding to post security for the costs of such Person or to post a bond or to take similar action, each such Person hereby irrevocably waives such benefit, in each case to the fullest extent now or in the future permitted under the laws of the State of New York or, as the case may be, the jurisdiction in which such court is located.
SECTION 11.20.    Reinstatement. This Agreement and the obligations of the Borrower hereunder shall automatically be reinstated if and to the extent that for any reason any payment made pursuant to this Agreement is rescinded or must otherwise be restored or returned, whether as a result of any proceedings in bankruptcy or reorganization or otherwise with respect to the Borrower or any other Person or as a result of any settlement or compromise with any Person (including the Borrower) in respect of such payment, and the Borrower shall pay the Senior Secured Parties on demand all of their reasonable costs and expenses (including reasonable fees, expenses and disbursements of counsel) incurred by such parties in connection with such rescission or restoration.
SECTION 11.21.    No Recourse.
(a)Each Senior Secured Party that is a party hereto acknowledges and agrees that the obligations of the Loan Parties under this Agreement and the other Financing Documents, including with respect to the payment of the principal of or premium or penalty, if any, or interest on any Obligations, or any part thereof, or for any claim based thereon or otherwise in respect thereof or related thereto, are obligations solely of the Loan Parties and shall be satisfied solely from the Security and the assets of the Loan Parties and shall not constitute a debt or obligation of the Sponsor or any of its respective Affiliates (other than the Loan Parties), nor of any past, present or future officers, directors, employees, shareholders, agents, attorneys or representatives of the Loan Parties, the Sponsor and their respective Affiliates (collectively (but excluding the Loan Parties), the “Non-Recourse Parties”).
(b)Each Senior Secured Party that is party hereto acknowledges and agrees that the Non-Recourse Parties shall not be liable for any amount payable under this Agreement or any Financing Document, and no Senior Secured Party shall seek a money judgment or deficiency or personal judgment against any Non-Recourse Party for payment or performance of any obligation of the Loan Parties under this Agreement or the other Financing Documents.
(c)The acknowledgments, agreements and waivers set out in this Section 11.21 shall survive termination of this Agreement and shall be enforceable by any Non-Recourse Party and are a material inducement for the execution of this Agreement and the other Financing Documents by the Loan Parties.
SECTION 11.22.    Intercreditor Agreement. Any actions, consents, approvals, authorizations or discretion taken, given, made or exercised, or not taken, given, made or exercised by the Senior Facility Agent, acting as a Secured Debt Holder Group Representative on behalf of the Senior Lenders, the Swing Line Lender and the Senior Issuing Banks, in accordance with the Intercreditor Agreement shall be binding on each Senior Lender, the Swing Line Lender and each Senior Issuing Bank. Notwithstanding anything to the contrary herein, in the case of any inconsistency between this Agreement and the Intercreditor Agreement, the Intercreditor Agreement shall govern.
SECTION 11.23.    Amendment and Restatement. This Agreement amends and restates the Original Working Capital Facility. The parties hereto acknowledge and agree that this Agreement does not constitute a novation or termination of the obligations under the Original Working Capital Facility and that all such obligations are in all respects continued and outstanding as obligations under this Agreement except to the extent such obligations are modified from and after the date of this Agreement as provided in this Agreement.
SECTION 11.24.    Termination. This Agreement shall terminate and shall have no force and effect (except with respect to the provisions that expressly survive termination of this Agreement) if all Obligations have been paid in full, all Letters of Credit have expired or been fully drawn upon or cash collateralized in accordance with Section 9.02(c) (Acceleration Upon Bankruptcy) and all Commitments have been terminated or reduced in whole and the Senior Facility Agent shall have given the notice required by Section 2.11(a) (Termination of Obligations) of the Common Terms Agreement.
SECTION 11.25.    No Fiduciary Duty. The Senior Facility Agent, each Senior Issuing Bank, the Swing Line Lender and each Senior Lender and their respective Affiliates (collectively, solely for purposes of this Section 11.25, the “Lenders”), may have economic interests that conflict with those of the Borrower, its equity holders and/or its Affiliates. The Borrower agrees that nothing in the Financing Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and the Borrower, its equity holders or its Affiliates, on the other. The Borrower acknowledges and agrees that (i) the transactions contemplated by the Financing Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s‑length commercial transactions between the Lenders, on the one hand, and the Borrower, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of the Borrower, its equity holders or its Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise the Borrower, its equity holders or its Affiliates on other matters) or any other obligation to the Borrower except the obligations expressly set forth in the Financing Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of the Borrower or its Affiliates, or its or their management, stockholders (or other equity holders), creditors or any other Person. The Borrower acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Borrower agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrower, in connection with such transaction or the process leading thereto.
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Schedule 8.01
COVENANTS

1.	AFFIRMATIVE COVENANTS

1.1.	Separateness
The Borrower shall comply at all times with the separateness provisions set forth on Schedule 6.1 of the Common Terms Agreement.

1.2.	Project Documents, Etc.

(a)
The Borrower shall comply with all of its covenants and obligations under the Material Project Documents and Government Approvals, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

(b)
The Borrower shall notify the Common Security Trustee and the Senior Facility Agent (i) when entering into or terminating any Material Project Documents and provide a copy of any such contract to the Common Security Trustee and the Senior Facility Agent and (ii) promptly upon obtaining knowledge thereof, of any material adverse change in the status of any Fundamental Government Approval.

(c)
The Borrower shall not agree to any material amendment or termination of any Material Project Document to which it is or becomes a party unless (i) a copy of such amendment or termination has been delivered to the Senior Facility Agent at least five (5) days in advance of the effective date thereof along with a certificate of an Authorized Officer of the Borrower certifying that the proposed amendment or termination would not reasonably be expected to have a Material Adverse Effect or (ii) the Borrower has obtained the consent of the Required Senior Lenders to such amendment or termination.

1.3.	Maintenance of Existence, Etc.
Subject to the rights of the Borrower under Section 2.2 of this Schedule 8.01, the Borrower shall do all things necessary to maintain: (a) its limited liability company existence in its jurisdiction of organization; provided, that, subject to the last sentence of this Section 1.3, the foregoing shall not prohibit conversion into another form of entity or continuation in another jurisdiction and (b) the power and authority (corporate and otherwise) necessary under the applicable Governmental Rules to own its properties and to carry on the business of the Project. The Borrower shall not dissolve, liquidate, and shall not take any action to amend or modify its corporate constituent or governing documents where such amendment would be adverse in any material respect to the Secured Parties.

1.4.	Books and Records; Inspection Rights
The Borrower shall keep proper books of record in accordance with GAAP and grant the Senior Facility Agent or its designee from time to time, including during the pendency of a

Sch. 8.1 - 1

Default or an Event of Default, upon reasonable prior written notice but no more than twice per calendar year (unless a Default or Event of Default has occurred and is continuing) reasonable access to all of its books and records and the physical facilities of the Project, provided that all such inspections are conducted during normal business hours in a manner that does not disrupt the operation of the Project. So long as a Default or any Event of Default has occurred and is continuing, the reasonable fees and documented expenses of such persons shall be for the account of the Borrower.

1.5.	Compliance with Government Rules, Etc.

(a)
The Borrower shall (i) comply with all applicable Government Rules, except where such failure to comply would not reasonably be expected to have a Material Adverse Effect and (ii) notify the Senior Facility Agent promptly following the initiation of any proceedings or material disputes with any Government Authority or other parties, which would reasonably be expected to have a Material Adverse Effect, relating to compliance or noncompliance with any such Government Rule.

(b)	The Borrower and its Affiliates shall comply in all respects with Anti-Terrorism and Money Laundering Laws and OFAC Laws.

(c)
The Borrower will not, and will procure that its Affiliates, directors and officers do not, directly or, to the Borrower’s Knowledge, indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person:

(i)
in furtherance of an offer, payment, promise to pay or authorization of the payment or giving of money or anything else of value, to any Person in violation of any Anti-Terrorism and Money Laundering Laws, Anti‑Corruption Laws or OFAC Laws, to the extent applicable;

(ii)
to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the target of sanctions under OFAC or by the US Department of State, the European Union or Her Majesty’s Treasury, to the extent applicable; or

(iii)
in any other manner that would result in a violation of any Anti-Terrorism and Money Laundering Laws, Anti-Corruption Laws or sanctions under OFAC or by the US Department of State, the European Union or Her Majesty’s Treasury, to the extent applicable, by any Person (including any Person participating in the Facility Loans, whether as Senior Lender, Common Security Trustee or otherwise).

(d)
The Borrower shall at all times obtain and maintain and use commercially reasonable efforts to cause third parties, as allowed pursuant to Government Rule, to obtain or maintain in full force and effect all material permits, licenses, trademarks, patents, agreements or Government Approvals necessary for the Development.

Sch. 8.1 - 2

(e)
The Borrower agrees that if it obtains Knowledge or receives any written notice that the Borrower, any Affiliate or any Person holding any legal or beneficial interest whatsoever therein (whether directly or indirectly) is named on the OFAC SDN List or is otherwise subject to OFAC, US Department of State, European Union or Her Majesty’s Treasury sanctions (such occurrence, a “Sanctions Violation”), the Borrower shall immediately (i) give written notice to the Common Security Trustee and the Senior Facility Agent of such Sanctions Violation, and (ii) comply with all applicable laws with respect to such Sanction Violation (regardless of whether the party included on the OFAC SDN List is located within the jurisdiction of the United States of America), and the Borrower hereby authorizes and consents to the Common Security Trustee and the Senior Facility Agent (as the case may be) taking any and all steps the Common Security Trustee and the Senior Facility Agent (as the case may be) deem necessary, in its sole discretion, to comply with all applicable laws governing such sanctions with respect to any such Sanction Violation, including the “freezing” or “blocking” of assets and reporting such action to OFAC.

1.6.	Insurance; Events of Loss.

(a)
Insurance Maintained by the Borrower, the EPC Contractor and the Operator. The Borrower shall (i) procure at its own expense and maintain in full force and effect and (ii) cause the EPC Contractor, the Operator and each other Material Project Party, as applicable, to procure at such Person’s own expense and maintain in full force and effect, the insurance set forth on, and subject to the provisions of, Schedule 6.6 of the Common Terms Agreement and any insurance required to be maintained by such Person pursuant to its applicable Project Document. Upon request, the Borrower shall provide to the Senior Facility Agent (with a copy to the Insurance Advisor) evidence of the maintenance of such insurance. Prior to the expiration of any such insurance policy, the Borrower shall have delivered to the Senior Facility Agent binders evidencing the commitment of insurers to provide a replacement or renewal for such insurance policy together with evidence of the payment of all premiums then payable in respect of such insurance policies. Without limiting the obligations under Section 1.6(b) of this Schedule 8.01, upon the issuance, renewal or replacement of any insurance policy, and in any event not less than once per annum, the Borrower shall deliver to the Senior Facility Agent a certificate of an Authorized Officer of the Borrower, certifying that all such insurance policies are in full force and effect and in compliance with the requirements of this Section and Schedule 6.6 of the Common Terms Agreement confirmed by the Insurance Consultant.

(b)
Insurance Certificates. Within ten (10) Business Days following the date that Notice to Proceed has been issued under the Stage 3 EPC Contract and the Stage 4 EPC Contract, the Borrower shall deliver certificates of insurance evidencing the existence of all insurance then required to be maintained by the Borrower as set forth on Schedule 6.6 of the Common Terms Agreement and any insurance required to be maintained by such Person pursuant to its applicable Project Document and a certificate of an Authorized Officer of the Borrower setting forth the insurance obtained and stating that such insurance and, to his or her knowledge, all insurance required to be obtained by a Material Project Party pursuant to a Material Project

Sch. 8.1 - 3

Document (i) has been obtained and in each case is in full force and effect, (ii) that such insurance materially complies with the Financing Documents and (iii) that all premiums then due and payable on all insurance required to be obtained by the Borrower have been paid.

(c)
Certain Remedies. In the event the Borrower fails to obtain or maintain, or cause to be obtained and maintained, the full insurance coverage required by this Section 1.6, the Common Security Trustee may (but shall not be obligated to) take out the required policies of insurance and pay the premiums on the same. All amounts so advanced by the Common Security Trustee shall become an Obligation and the Borrower shall forthwith pay such amounts to the Common Security Trustee, together with interest from the date of payment by the Common Security Trustee at the Default Rate.

(d)
DSU Insurance. The Borrower shall, at the request of the Common Security Trustee in consultation with the Independent Engineer, exercise its option to file a claim under the Delayed Startup Insurance under any EPC Contract (as described on Exhibit A to each Umbrella Insurance Agreement) in accordance with Section 9.3(A) (DSU Insurance) of the applicable the EPC Contract.

(e)
Flood Insurance. With respect to all Mortgaged Property located in a Special Flood Hazard Area, the Borrower will obtain and maintain at all times flood insurance for all Collateral located on such property as may be required under the Flood Program and will provide to each Senior Lender evidence of compliance with such requirements as may be reasonably requested by such Senior Lender. The timing and process for delivery of such evidence will be as set forth on Schedule 6.6 of the Common Terms Agreement.

1.7.	Project Construction; Maintenance of Properties.

(a)
The Borrower shall construct and complete, operate and maintain the Project, and cause the Project to be constructed, operated and maintained, as applicable, (A) consistent with Prudent Industry Practices and consistent in all material respects with applicable Government Rules, the EPC Contracts, the Construction Budget and Construction Schedule, the Operating Manual, the other Project Documents, and in accordance with the requirements for maintaining the effectiveness of the material warranties of the EPC Contractor and each subcontractor thereof (including equipment manufacturers), and (B) within, subject to the following proviso, the then effective Operating Budget; provided, that the Borrower may (x) exceed in the aggregate for all Operating Budget Categories in any Operating Budget by fifteen percent (15%) or less of the aggregate budgeted amount therefor on an annual basis, but excluding, for purposes of calculating the foregoing allowable increases, amounts in the then effective Operating Budget for Gas purchases, and (y) notwithstanding the foregoing, further exceed the Operating Budget and any Operating Budget Category thereof (I) with respect to payments under Gas purchase contracts for the Project, (II) as required by Government Rule or for compliance with any Government Approval applicable to the Borrower or the Development (or to cure or remove the effect of any termination, suspension, or Impairment of any Government Approval),

Sch. 8.1 - 4

as described by the Borrower to the reasonable satisfaction of the Common Security Trustee and each Secured Debt Holder Group Representative, (III) to the extent any excess amounts are paid for using Distributable Cash, or (IV) to the extent required to respond to an emergency or accident, the failure to respond to which could reasonably be expected to create a significant risk of personal injury or physical damage to the Project or material threat to the environment, in which case:

(i)
if the Borrower reasonably determines that there is a sufficient time to do so prior to responding to any such emergency or accident, the Borrower shall substantiate the expenses expected to be incurred by the Borrower in connection with such emergency or accident to the reasonable satisfaction of the Common Security Trustee and the Senior Facility Agent; or

(ii)
if the Borrower reasonably determines that there is not sufficient time to take the actions described in clause (i) above prior to responding to any such emergency or accident, promptly following such emergency or accident, the Borrower shall describe in writing to the Common Security Trustee and the Senior Facility Agent the steps that were taken by the Borrower in respect of such emergency or accident and the expenses incurred by the Borrower in connection therewith, all in reasonable detail.

(b)
The Borrower shall take such action as contemplated under Section 6.2(A)(12) (Change Orders Requested by Contractor) of each EPC Contract to avoid any delay with respect to the Guaranteed Substantial Completion Dates for any train of the Project or a delay that would result in the date specified for Ready for Start Up in Attachment E to such EPC Contract for such train of the Project to occur less than four (4) months prior to the Guaranteed Substantial Completion Date for such train.

(c)
In the event that any train of the Project fails to achieve the Performance Guarantee by the applicable Guaranteed Substantial Completion Date (each as defined in the applicable EPC Contract), the Borrower shall not, without the consent of the Required Secured Parties (in consultation with the Independent Engineer), elect the option available to it under Section 11.4(A) (Minimum Acceptance Criteria and Performance Liquidated Damages) of such EPC Contract.

(d)
In the event that any train of the Project fails to achieve the Minimum Acceptance Criteria (as defined in the applicable EPC Contract) and Substantial Completion upon the termination of the Minimum Acceptance Criteria Correction Period (as defined in the applicable EPC Contract), the Borrower shall not, without the consent of the Required Secured Parties (in consultation with the Independent Engineer) elect the option available to it under Section 11.4(B) (Minimum Acceptance Criteria and Performance Liquidated Damages) of such EPC Contract.

(e)
Unless the applicable Defect Correction Period (and any extension thereof) with respect to each Subproject (as such terms are defined in the applicable EPC Contract) has expired and the EPC Contractor has completed and paid any warranty claims submitted by the Borrower with respect to such Subproject, the Borrower shall draw

Sch. 8.1 - 5

on the applicable EPC Letter of Credit at the time of any reduction thereof pursuant to Section 9.2.B (Irrevocable Standby Letter of Credit) of the applicable EPC Contract in the amount of such reduction.

1.8.	Taxes
The Borrower (or, for purposes of this Section 1.8, if it is a disregarded entity for U.S. income tax purposes, its direct owner) shall pay and discharge all Taxes imposed on the Borrower or on its income or profits or on any of its Property prior to the date on which any penalties may attach; provided, that the Borrower shall have the right to Contest the validity or amount of any such Tax. The Borrower (or, for purposes of this Section 1.8, if it is a disregarded entity for U.S. tax purposes, its owner) shall promptly pay any valid, final judgment rendered upon the conclusion of the relevant Contest, if any, enforcing any such Tax and cause it to be satisfied of record.

1.9.	Maintenance of Liens

(a)
The Borrower shall grant a security interest to the Common Security Trustee for the benefit of the Secured Parties in the Borrower’s interest in all Project assets and Project Documents acquired or entered into, as applicable, from time to time (except to the extent expressly permitted to be excluded from the Liens created by the Security Documents pursuant to the terms thereof) and shall take, or cause to be taken, all action reasonably required to maintain and preserve the Liens created by the Security Documents to which it is a party and the priority of such Liens.

(b)
The Borrower shall from time to time execute or cause to be executed any and all further instruments (including financing statements, continuation statements and similar statements with respect to any Security Document) reasonably requested by the Common Security Trustee for such purposes.

(c)	The Borrower shall preserve and maintain good, legal and valid title to, or rights in, the Collateral free and clear of Liens other than Permitted Liens.

(d)	The Borrower shall promptly discharge at the Borrower’s cost and expense, any Lien (other than Permitted Liens) on the Collateral.

1.10.	Use of Proceeds
The Borrower shall use the proceeds of the Loans solely for purposes permitted in this Agreement.

1.11.	[Reserved]

1.12.	Operating Budget

(a)
No less than forty-five (45) days prior to the Substantial Completion of each train of the Project, and no less than forty-five (45) days prior to the beginning of each calendar year thereafter, the Borrower shall prepare a proposed operating plan and

Sch. 8.1 - 6

a budget setting forth in reasonable detail the projected requirements for Operation and Maintenance Expenses for the Borrower and the Project for the ensuing calendar year (or, in the case of the initial Operating Budget, the remaining portion thereof) and provide the Independent Engineer, the Common Security Trustee, and the Senior Facility Agent with a copy of such operating plan and budget (the “Operating Budget”). Each Operating Budget shall be prepared in accordance with a form approved by the Independent Engineer, shall set forth all material assumptions used in the preparation of such Operating Budget, and shall become effective upon approval of the Senior Facility Agent, acting reasonably and in consultation with the Independent Engineer; provided, that if the Senior Facility Agent shall not have approved or disapproved the Operating Budget within thirty (30) days after receipt thereof, such Operating Budget shall be deemed to have been approved; and provided, further that the Senior Facility Agent shall have neither the right nor the obligation to approve costs for Gas purchase contracts for the Project contained in the Operating Budget. If the Borrower does not have an effective annual Operating Budget before the beginning of any calendar year, until such proposed Operating Budget is approved, the Operating Budget most recently in effect shall continue to apply; provided, that (A) any items of the proposed Operating Budget that have been approved shall be given effect in substitution of the corresponding items in the Operating Budget most recently in effect, (B) costs for Gas purchase contracts for the Project shall be as provided by the Borrower and (C) all other items shall be increased by the lesser of (x) two and one-half percent (2.5%) and (y) the increase proposed by the Borrower for such item in such proposed Operating Budget.

(b)
Each Operating Budget delivered pursuant to this Section 1.12 shall contain Operating Budget Categories, and shall specify for each Fiscal Quarter and for each such Operating Budget Category the amount budgeted for such category for such Fiscal Quarter.

(c)	Each Operating Budget may only be amended with the prior written consent of the Senior Facility Agent, which consent shall not be unreasonably withheld, conditioned, or delayed.

1.13.	Other Documents and Information
The Borrower shall furnish to the Senior Facility Agent:

(a)
promptly after the filing thereof, a copy of each filing made by (i) the Borrower with FERC with respect to the Project; or (ii) the Borrower with DOE/FE with respect to the export of LNG from, or the import of LNG to, the Project; except in the case of (i) or (ii) such as are routine or ministerial in nature;

(b)
promptly after obtaining Knowledge thereof, a copy of each filing with respect to (i) the Project or the Pipeline made with FERC by any Person other than the Borrower in any proceeding before FERC in which the Borrower is the captioned party or respondent, except for such filings as are routine or ministerial in nature, or (ii) the import of LNG to, or the export of LNG from, the Project made with DOE/FE by

Sch. 8.1 - 7

any Person other than the Borrower in any proceeding before FERC in which the Borrower is the captioned party or respondent, except for such filings as are routine or ministerial in nature;

(c)
promptly after the filing thereof, a copy of each filing, certification, waiver, exemption, claim, declaration, or registration made with respect to Government Approvals to be obtained or filed by the Borrower with any Government Authority, except such filings, certifications, waivers, exemptions, claims, declarations, or registrations that are routine or ministerial in nature and in respect of which a failure to file could not reasonably be expected to have a Material Adverse Effect;

(d)	promptly after receipt or publication thereof, a copy of each material Government Approval obtained by the Borrower; and

(e)
promptly upon obtaining Knowledge thereof, a description of each change in the status of any Government Approval identified on Schedule 4.6(a) of the Common Terms Agreement and Schedule 4.6(b) of the Common Terms Agreement other than routine or ministerial changes.

1.14.	[Reserved].

1.15.	Debt Service Coverage Ratio

(a)
The Borrower shall not permit the Debt Service Coverage Ratio as of the end of any Fiscal Quarter from and following the Initial Quarterly Payment Date to be less than 1.15 to 1.00. Not later than ten (10) Business Days following the last day of each Fiscal Quarter following the Initial Quarterly Payment Date, the Borrower shall calculate and deliver to the Common Security Trustee its calculation of the Debt Service Coverage Ratio. The Common Security Trustee shall notify the Borrower in writing of any reasonable corrections which should be made to such Debt Service Coverage Ratio calculations, within ten (10) Business Days of receipt. Borrower shall incorporate all such reasonable corrections, changes or adjustments consistent with the terms of this Agreement.

(b)
Notwithstanding anything in Section 1.15(a) of this Schedule 8.01 to the contrary, in the event that the Debt Service Coverage Ratio as of the end of any Fiscal Quarter is less than 1.15 to 1.00 but greater than 1.00 to 1.00, any direct or indirect owner of the Borrower shall have the right to provide cash to the Borrower, not later than ten (10) Business Days following the date of delivery of the calculation of the Debt Service Coverage Ratio as required pursuant to Section 1.15(a) of this Schedule 8.01 in the form of equity contributions or subordinated shareholder loans (in each case as otherwise permitted pursuant to the terms of the Financing Documents), in order to increase the Debt Service Coverage Ratio to 1.15 to 1.00; provided, that such right shall not be exercised more than two (2) consecutive Fiscal Quarters nor more than four (4) times over the term of this Agreement.

Sch. 8.1 - 8

1.16.	Further Assurances; Cooperation

(a)
The Borrower shall promptly perform or cause to be performed any and all acts and execute or cause to be executed any and all documents (including UCC financing statements and UCC continuation statements):

(i)
as are reasonably requested by the Common Security Trustee for filing under the provisions of the UCC or any other Government Rule that are necessary or reasonably advisable to maintain in favor of the Common Security Trustee, for the benefit of the Secured Parties, Liens on the Collateral that are duly perfected in accordance with all applicable Government Rules for the purposes of perfecting the first priority Lien (subject to Permitted Liens) created, or purported to be created, in favor of the Common Security Trustee or the Secured Parties under this Agreement or any other Financing Documents;

(ii)
as are reasonably requested by the Common Security Trustee for the purposes of ensuring the validity, enforceability and legality of this Agreement or any other Financing Document and the rights of the Secured Parties hereunder or thereunder;

(iii)
as are reasonably requested by the Common Security Trustee for the purposes of enabling or facilitating the proper exercise of the rights and powers granted to the Secured Parties under this Agreement or any other Financing Document; or

(iv)	as are reasonably requested by the Common Security Trustee to carry out the intent of, and transactions contemplated by, this Agreement and the other Financing Documents.

(b)
The Borrower will cooperate with and provide all necessary information available to it on a timely basis to the Consultants so that the Consultants may complete and deliver the reports as required herein.

1.17.	Auditors
The Borrower shall engage KPMG LLP (or such other independent certified public accountants of recognized national standing) as auditors to audit annual financial statements.

1.18.	Surveys and Title Policies

(a)	Survey. The Borrower shall, no later than sixty (60) days following Final Completion, deliver to the Common Security Trustee the “as built” Survey.

(b)
Title Policy. The Borrower shall cause the Title Company to deliver to the Common Security Trustee a Disbursement Endorsement dated no later than sixty (60) days following Substantial Completion of each train of the Project.

Sch. 8.1 - 9

1.19.	[Reserved]

1.20.	Debt Service Reserve Amount
Prior to the making of each Restricted Payment and, in any event, no later than six (6) months following the Project Completion Date, if any Senior Debt Instrument in effect at such time requires deposits to be made into a Debt Service Reserve Account, the Borrower shall have deposited in the Senior Debt Facilities Debt Service Reserve Account an amount equal to the Required Debt Service Reserve Amount or, solely in the case of Sponsor Case Restricted Payments prior to the Project Completion Date, the Sponsor Case Required Debt Service Amount (as defined in the Accounts Agreement).

2.	NEGATIVE COVENANTS

2.1.	[Reserved]

2.2.	Prohibition of Fundamental Changes

(a)
The Borrower shall not change its legal form, amend its Amended and Restated Limited Liability Company Agreement (except any amendments in connection with permitted sales or transfers of ownership interests in the Borrower or other immaterial amendments, provided, that the Borrower shall have delivered to the Common Security Trustee a copy of such amendment together with a certificate of an Authorized Officer of the Borrower certifying that no changes have been made to the Amended and Restated Limited Liability Company Agreement other than such changes as are necessary solely to reflect the change in ownership or that any other change is immaterial) or any other Organic Document, merge into or consolidate with, or acquire (in one transaction or series of related transactions) all or any business, any class of stock of (or other equity interest in) or any material part of the assets or property of any other Person and shall not liquidate, wind up, reorganize, terminate or dissolve.

(b)	The Borrower will not consummate an Asset Sale unless:

(i)
the Borrower receives consideration at the time of the Asset Sale equal to the greater of (A) the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of and (B) an amount equal to the invested cost of the assets sold or otherwise disposed of, less depreciation; and

(ii)
at least 90% of the consideration therefor received by the Borrower is in the form of cash, Cash Equivalents or Replacement Assets or a combination thereof. For purposes of this provision, each of the following will be deemed to be cash:

(A)
any liabilities, as shown on the Borrower’s most recent consolidated balance sheet (or as would be shown on the Borrower’s consolidated balance sheet as of the date of such Asset Sale) of the Borrower (other

Sch. 8.1 - 10

than contingent liabilities and liabilities that are by their terms subordinated to the Obligations) that are assumed by the transferee of any such assets pursuant to a written novation agreement that releases the Borrower from further liability therefor; and

(B)
any securities, notes or other obligations received by the Borrower from such transferee that are converted by the Borrower into cash or Cash Equivalents within 90 days after such Asset Sale, to the extent of the cash or Cash Equivalents received in that conversion.

(c)	Within 360 days after the receipt of any Net Cash Proceeds from an Asset Sale, the Borrower may apply an amount equal to such Net Cash Proceeds:

(i)	to repay Senior Debt in accordance with the Common Terms Agreement; or

(ii)
to make any capital expenditure or to purchase Replacement Assets (or enter into a binding agreement to make such capital expenditure or to purchase such Replacement Assets; provided that (A) such capital expenditure or purchase is consummated within the later of (i) three hundred sixty (360) days after the receipt of the Net Cash Proceeds from the related Asset Sale and (ii) one hundred eighty (180) days after the date of such binding agreement and (B) if such capital expenditure or purchase is not consummated within the period set forth in subclause (A), the amount not so applied will be applied in accordance with clause (i) above.

Pending the final application of any Net Cash Proceeds, the Borrower may reduce the Loans or otherwise invest the Net Cash Proceeds in any manner that is not prohibited by this Agreement.

(d)
The Borrower shall not permit the Project or any material portion thereof to be removed, demolished or materially altered, unless (A) such material portion that has been removed, demolished or materially altered has been replaced or repaired as permitted under the Financing Documents, or (B) such removal or alteration is (x) in accordance with Prudent Industry Practices (as certified by the Independent Engineer, acting reasonably) and could not reasonably be expected to result in a Material Adverse Effect or (y) required by applicable Government Rule.

(e)
The Borrower shall comply at all times with Section 5.01 of the Initial Senior Bonds Indenture as in effect on the date hereof (with all terms referenced in such term also as in effect on the date hereof).

(f)	The Borrower will not consummate any Asset Sales in excess of five hundred million Dollars ($500,000,000) in the aggregate without the prior written consent of the Required Senior Lenders.

Sch. 8.1 - 11

2.3.	Nature of Business

(a)	The Borrower shall not engage in any business or activities other than the Permitted Businesses, except to such extent as would not be material to the Borrower.

(b)	The Borrower shall not permit to exist any Subsidiary of the Borrower.

(c)
The Borrower shall not sponsor, maintain, administer, or have any obligation to contribute to, or any liability under, any Plan or Multiemployer Plan or plan that provides for post-retirement welfare benefits.

2.4.	Performance Tests and Liquidated Damages
The Common Security Trustee, the Senior Facility Agent and the Independent Engineer shall have the right to witness and verify each Performance Test. The Borrower shall not:

(a)
permit any Performance Test to be performed without giving the Common Security Trustee, the Senior Facility Agent and the Independent Engineer at least five (5) Business Days prior written notice of such Performance Test (or such shorter period as agreed by the Independent Engineer); or

(b)
agree to the amount of any Performance Liquidated Damages and Delay Liquidated Damages that are in excess of fifteen million Dollars ($15,000,000) without the prior written approval of the Common Security Trustee, acting reasonably and in consultation with the Independent Engineer.

2.5.	Restrictions on Indebtedness
The Borrower shall not directly or indirectly create, incur, issue, assume, permit, suffer to exist or otherwise be or become liable with respect to, contingently or otherwise (collectively, “incur”), any Indebtedness; provided, however, that the Borrower may incur any of the following items of Indebtedness:

(a)
Indebtedness existing under the Initial Senior Bond Indentures in an amount not to exceed the amount of Indebtedness outstanding under the Initial Senior Bond Indentures as of the date of the Fifth Omnibus Amendment;

(b)
Permitted Refinancing Indebtedness of the Borrower in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted to be incurred under clause (a), (b) or (c) of this Section 2.5, provided that each of the following conditions shall have been satisfied:

(1)
the Senior Facility Agent shall have received a certificate from an Authorized Officer of the Borrower to the effect that the outstanding Senior Debt (other than Working Capital Debt and Indebtedness incurred pursuant to clauses (f), (g), (h), (i), (j), (k), (l), (m), and (o) of this Section 2.5) (after giving effect to the incurrence and application of proceeds of such Permitted Refinancing

Sch. 8.1 - 12

Indebtedness) is capable of being amortized to a zero balance by the termination date of the latest terminating Applicable Facility LNG Sale and Purchase Agreement such that the Projected Debt Service Coverage Ratio after the last Guaranteed Substantial Completion Date of any Train then in construction would be at least 1.5 to 1.0 (the Projected Debt Service Coverage Ratio shall be calculated (1) solely with respect to Contracted Cash Flow; and (2) using an interest rate equal to the weighted average interest rate of all such Senior Debt outstanding after giving effect to the incurrence of the Permitted Refinancing Indebtedness and the application of the proceeds therefrom);

(2)	no Default or Event of Default shall have occurred and be continuing or result from the incurrence of such Permitted Refinancing Indebtedness;

(3)	the maturity date of the Permitted Refinancing Indebtedness shall not occur prior to the Maturity Date;

(4)	the material terms of the Permitted Refinancing Indebtedness shall not be materially more restrictive on the Borrower than the terms of the Secured Debt being replaced;

(5)
prior to Final Completion, the Borrower’s Debt to Equity Ratio shall not exceed the ratio of 75:25 taking into account the incurrence of such Permitted Refinancing Indebtedness (other than Permitted Refinancing Indebtedness Incremental Amounts) but without regard to any outstanding Indebtedness comprising Working Capital Debt; and

(6)
the Senior Debt Holder Group Representative for the Permitted Refinancing Indebtedness shall have entered into an accession agreement to the Common Terms Agreement substantially in the form set forth in Exhibit C.

(c)
Secured Bank Debt; provided that if Indebtedness incurred pursuant to clause (b) of this Section 2.5 is incurred at a time when the Secured Bank Debt Available Amount is less than the Secured Bank Debt Committed Amount, any subsequent incurrence (which, for purposes of this clause (c), shall include the amount of any undrawn availability immediately after such incurrence) of Secured Bank Debt in an amount up to such difference shall be subject to the satisfaction of the Projected Debt Service Coverage Ratio conditions clause (b) of this Section 2.5 as if such Indebtedness was being incurred pursuant to such clause (b);

(d)	Indebtedness incurred under this Agreement;

(e)
purchase money Indebtedness or Capital Lease Obligations of the Borrower to the extent incurred in the ordinary course of business to finance the acquisition or licensing of intellectual property or items of equipment; provided, that (1) if such obligations are secured, they are secured only by Liens upon the equipment or intellectual property being financed and (2) the aggregate principal amount and the

Sch. 8.1 - 13

capitalized portion of such obligations do not at any time exceed $100,000,000 in the aggregate;

(f)
other unsecured Indebtedness for borrowed money subordinated to the Obligations pursuant to an instrument in writing satisfactory in form and substance to the Required Secured Parties; provided, that (1) such instrument shall include that: (A) the maturity of such subordinated debt shall be no shorter than the maturity of the latest maturing tranche of Secured Debt; (B) such subordinated debt shall not be amortized; (C) no interest payments shall be made under such subordinated debt except from monies held in the Distribution Account and that are permitted to be distributed pursuant to the Accounts Agreement; and (D) such subordinated debt shall not impose covenants on the Borrower, and (2) the aggregate principal amount of such Indebtedness does not at any time exceed $500,000,000 in the aggregate;

(g)
trade or other similar Indebtedness of the Borrower incurred in the ordinary course of business, which is (1) not more than ninety (90) days past due, or (2) being contested in good faith and by appropriate proceedings;

(h)
contingent liabilities of the Borrower incurred in the ordinary course of business, including the acquisition or sale of goods, services, supplies or merchandise in the normal course of business, the endorsement of negotiable instruments received in the normal course of business and indemnities provided under any of the Transaction Documents;

(i)	any obligations of the Borrower under Permitted Hedging Agreements;

(j)
to the extent constituting Indebtedness, indebtedness of the Borrower arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course or other cash management services in the ordinary course of business;

(k)
to the extent constituting Indebtedness, obligations of the Borrower in respect of performance bonds, bid bonds, appeal bonds, surety bonds, indemnification obligations, obligations to pay insurance premiums, take-or-pay or take-or-deliver obligations contained in supply agreements, cash deposits incurred in connection with natural gas purchases and similar obligations incurred in the ordinary course of business;

(l)	Indebtedness of the Borrower in respect of any bankers’ acceptance, letter of credit, warehouse receipt or similar facilities entered into in the ordinary course of business;

(m)	Indebtedness of the Borrower in respect of netting services, overdraft protections and otherwise in connection with deposit accounts;

(n)	Indebtedness of the Borrower in an amount not to exceed $250,000,000 to finance the restoration of the Project following an Event of Loss;

Sch. 8.1 - 14

(o)	Indebtedness of the Borrower consisting of the financing of insurance premiums in customary amounts consistent with the operations and business of the Borrower in the ordinary course of business;

(p)	Indebtedness of the Borrower outstanding on the date hereof that was permitted to be incurred under the Common Terms Agreement as in effect on the date hereof; and

(q)
the incurrence by the Borrower of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (q), not to exceed $250,000,000.

For purposes of determining compliance with this Section 2.5, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness pursuant to clauses (a) through (q) of this Section 2.5, the Borrower will be permitted to classify or divide such item of Indebtedness on the date of its incurrence, or later reclassify or redivide all or a portion of such item of Indebtedness, in any manner that complies with this Section 2.5. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles will not be deemed to be an incurrence of Indebtedness for purposes of this Section 2.5; provided, in each such case, that the amount of any such accrual, accretion or payment is included in Debt Service of the Borrower as accrued. Notwithstanding any other provision of this Section 2.5 the maximum amount of Indebtedness that the Borrower or any Restricted Subsidiary may incur pursuant to this Section 2.5 shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.
The amount of any Indebtedness outstanding as of any date will be:

(1)	the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2)	in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the least of:

(A)	the Fair Market Value of such asset at the date of determination;

(B)	the amount of the Indebtedness of the other Person; and

(C)	the principal amount of the Indebtedness, in the case of any other Indebtedness.

2.6.	Development Expenditures
The Borrower shall not make any Development Expenditures except Permitted Development Expenditures. All assets or property built or acquired with Development Expenditures shall

Sch. 8.1 - 15

constitute Collateral except as provided in the Cooperation Agreement, the Water Agreement or the Security Documents or for contributions in aid of construction in connection with gas interconnection or metering facilities under gas interconnection or metering agreements.

2.7.	[Reserved]

2.8.	Limitation on Liens
The Borrower shall not create, assume, incur, permit or suffer to exist any Lien upon the Collateral, whether now owned or hereafter acquired, except for the Permitted Liens.

2.9.	Project Documents.

(a)
The Borrower shall not, without the prior written consent of the Required Secured Parties in consultation with the Independent Engineer, (i) suspend, cancel or terminate any Material Project Document or Government Approval applicable to the Borrower or the Development or consent to or accept any cancellation or termination thereof, (ii) sell, transfer, assign (other than pursuant to the Security Documents and other than any assignment by Cheniere LNG O&M Services, LLC of its rights and obligations under the O&M Agreement by the Manager of its rights and obligations under the Management Services Agreement, in each case to an Affiliate of the Borrower that has access to sufficient experienced personnel to perform their respective obligations thereunder) or otherwise dispose of (by operation of law or otherwise) or consent to any such sale, transfer, assignment or disposition of any part of its interest in or rights or obligations under or any Material Project Party’s interest in or rights or obligations under any Material Project Document or Government Approval (other than the sub-license of any EPC Contract-related intellectual property rights to an Affiliate of the Borrower and other than the collateral assignment pursuant to the CCTPL Consent Agreement), (iii) waive any material default under, or material breach of, any Material Project Document or waive, forgive, compromise, settle or release any material right, interest or entitlement, howsoever arising, under, or in respect of, any Material Project Document, (iv) initiate or settle a material arbitration proceeding under any Material Project Document or Government Approval, (v) agree to or petition, request or take any other material legal or administrative action that seeks, or could reasonably be expected, to Impair any Material Project Document or Government Approval, (vi) amend, supplement or modify or in any way vary, or agree to the variation of, the FOB Sale and Purchase Agreements, the EPC Contracts or the Sabine Pass TUA or any material Government Approval in a manner that, taken as a whole, is adverse in any material respect to the Secured Parties (provided that the Borrower may (x) amend or modify any conditions of such Government Approvals so long as such amendment or modification is not materially more restrictive or onerous on the Borrower or could not reasonably be expected to have a Material Adverse Effect, or (y) seek the satisfaction or waiver of such conditions without the prior written consent of the Required Secured Parties) or of the performance of any material covenant or obligation by any other Person under any such agreement (other than Change Orders, which Change Order protocol is addressed in Section 2.13 of Schedule 8.01 (EPC

Sch. 8.1 - 16

and Construction Contracts)) or (vii) amend, supplement or modify or in any way vary, or agree to the variation of, a Material Project Document (other than the FOB Sale and Purchase Agreements, the EPC Contracts and the Sabine Pass TUA) or of the performance of any covenant or obligation by any other Person under any such Material Project Document, in each case, in a manner that, taken as a whole, is adverse in any material respect to the Secured Parties.

(b)
Except for (i) any documents relating to Working Capital Debt entered into upon satisfaction of the conditions set forth in Section 2.4 (Working Capital Debt) of the Common Terms Agreement, (ii) any documents relating to PDE Debt entered into upon satisfaction of the conditions set forth in Section 2.5 (PDE Debt) of the Common Terms Agreement, (iii) any documents relating to Permitted Refinancing Indebtedness entered into upon satisfaction of the conditions set forth in Section 2.6 (Replacement Debt) of the Common Terms Agreement and (iv) any Approved Train 6 Sale and Purchase Agreement, the Borrower shall not enter into any Additional Material Project Document if entry into such Additional Material Project Document is, taken as a whole, adverse in any material respect to the Secured Parties without the prior written consent of the Required Secured Parties, provided, that the Borrower shall, in connection with its request for the written consent of the Required Secured Parties, (A) deliver to the Common Security Trustee and each Secured Debt Holder Group Representative copies of all such proposed Additional Material Project Documents not less than five (5) Business Days prior to the proposed execution thereof and (B) use commercially reasonable efforts to deliver to the Common Security Trustee and each Secured Debt Holder Group Representative copies of all proposed Ancillary Documents relating to any such Additional Material Project Document in form and substance satisfactory to the Common Security Trustee prior to the execution of such Additional Material Project Document.

(c)
Without prejudice to Section 2.9(a) (Project Documents, Etc.) of this Schedule 8.01, the Borrower shall not, without the prior written consent of the Required Secured Parties, agree to any early termination or amendment, modification, or variation of the Total TUA or of the performance of any covenant or obligation by any other Person under the Total TUA, which, amendment, modification or variation could reasonably be expected to have a Material Adverse Effect.

(d)
The Borrower shall take all actions required and all other steps reasonably requested by the Common Security Trustee to cause each Material Project Document and Additional Material Project Document entered into after the Closing Date to be or become subject to the Lien of the Security Documents (whether by amendment to any Security Document or otherwise) and deliver or cause to be delivered to the Common Security Trustee all Ancillary Documents related thereto, in each case, within a commercially reasonable time, but in no event later than thirty (30) days following the execution of such Material Project Documents or Additional Material Project Document.

(e)	The Borrower shall not permit any counterparty to a Material Project Document to substitute, diminish or otherwise replace any performance security, letter of credit

Sch. 8.1 - 17

or guarantee supporting such counterparty’s obligations thereunder except in compliance with the applicable provisions of such Material Project Document or unless such substitution or replacement is of equal or higher value.

2.10.	Terminal Use Agreements
The Borrower shall not issue to Cheniere Energy Investments, LLC any notice pursuant to the Terminal Use Rights Assignment and Agreement specifying the Liquefaction Start Date (as defined therein) unless on or prior to such specified Liquefaction Start Date, the Borrower shall be entitled to begin to receive payment of Monthly Sales Charges.

2.11.	Transactions with Affiliates
The Borrower shall not directly or indirectly enter into any transaction that is otherwise permitted hereunder with or for the benefit of an Affiliate (including guarantees and assumptions of obligations of an Affiliate) except (a) Project Documents executed on or prior to the Closing Date, (b) agreements required or contemplated by the Material Project Documents, (c) Permitted Indebtedness that is Subordinated Indebtedness, (d) to the extent required by applicable Government Rule, (e) insurance agreements and arrangements permitted by the CQP Corporate Property Policy (as defined in the Third Omnibus Amendment) and (f) agreements entered into on terms no less favorable to the Borrower than the Borrower would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate of a Loan Party or if there is no comparable arm’s length transaction, then on terms reasonably determined by the Board of Managers of the Borrower to be fair and reasonable.

2.12.	Accounts

(a)
Other than Permitted Investments held in accordance with the Accounts Agreement for which the Borrower is a beneficiary, the Borrower shall not open or maintain, or permit or instruct any other Person to open or maintain on its behalf, or use or be the beneficiary of any account other than (i) the Accounts, (ii) the Excluded Unsecured Accounts and (iii) an account holding Escrowed Amounts (as defined in each EPC Contract).

(b)	The Borrower shall not change the name or account number of any of the Accounts without the prior written consent of the Common Security Trustee.

(c)
For purposes of this Section 2.12, the term “Excluded Unsecured Accounts” means segregated Deposit Accounts (as defined in Article 9 of the UCC) constituting (and the balance of which consists solely of funds set aside in connection with) margin accounts for Permitted Hedging Agreements of the type described in clause (b) of the definition thereof (including the funds or other property held in or maintained in any such account), entered into in the ordinary course of business, for so long as each such Permitted Hedging Agreement does not constitute a Secured Gas Hedge.

Sch. 8.1 - 18

2.13.	EPC and Construction Contracts
The Borrower shall not:

(a)
except for Change Orders specified in Schedule 7.13 of the Common Terms Agreement, initiate or consent to (without the consent of the Required Senior Lenders in consultation with the Independent Engineer) any Change Order that:

(i)	on or after the Fifth Omnibus Amendment Effective Date, increases the contract price of any of the EPC Contracts as of the Closing Date; provided, that:

(A)
the Borrower may, without the consent of the Required Senior Lenders and subject to clauses (ii) through (xi) of this Section 2.13(a), enter into any Change Order or make payment of any claim under any of the EPC Contracts, if (aa) the amount of any such Change Order or payment is less than twenty-five million Dollars ($25,000,000) and the aggregate of all such Change Orders or payments with respect to such EPC Contract (together with any Change Orders under the EPC Contracts entered into after the Closing Date) is less than one hundred million Dollars ($100,000,000) and (bb) the Senior Facility Agent has received an IE Confirming Certificate;

(B)
if an event of Force Majeure or Change in Law (as each such term is described in the respective EPC Contract) prompts the EPC Contractor to request a Change Order to which it is entitled under the terms of the applicable EPC Contract, the Borrower shall be entitled to authorize such change without first obtaining the consent of the Required Senior Lenders if the amount of such change is within the remaining Contingency set forth in the Construction Budget, or to the extent that such amount exceeds the remaining Contingency, the Borrower has an additional source of funds for such excess amount in addition to any equity funds received on or prior to the Closing Date on terms reasonably satisfactory to the Common Security Trustee, provided, further, that any such change shall be subject to clauses (ii) through (xi) of this Section 2.13(a);

(C)
the Borrower may enter into any Change Order under any of the EPC Contracts for amounts in excess of the amounts specified in clause (a)(i)(A) above but subject to clauses (ii) through (xi) of this Section 2.13(a); provided, that with respect to this clause (C):

(1)
the Borrower or any other Person on behalf of the Borrower shall have transferred to the Common Security Trustee for deposit into the Construction Account equity funds provided by the Pledgor or the Sponsor in an amount that is in addition

Sch. 8.1 - 19

to any equity funds provided to the Borrower on or prior to the Closing Date and otherwise sufficient to pay the maximum amount that may become due and payable pursuant to such Change Order, provided further, that no such deposit shall be required in connection with any such Change Order, the amount and subject matter of which is included as an unallocated Contingency line item or which constitutes a utilization of any portion of the unallocated Contingency reflected in the Construction Budget; and

(2)	the Common Security Trustee shall have received an IE Confirming Certificate; and

(D)
the Borrower may, without the consent of the Required Senior Lenders, enter into any Change Order, make payment of any claim under any of the EPC Contracts and/or modify the Construction Budget to the extent the Borrower has certified in writing to the Senior Facility Agent that such amounts are paid for using Distributable Cash;

(ii)
extends the Guaranteed Substantial Completion Date for any train of the Project (except as permitted by clause (b) of the definition of the Guaranteed Substantial Completion Date) or could reasonably be expected to materially adversely affect the likelihood of achieving Substantial Completion for any train of the Project by such date;

(iii)
except as a result of a buydown of the Performance Guarantees pursuant to Section 11.4 (Minimum Acceptance Criteria and Performance Liquidated Damages) of the relevant EPC Contract which is otherwise permitted pursuant to the terms hereof or as a result of a Change Order to which the EPC Contractor is entitled under such EPC Contract for a Change in Law (as defined in such EPC Contract) (and provided that the Independent Engineer consents (which consent shall not be unreasonably withheld, conditioned or delayed) to the Borrower’s consent to such Change Order pursuant to Section 6.2.C of such EPC Contract), modifies the Performance Guarantees, any other performance guarantee of the EPC Contractor or the criteria or procedures for the conduct or measuring the results of the Performance Tests (as each capitalized term used in this clause and not otherwise defined in this Agreement is defined in such EPC Contract);

(iv)
adjusts the Payment Schedules (other than as a result of a Change Order permitted by Section 2.13(a)(i) above or as otherwise permitted by this Agreement), adjusts the amount of or timing (including, without limitation, any adjustment of the Schedule Bonus Date for SP1, the Schedule Bonus Date for SP2, the Schedule Bonus Date for SP3 or the Schedule Bonus Date for SP4, but excluding the Schedule Bonus Date for SP6 under Section 13.2.C (Schedule Bonus) of the applicable EPC Contract) for payment of the

Sch. 8.1 - 20

Schedule Bonus (as each such term is defined in the applicable EPC Contract), or otherwise agree to any additional bonus to be paid to the EPC Contractor (excluding the Schedule Bonus Date for SP6 under Section 13.2.C (Schedule Bonus) of the Stage 4 EPC Contract); provided, that any adjustment of the Schedule Bonus Date for SP5 shall be permitted without the consent of the Required Senior Lenders if the revenues received by the Borrower from the operation of the first four trains or five trains, respectively, of the Project prior to Substantial Completion of the fifth train or sixth train, respectively, of the Project are equal to or greater than the revenues projected to be received during such period under the Construction Budget (in each case, after giving effect to the payment of such additional bonus which shall be paid solely from such revenues);

(v)
causes any material component or material design feature or aspect of the Project to materially deviate in any fundamental manner from the description thereof set forth in the schedules, exhibits, appendices or annexes to the relevant EPC Contract (other than as the result of a Change Order which is permitted by Section 2.13(a)(i) above or otherwise permitted by this Agreement);

(vi)
except as a result of a Change Order to which the EPC Contractor is entitled under the relevant EPC Contract for a Change in Law (as defined in such EPC Contract) or force majeure (and provided that the Independent Engineer consents (which consent shall not be unreasonably withheld, conditioned or delayed) to the Borrower’s consent to such force majeure Change Order pursuant to Section 6.2.C of the EPC Contract), diminishes or otherwise alters in any material respect the EPC Contractor’s liquidated damages obligations under the EPC Contract;

(vii)
except as a result of a Change Order to which the EPC Contractor is entitled under the relevant EPC Contract for a Change in Law (as defined in such EPC Contract) or force majeure (and provided that the Independent Engineer consents (which consent shall not be unreasonably withheld, conditioned or delayed) to the Borrower’s consent to such force majeure Change Order pursuant to Section 6.2.C of such EPC Contract), waives or alters the provisions under the relevant EPC Contract relating to default, termination or suspension or the waiver by the Borrower of any event that, with the giving of notice or the lapse of time or both, would entitle the Borrower to terminate such EPC Contract, provided that the Independent Engineer’s consent shall not be required for any waiver by the EPC Contractor of any termination right arising from such force majeure;

(viii)
except as a result of a Change Order to which the EPC Contractor is entitled under the relevant EPC Contract for a Change in Law (as defined in such EPC Contract), adversely modifies or impairs the enforceability of any warranty under such EPC Contract; provided, that this clause shall not

Sch. 8.1 - 21

preclude the Borrower from waiving warranties with respect to immaterial items comprising the Work under such EPC Contract;

(ix)
except as a result of a Change Order to which the EPC Contractor is entitled under the relevant EPC Contract for a Change in Law (as defined in such EPC Contract) (and provided that the Independent Engineer consents (which consent shall not be unreasonably withheld, conditioned or delayed) to the Borrower’s consent to such Change Order pursuant to Section 6.2.C of such EPC Contract), impairs the ability of the Project to satisfy the Performance Tests;

(x)	results in the revocation or adverse modification of any material Government Approval; or

(xi)	causes the Project not to comply in all material respects with applicable Government Rule or the Borrower’s Contractual Obligations;

(b)
approve any plan under Section 11 (Completion) of any of the EPC Contracts without the consent of the Common Security Trustee (in consultation with the Independent Engineer); provided, however, that the Common Security Trustee shall use reasonable efforts to promptly review all relevant documentation provided to it by the Borrower (and shall request the Independent Engineer to do the same);

(c)
certify to, consent to or otherwise request or permit through a Change Order or otherwise without the consent of the Common Security Trustee (in consultation with the Independent Engineer) the occurrence of Substantial Completion or Ready for Start Up with respect to each train of the Project, or make any election to take care, custody and control of the Project (or any portion thereof) pursuant to Section 11.4.B (Minimum Acceptance Criteria and Performance Liquidated Damages) (or any other provision thereof) of any of the EPC Contracts; provided, however, that the Common Security Trustee shall use reasonable efforts to promptly review all relevant documentation provided to it (directly or indirectly) by the Borrower (and shall request the Independent Engineer to do the same);

(d)
collect on an EPC Letter of Credit under Section 7.8 (Procedure for Withholding, Offset and Collection on the Letter of Credit) of any of the EPC Contracts unless there are no future payments owed to the EPC Contractor against which the Borrower may offset the amounts due to the Borrower under such Section 7.8; or

(e)	without consent of the Common Security Trustee (in consultation with the Independent Engineer not to be unreasonably withheld, conditioned or delayed):

(i)
initiate or consent to any (A) Change Order that directly or indirectly specifies the capital spare parts to be delivered to the Site by the EPC Contractor pursuant to Section 3.4.B (Capital Spare Parts) of the Stage 1 EPC Contract, taking into account any other capital spare parts that the Borrower intends

Sch. 8.1 - 22

to acquire directly, or (B) material change to a two (2) year inventory of such capital spare parts; or

(ii)	consent to any initial integration plan proposed by the EPC Contractor under Section 3.25.B (Scheduled Activities) of any of the EPC Contracts.

2.14.	GAAP
The Borrower shall not change (i) its accounting or financial reporting policies other than as permitted in accordance with GAAP, or (ii) its Fiscal Year without the prior written consent of the Required Senior Lenders.

2.15.	Use of Proceeds; Margin Regulations
The Borrower shall not use any part of the proceeds of any Secured Debt to purchase or carry any Margin Stock (as defined in Regulation U of the Board) or to extend credit to others for the purpose of purchasing or carrying any Margin Stock. The Borrower shall not use the proceeds of any Secured Debt in a manner that could violate or be inconsistent with the provisions of Regulations T, U or X of the Board, or any regulations, interpretations or rulings thereunder.

2.16.	Permitted Investments
The Borrower shall not make, and shall not instruct the Common Security Trustee to make, any Investments except Permitted Investments.

2.17.	Hedging Arrangements
The Borrower shall not enter into any Hedging Agreements other than Permitted Hedging Agreements, and in the case of the Interest Rate Protection Agreements, with a Qualified Counterparty.

2.18.	Environmental Matters
Except as could not reasonably be expected to have a Material Adverse Effect, the Borrower shall not Release, or permit the Release of Hazardous Materials at the Project in violation of applicable material Government Rules or material Government Approvals.

2.19.	Guarantees
The Borrower shall not, directly or indirectly, create, incur or assume or otherwise be or become liable with respect to any Guarantee which could result in a liability to the Borrower in excess of two million Dollars ($2,000,000).

2.20.	Gas Purchase Contracts and LNG Sales Contracts

(a)
The Borrower shall not enter into gas purchase contracts with firm receipt obligations for a volume of gas in excess of that which is required for the Borrower to be able to meet its obligations under the FOB Sale and Purchase Agreements, the CMI LNG

Sch. 8.1 - 23

Sale and Purchase Agreement and any other LNG sales agreements entered into as permitted hereunder.

(b)
The Borrower shall not enter into any LNG sales contracts except for (i) the FOB Sale and Purchase Agreements, (ii) the CMI LNG Sale and Purchase Agreement, (iii) LNG sales contracts with counterparties who at the time of execution of the contract (A) have an Investment Grade Rating from at least one Acceptable Rating Agency, or who provide a guaranty from an affiliate with at least one of such ratings or (B) have a direct or indirect parent with an Investment Grade Rating from at least one Acceptable Rating Agency and either the counterparty or an affiliate of such counterparty who is providing a guaranty has a tangible net worth in excess of $15,000,000,000, (iv) LNG sales contracts with a term of less than five years and greater than one year with counterparties who do not at the time of execution of the contract have an Investment Grade Rating from at least one Acceptable Rating Agency to the extent the counterparty provides a letter of credit from a financial institution rated at least A- by S&P or A3 by Moody’s (or, if any of such entities ceases to provide such ratings, the equivalent credit rating from any other Acceptable Rating Agency) with respect to its estimated obligations under the contract for a period of 60 days, (v) LNG sales contracts with a term of one year or less, (vi) LNG sales contracts with counterparties who prepay (in cash) for their LNG purchase obligations under such contracts, (vii) any Approved Train 6 Sale and Purchase Agreement or (viii) LNG sales contracts otherwise approved by the Required Secured Parties; provided, that in the case of clauses (iii), (iv), (v), (vi), (vii) and (viii) above, performance under such contracts shall not adversely affect the ability of the Borrower to meet its obligations under any contract listed in clause (i) above.

2.21.	Sale of Natural Gas in Interstate Commerce
The Borrower shall not sell natural gas other than in interstate commerce.

Sch. 8.1 - 24